                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No.   )



Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [_]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Materials Pursuant to Section 240.14a-11(c) of
     Section 240.14a-12



                        ALASKA NORTHWEST PROPERTIES INC.

                                 ---------------

                (Name of Registrant as Specified In Its Charter)

                        ALASKA NORTHWEST PROPERTIES INC.

                                 ---------------

                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

Amount of proposed cash payment and other property to be transferred to security holders:

     $22,200,000
     Multiplied by 1/50th of 1% pursuant to rule 0-11(c)(1)
     Filing fee:    $4,440


[X]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:

                        ALASKA NORTHWEST PROPERTIES INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            To approve the Merger of

                              UNDER THE RADAR, INC.

                                  with and into

                        ALASKA NORTHWEST PROPERTIES INC.

To the Record Holders of Common Shares
of Alaska Northwest Properties Inc.:



     NOTICE IS HEREBY GIVEN pursuant to Sections 10.06.410 and 10.06.544 of the Alaska Corporations Code (the "ACC") that on March 11, 1997 a special meeting (the "Meeting") of holders of shares of common stock, par value $1.00 (the "Shares") of Alaska Northwest Properties Inc., an Alaska corporation ("Company"), of record on February 12, 1997 (the "Record Date"), will be held at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington 98104 at 10:00 a.m., Seattle, Washington time, to consider:



       (i) the adoption and approval of (A) the merger (the "Merger") of Under the Radar, Inc., an Alaska corporation ("UTR"), into Company, as contemplated by that certain Agreement and Plan of Reorganization by and among Company, UTR, ANP, LLC, a Washington limited liability company ("LLC") and James H. and Bobbie Jannard ("Jannard"), dated November 18, 1996 (the "Reorganization Agreement"), and (B) the Articles of Merger and Plan of Merger between UTR and Company (the "Merger Agreement"). (Pursuant to the Merger, if effectuated, each shareholder will receive approximately $410 per Share; and


       (ii) such other matters as may properly be brought before the Meeting.


     It is anticipated that the Merger will be effected on March 13, 1997, or as soon thereafter as practicable.



     In the event that the Merger is approved and the other conditions set forth in the Reorganization Agreement are satisfied or waived, prior to the effective time of the Merger, pursuant to a certain Agreement and Plan of Distribution dated December 11, 1996 (the "Plan of Distribution"), Company will distribute all of Company's assets and liabilities, other than the Island, as well as the Additional Properties received from Jannard (See "THE SPIN-OFF DISTRIBUTION") to LLC in exchange for all of the interests of LLC (the "LLC Interests") (the "Spin-Off"). After effecting the Spin-Off, the Board of Directors will then declare a dividend of the LLC Interests at the rate of one LLC Interest for each 50 Shares of Company, or cash in lieu of fractional LLC Interests (the "Spin-Off Distribution"). Although under Alaska law no vote of Company shareholders is required, or is being requested, in connection with the Spin-Off Distribution, A VOTE IN
FAVOR OF THE MERGER WILL HAVE THE EFFECT OF CAUSING THE SPIN-OFF AND DISTRIBUTION OF LLC INTERESTS TO OCCUR RESULTING IN SHAREHOLDERS
RECIEVING INTERESTS IN THE LLC AND/OR THE CASH EQUVALENT VALUE OF SUCH LLC INTERESTS. AS DESCRIBED IN THE PROXY STATEMENT THE LLC WILL DIFFER FROM COMPANY AS TO THE COMPOSITION OF ITS ASSETS, ITS GOVERNANCE AND TAX CONSEQUENCES. (SEE "THE SPIN OFF DISTRIBUTION" AND "ANP, LLC")



     THE COMBINED EFFECT OF THE MERGER AND THE SPIN-OFF DISTRIBUTION WILL BE THAT THE SHAREHOLDERS WILL HAVE NO EQUITY INTEREST IN COMPANY OR SPIEDEN ISLAND IF THE MERGER IS APPROVED AND ONCE THE SPIN-OFF IS CONSUMATED.


     The Board of Directors has fixed the close of business on the Record Date for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournment thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of the Meeting and only holders of record of Shares at the close of business on the Record Date are entitled to vote at the Meeting. A complete list of such shareholders will be available for examination at the offices of Company located at 19048 37th Avenue South, Seattle, Washington 98188 during normal business hours by any Company shareholder, for any purpose germane to the Meeting, for a period of 10 days prior to the Meeting.

SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.


     If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy by notifying Company's Secretary in writing at 19048 37th Avenue South, Seattle, Washington 98188, or by delivering a written notice to Company's Secretary at the meeting prior to the time the vote is taken on the Merger, and then either executing a new proxy, or voting or in person on all matters submitted at the meeting.



     If the Merger is approved, the combined effect of the Merger and Spin-Off Distribution is that holders of less than 50 Shares will receive approximately $822 per Share ($410 per Share for the Merger and $412 per Share as a Fractional LLC Cash Payment). Holders of fifty (50) or more Shares will receive approximately $410 per Share for the Merger and one (1) LLC Interest per integral of fifty (50) Shares owned. A Fractional LLC Cash Payment at the rate of $412 per Share will be paid to these holders for the Shares not comprising an even integral of fifty (50) Shares. For example:




Shares  $410/Share from                                   Fractional        Total Cash
Owned      in Merger        LLC Interests Received     LLC Cash Payment      Received
------  ---------------     ----------------------     ----------------     ----------
35          $14,350                    0                    $14,420           $28,770
100          41,000                    2                          0            41,000
110          45,100                    2                      4,120            49,220



ALL ABOVE AMOUNTS SET FORTH ARE CONSERVATIVE APPROXIMATIONS AND WILL BE FINALIZED AT THE CLOSING. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND MERGER

AGREEMENTS AND HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF COMPANY.


By order of the Board of Directors

Michael W. Shimasaki
President


February 14, 1997

                        ALASKA NORTHWEST PROPERTIES INC.

                                 Proxy Statement

                         Special Meeting of Shareholders



     This Proxy Statement is being furnished to the holders of common stock, par value $1.00 (the "Shares") of Alaska Northwest Properties Inc., an Alaska corporation ("Company"), as of February 12, 1997 (the "Record Date"), in connection with the proposed merger (the "Merger") of Under the Radar, Inc., an Alaska corporation ("UTR"), into Company, as contemplated by that certain Agreement and Plan of Reorganization by and among Company, UTR, ANP, LLC ("LLC") and James H. and Bobbie Jannard ("Jannard"), dated November 18, 1996 (the "Reorganization Agreement"). The Merger will be consummated on the terms and subject to the conditions set forth in the Reorganization Agreement which includes Articles of Merger and a Plan of Merger (collectively, the "Merger Agreement"). The Reorganization Agreement has been attached as Exhibit A to this Proxy Statement. Pursuant to and as a result of the Merger Agreement, at the effective time of the Merger (the "Effective Time"): (i) Company will continue as the surviving corporation (the "Surviving Corporation") and (ii) each of the issued and outstanding Shares (other than "Dissenting Shares" held by Dissenting Shareholders, as defined below) will be converted into the right to receive approximately $410 net per Share in cash, without interest (the "Per Share Obligation"). The exact amount of the Per Share Obligation will be determined at the Closing. In the event that the Merger and Merger Agreement are approved, and the other conditions to Closing of the Reorganization Agreement have been satisfied, immediately prior to the Effective Time of the Merger, Company will distribute certain assets and liabilities to LLC in exchange for all of the interests of LLC (the "LLC Interests"). Company will then effect a dividend of the LLC Interests, or cash in lieu of fractional LLC Interests, to Company shareholders on March 3, 1997 (the "Spin-Off Record
Date") (the "Spin-Off Distribution"). The Spin-Off Distribution will be effected pursuant to the terms of a certain Agreement and Plan of Distribution between Company and LLC dated December 11, 1996 (the "Plan of Distribution"). The Plan of Distribution has been attached as Exhibit B to this Proxy Statement. A special meeting (the "Meeting") of the shareholders of Company of record on the Record Date will be held at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington 98104 at 10:00 a.m., Seattle, Washington time, on March 11, 1997 to consider approval and adoption of the Merger and the Merger Agreement.



     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (OR THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


     The date of this Proxy Statement is February 14, 1997. This Proxy Statement and the accompanying form of proxy are being furnished by Company and were first mailed on or about February 14, 1997 to shareholders of Company as of the close of business on the Record Date.


     THE BOARD OF DIRECTORS OF COMPANY (THE "BOARD" OR THE "BOARD OF DIRECTORS"), BY THE UNANIMOUS VOTE OF ALL OF THE MEMBERS OF THE BOARD OF DIRECTORS, HAS APPROVED THE MERGER, PURSUANT TO THE MERGER AGREEMENT AND REORGANIZATION AGREEMENT, AND DETERMINED THAT THE TERMS OF THE MERGER ARE
FAIR TO, ON BOTH A SUBSTANTIVE AND PROCEDURAL BASIS, AND IN THE BEST INTERESTS OF ALL OF THE SHAREHOLDERS OF COMPANY. Under the Alaska Corporations Code (the "ACC"), adoption of any plan of merger or consolidation of Company must be approved by Company's Board of Directors and by the vote of the holders of two-thirds (2/3) of the outstanding Shares entitled to vote thereon. Furthermore, the Reorganization Agreement requires approval by a majority of the shareholders who will not receive LLC Interests and who vote at the meeting. The Board has also agreed that it will not proceed with the Merger unless it is also approved by a majority of shareholders who vote at the Meeting and who are not affiliated with the directors, officers and principal shareholders of Company, or members of their families.


     IF THE MERGER IS CONSUMMATED, LLC HAS AGREED TO ACT AS COMPANY'S PAYING AGENT (THE "PAYING AGENT"). TO RECEIVE PAYMENT AFTER THE MERGER OF THE PER SHARE OBLIGATION IN CASH (WITHOUT INTEREST), HOLDERS OF SHARES MUST DELIVER CERTIFICATES EVIDENCING SUCH SHARES ALONG WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL, TO THE PAYING AGENT AT THE ADDRESS SPECIFIED IN THE LETTER OF TRANSMITTAL. THE LETTER OF TRANSMITTAL WILL BE MAILED AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER.

     Any holder of Shares who does not wish to accept the Per Share Obligation for his Shares has the right under the ACC to dissent to the Merger and seek payment for the fair cash value of his Shares. Holders of Shares seeking such payments are referred to herein as "Dissenting Shareholders." To perfect this right, a Dissenting Shareholder must (i) make written demand for such payment to Company before the taking of the vote on the Merger and (ii) not vote in favor of the Merger. A failure to vote against the Merger will not constitute a waiver of a shareholder's right to dissent under the ACC and a vote against the Merger is not sufficient to perfect such rights under the ACC. Dissenting Shareholders are urged to carefully review this Proxy Statement and the Exhibits hereto in their entirety in considering whether to seek payment pursuant to the ACC. See "DISSENTERS' RIGHTS" and Exhibit F to this Proxy Statement.


     As of the Record Date, there were issued and outstanding 29,668 Shares. Holders of record of Shares at the close of business on the Record Date are entitled to one vote per share held on all matters submitted to a vote of shareholders. Subsequent to the consummation of the Merger, the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated and there will be no public trading market for the LLC Interests, and the Shares will be owned solely by Jannard.


     The information contained in this Proxy Statement concerning UTR has been furnished to Company by UTR, and Company assumes no responsibility for the accuracy or completeness of such information.

                              AVAILABLE INFORMATION

     Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All such reports, proxy statements and other information, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, Company's periodic reports, proxy statements and other information concerning Company should also be available for inspection at the offices of the National Association of Securities Dealers, Inc. Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The Shares are currently traded in the over-the counter market and registered under the Exchange Act. Following the Merger, there will be no public trading of the Shares or the LLC Interests. Accordingly, registration of the Shares will be terminated upon application of Company to the Commission and trading of the Shares in the over-the-counter market will cease when the Merger is consummated.

                                TABLE OF CONTENTS

                                                                            PAGE



     AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .  3
     INTRODUCTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . .  6
          General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
          Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     THE TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     PROPOSAL:  THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .  9
          Special Factors. . . . . . . . . . . . . . . . . . . . . . . . . .  9
               Purpose of Merger . . . . . . . . . . . . . . . . . . . . . .  9
               Plans for Company . . . . . . . . . . . . . . . . . . . . . .  9
               Effects of the Merger . . . . . . . . . . . . . . . . . . . . 10
               Recommendation of the Board and Reasons for the Merger. . . . 11
               Tax Consequences of the Merger. . . . . . . . . . . . . . . . 14
               Interest of Certain Persons in the Merger . . . . . . . . . . 15
               Interest in Securities of Company . . . . . . . . . . . . . . 16
          Information Concerning Company . . . . . . . . . . . . . . . . . . 16
          Information Concerning UTR and Jannard . . . . . . . . . . . . . . 17
          Background of the Merger . . . . . . . . . . . . . . . . . . . . . 18

          Structure of the Merger. . . . . . . . . . . . . . . . . . . . . . 21
          Accounting Treatment of the Merger . . . . . . . . . . . . . . . . 21
          Financing the Acquisition. . . . . . . . . . . . . . . . . . . . . 22
          Sale of the Additional Properties. . . . . . . . . . . . . . . . . 22
          The Reorganization Agreement . . . . . . . . . . . . . . . . . . . 23
     DISSENTERS' RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     THE SPIN-OFF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . 31
          Purpose of the Spin-Off Distribution . . . . . . . . . . . . . . . 31
          The Spin-Off Distribution. . . . . . . . . . . . . . . . . . . . . 31
               Tax Consequences of the Spin-Off Distribution . . . . . . . . 34
     ANP, LLC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
          General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
          The LLC Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 37
          Income Tax Consequences of Being an Interest Holder or Member
          of LLC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     COMPARISON OF CORPORATION LAWS OF ALASKA AND LIMITED LIABILITY
     COMPANY LAWS IN WASHINGTON. . . . . . . . . . . . . . . . . . . . . . . 53
     MARKET PRICES OF AND DIVIDENDS ON STOCK . . . . . . . . . . . . . . . . 55
     SELECTED FINANCIAL INFORMATION CONCERNING COMPANY . . . . . . . . . . . 56
     ALASKA NORTHWEST PROPERTIES INC.:  MANAGEMENT'S
     DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . 57
          Three Years Ended December 31, 1993, 1994, and 1995. . . . . . . . 57
               Real Estate and Note Collection Activities. . . . . . . . . . 57
               Results of Operations . . . . . . . . . . . . . . . . . . . . 58
               Investment Activities . . . . . . . . . . . . . . . . . . . . 59
               Liquidity and Capital Resources . . . . . . . . . . . . . . . 59
               Effect of Recently Issued Accounting Standards. . . . . . . . 60
          Nine Months Ended September 30, 1995 and 1996. . . . . . . . . . . 60
               Real Estate and Note Collection Activities. . . . . . . . . . 60
               Results of Operations . . . . . . . . . . . . . . . . . . . . 60
               Liquidity and Capital Resources . . . . . . . . . . . . . . . 61
     INDEPENDENT PUBLIC ACCOUNTANTS. . . . . . . . . . . . . . . . . . . . . 61
     SHAREHOLDERS' PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . 62
     COMPANY FINANCIAL INFORMATION AND PRO FORMA FINANCIAL
     INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63


EXHIBITS:

EXHIBIT A   Agreement and Plan of Reorganization
EXHIBIT B   Agreement and Plan of Distribution
EXHIBIT C   Pro Forma Closing Schedule
EXHIBIT D   Dissenters' Rights
EXHIBIT E   Limited Liability Company Agreement of ANP, LLC

                                  INTRODUCTION


     This Proxy Statement is being furnished to Company's shareholders as of the Record Date in connection with the solicitation of proxies from holders of Shares by the Board of Directors of Company for use at the Meeting to consider the proposed Merger of UTR with and into Company pursuant to the Merger Agreement. The Merger will be consummated on the terms and subject to the conditions set forth in the Reorganization and Merger Agreements, as a result of which, at the Effective Time (i) Company will continue as the Surviving Corporation (owned solely by the shareholder(s) of UTR), and (ii) each Share issued and outstanding (other than Dissenting Shares) will be converted into the right to receive the Per Share Obligation (approximately $410 per Share) in cash, without interest.




     The Meeting will be held on March 11, 1997 at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington 98104 at 10:00 a.m., Seattle, Washington time.


     The purpose of the Meeting is to consider and vote upon: (i) a proposal to approve and adopt the Merger Agreement, and (ii) such other matters as may properly be brought before the Meeting.

     Only holders of record of Shares at the close of business on the Record Date are entitled to vote at the Meeting. On such date, there were 29,668 Shares outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Meeting. All shareholders of Company are entitled to notice of the Meeting.

     TO RECEIVE PAYMENT AFTER THE MERGER OF THE PER SHARE OBLIGATION (WITHOUT INTEREST) PER SHARE, HOLDERS OF SHARES MUST DELIVER CERTIFICATES EVIDENCING SUCH SHARES ALONG WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL TO THE PAYING AGENT AT THE ADDRESS SPECIFIED IN THE LETTER OF TRANSMITTAL.


     In the event that the Merger and Merger Agreement are approved, and the other conditions to Closing of the Reorganization Agreement have been satisfied, immediately prior to the Effective Time of the Merger and subject to the conditions of the Plan of Distribution, the Spin-Off Distribution. Pursuant to the Plan of Distribution, Company will distribute certain assets and liabilities to LLC in exchange for all of the LLC Interests. Company will then effect a dividend of the LLC Interests, and/or cash in lieu of fractional LLC Interests, to Company shareholders on March 3, 1997 (the "Spin-Off Record Date"). No vote of Company shareholders is required, or is being requested, in connection with the Spin-Off Distribution.


     Company expects that the Spin-Off Distribution and the Merger will be consummated as promptly as practicable after the Meeting, assuming that the conditions to the Spin-Off Distribution, as set forth in the Plan of Distribution, have been satisfied and that the conditions to the Merger, as set forth in the Reorganization Agreement, have been satisfied. (See "PROPOSAL: THE
MERGER:   The Reorganization Agreement--The Merger" and "THE SPIN-OFF
DISTRIBUTION").

     Any Dissenting Shareholder has the right under the ACC to seek an appraisal of and be paid the fair value of his Shares, together with a fair rate of interest, if any, to be paid thereon. In order to perfect such right of payment, a Dissenting Shareholder must (i) make a written demand for such payment to Company before the taking of the vote on the Merger and (ii) not vote his Shares in favor of the Merger. Such demand must be sent to Company at 19048 37th Avenue South, Seattle, Washington 98188, Attention: Corporate Secretary. A failure to vote against the Merger will not constitute a waiver of a shareholder's right to dissent under the ACC and a vote against the Merger is not sufficient to perfect such rights under the ACC. (See "DISSENTERS' RIGHTS" and Exhibit D to this Proxy Statement).

     The accompanying Notice of Special Meeting of Shareholders constitutes the notice to Dissenting Shareholders required by Section 10.06.576(c) of the ACC.

     Dissenting Shareholders are urged to carefully review this Proxy Statement and the Exhibits hereto in their entirety in considering whether to seek any payment pursuant to the ACC. If a Dissenting Shareholder does not perfect his right to payment with respect to his Shares before the taking of the vote on the Merger, such Shares will be converted into the right to receive the Per Share Obligation at the Effective Time. (See "DISSENTERS' RIGHTS" and Exhibit D to this Proxy Statement).


     The Shares are currently traded on the over-the-counter market and registered under the Exchange Act. Following the Merger, there will be no public trading of the Shares or the LLC Interests. Accordingly, registration of the Shares will be terminated upon application of Company to the Commission and the ability to trade the Shares in the over-the-counter market will cease when the Merger is consummated.


                               THE SPECIAL MEETING


GENERAL



     The Meeting will be held at 10:00 a.m., local time, on March 11, 1997, at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington 98104, for the purpose of approving and adopting the Merger Agreement, as required under Alaska law.



     Only holders of record of Shares outstanding at the close of business on the Record Date (February 12, 1997) are entitled to vote at the Meeting.


     On the Record Date, there were approximately 705 holders of record of Shares, with 29,668 Shares issued and outstanding. Each Share entitles the holder thereof to one vote on each matter submitted for shareholder approval. On the Record Date, the directors and executive officers of Company held 14,747 Shares or 49.7% of the Shares.

     The presence, in person or by proxy, at the Meeting of the holders of a majority of the Shares outstanding and entitled to vote at the Meeting is necessary to constitute a quorum at the meeting. Under the ACC, the affirmative vote of the holders of two-thirds (2/3) of the Shares outstanding and entitled to vote thereon at the Meeting is required to approve the Merger and the

Merger Agreement. In determining whether the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against the Merger and the Merger Agreement.

     At the date of this Proxy Statement, the Board of Directors of Company do not know of any business to be presented at the Meeting other than as set forth in the notice accompanying this Proxy Statement. If any other matters should properly come before the Meeting in accordance with the Bylaws of Company, it is intended that the Shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

     All properly executed proxies that are not revoked will be voted at the Meeting in accordance with the instructions contained therein. If a holder of Shares executes and returns a proxy and does not specify otherwise, the Shares represented by such proxy will be voted "for" approval and adoption of the Merger Agreement in accordance with the recommendation of the Board of Directors of Company. A holder of Shares who has executed and returned a proxy may revoke it at any time before it is voted at the Meeting by: (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Corporate Secretary of Company, stating that the proxy is revoked, or (iii) attending the Meeting and voting in person.

     In addition to solicitation by mail, the directors, officers, employees and agents of Company may solicit proxies from their shareholders by personal interview, telephone, telegram or otherwise. Company will bear the costs of the solicitation of proxies from its shareholders. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold of record securities of Company for the forwarding of solicitation materials to the beneficial owners thereof. Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

VOTE REQUIRED

     The ACC requires that the adoption of any plan of merger or consolidation of Company must be approved by Company's Board of Directors and by the vote of the holders of two-thirds (2/3) of the outstanding Shares entitled to vote thereon. Therefore, the Merger Agreement and Merger will be approved by the shareholders upon the affirmative vote of two-thirds (2/3) of the Shares represented at the Meeting.

     Company's Board of Directors has unanimously approved the Merger, as contemplated by the Merger Agreement and the Reorganization Agreement, and the only further action of Company required to approve the Merger will be the approval by the requisite vote of shareholders described above.

     A CONDITION PRECEDENT TO THE PLAN OF DISTRIBUTION IS THE APPROVAL UNDER ALASKA LAW BY THE SHAREHOLDERS OF THE MERGER AND MERGER AGREEMENT. IN THE EVENT THAT THE MERGER AND MERGER AGREEMENT ARE NOT APPROVED, THE SPIN-OFF DISTRIBUTION, AS CONTEMPLATED IN THE PLAN OF DISTRIBUTION, WILL NOT BE EFFECTUATED.

                                 THE TRANSACTION


     James H. and Bobbie Jannard (collectively "Jannard") are interested in acquiring the principal asset of Company, Spieden Island, an Island in the San Juan Archipelago located in San Juan County, Washington (the "Island"). The agreed purchase price is $20.0 million in cash plus properties having an agreed value of $2.2 million (the "Additional Properties"). In addition to the Island, Company owns a variety of other properties and assets that Jannard is not interested in acquiring. Therefore, in structuring the transaction, the parties determined that the most cost and tax effective method to transfer ownership of the Island to Jannard would be in the form of a cash merger of UTR, a corporation organized and wholly owned by Jannard for such a purpose, with and into Company. Since Jannard was not interested in the assets of Company other than the Island, prior to the effectiveness of the Merger, Company agreed to cause the other properties and assets, including the Additional Properties, to be removed from Company.



     The transaction recommended by the Board contemplates a contribution of all of Company's assets and liabilities, other than the Island and a nonrecourse note payable by Company to Jannard in the amount of $2.2 million (the "Note") and including the Additional Properties, into a newly created limited liability company, LLC. In exchange for such assets, LLC will issue all of its LLC Interests to Company. Such LLC Interests, or cash in lieu of fractional LLC Interests, will, if the Merger is approved, then be distributed to Company shareholders in the form of a dividend. After consummation of the Spin-Off Distribution, Company is contractually obligated to complete the Merger with UTR,a company wholly owned by Jannard, will then be consummated. After the Merger is effective Company will be the surviving corporation, will be wholly owned by Jannard, will own the Island as its sole asset and will be the sole obligor for the Note. Neither the Shareholders nor LLC will have any liability, direct or indirect, for the Note. If for any reason the Additional Properties are transferred to Company and/or LLC and the Merger does not become effective, Jannard's sole remedy under the nonrecourse Note will be to declare a default and foreclose against the Additional Properties which will have the effect or rescinding the transfer of the Additional Properties and discharging and canceling the Note with not further liability to the Shareholders, Company or LLC.


     The purpose of the transaction as currently structured is to provide liquidity and to maximize the amount of cash received by each Company shareholder upon the sale of Company's primary asset, the Island. The Board also evaluated an asset sale of the Island followed by a distribution of the proceeds to shareholders. This alternative would have involved both a taxable gain for Company and a taxable dividend for the shareholders of Company on receipt of the net distribution. Accordingly, the Board concluded that the proposed structure, which was also acceptable to UTR and Jannard, would provide the optimal amount of cash to each Company shareholder with the least amount of tax impact.



     The transaction was undertaken by the Board at this time due to: (i) the immense personal wealth created by the current level of the stock market which has generally increased the number of qualified buyers, (ii) the increased sales activities of large, unique and private parcels of land in San Juan County by wealthy individuals, and (iii) the record sales prices offered for such unique and private parcels of land in San Juan County by one such wealthy individual.



     It is a condition of Company and LLC to the Closing of the Merger that a majority of the shareholders who pursuant to the Spin-Off Distribution will not receive any units of the LLC and vote at the Meeting shall have approved the Merger. The Board has also agreed that it will not proceed with either the Spin-Off Distribution or the Merger if the Merger is not approved by a majority of the shareholders who are not "Affiliates" (i.e. the directors, principal shareholders, officers of Company, and members of their families) who vote at the Meeting.

Shareholders who do not vote in favor of the Merger may exercise dissenters rights. (See "DISSENTERS' RIGHTS".)


                              PROPOSAL:  THE MERGER

SPECIAL FACTORS

     PURPOSE OF MERGER


     The purpose of the Merger is to enable UTR to acquire the entire equity interest in Company after all assets and liabilities other than the Island and the Note have been removed from Company. Pursuant to the Merger Agreement, each outstanding Share, other than Shares held by any Dissenting Shareholders, will be converted into the right to receive the Per Share Obligation.


     PLANS FOR COMPANY

     It is expected that prior to the Merger, the business and operations of Company other than the Island will be transferred to LLC. Thereafter, the operations of LLC will be continued, other than as to the Island, substantially as they are being conducted by Company prior to the Merger. (See "ANP, LLC"). Company, as the surviving corporation, intends to use the Island for the personal use of the shareholder of the surviving corporation.

     If the Merger is consummated, the Shares will cease to be registered under the Exchange Act, transactions in Shares will not be reported in the over-the-counter market or any national stock exchange or quotation system, and the Shares will not be available for use as collateral for loans made by brokers and others. The LLC Interests will not be registered under the Exchange Act, traded in any market, or treated as a marketable security for purposes of establishing collateral for loans.


     Potential Detriments of Merger and Spin-Off Distribution

     As a result of the Merger and the Spin-Off Distribution, the principal asset of the Company, the Island, will be owned by Jannard as the sole shareholder of the Surviving Corporation. Any future appreciation in the value of the Island would not be enjoyed by Company's shareholders prior to the Merger, who will in exchange for their Shares, only receive the Per Share Obligation.

     For those receiving LLC Interests pursuant to the Spin-Off Distribution, LLC has agreed in the Reorganization Agreement to indemnify Company, as the surviving corporation, against certain liabilities relating to the Merger. In the event that such indemnification is sought and realized by Jannard, as the sole shareholder of the Surviving Corporation, Interest Holders of LLC could suffer considerable dilution to the value of their LLC Interests. However, since the contingent liabilities against which LLC has agreed to indemnify are the liabilities (known and unknown) that Company has incurred as of the Closing Date, the only difference in the potential liabilities to LLC Interest Holders is that they will bear a proportionately greater share since shareholders owning less than 50 Shares will receive all cash in the Spin-Off Distribution. (See "PROPOSAL: THE MERGER - The Reorganization Agreement - Indemnification" and "ANP, LLC")



     For those receiving LLC Interests pursuant to the Spin-Off Distribution, there is no guarantee that LLC will be able to successfully liquidate its assets in a profitable manner. As Interest Holders, any gains or losses on the sales of such properties will be allocated among the Interest Holders in proportion to their interests pursuant to the terms of the LLC Agreement (as defined below) and attached as Exhibit E hereto. (See "ANP, LLC")


     The operations of the LLC will be subject to the effective control of Ronald F. Cosgrave the present Chairman of Company who will be the sole Executive Manager of the LLC. (See "ANP, LLC" and "COMPARISON OF CORPORATION LAWS OF ALASKA AND LIMITED LIABILITY COMPANY LAWS IN WASHINGTON")


     EFFECTS OF THE MERGER

     The Merger will have the effect of eliminating the Shares of Company shareholders by converting such Shares into the right to receive the Per Share Obligation. Under Alaska law, however, shareholders who have filed timely notices of intent to dissent and who exercise dissenters' rights pursuant to Sections 10.06-576 through 10.06-582 of the ACC, will have certain rights under the ACC to dissent to the proposed Merger and receive payment of the "fair value" of their Shares. Such rights to dissent, if statutory procedures are complied with, could result in judicial determination of the fair value of the Shares required to be paid to Dissenting Shareholders. A copy of the provisions of 10.06-576 through 10.06-582 of the ACC is attached as Exhibit D to this Proxy Statement.

     According to Company's 10-K for the fiscal year ended December 31, 1995, Company's Shareholders' Equity was $9,381,203 as of December 31, 1995, and Company had a net loss of $98,190 for the twelve months ended December 31, 1995. As a result of the consummation of the Merger, Company shareholders will not have the opportunity to participate in the future earnings (if any), and profits and growth of the Surviving Corporation and will not have a right to vote on corporate matters. Jannard, as the sole shareholder of the Surviving Corporation after the Merger, will own a 100% interest in the book value and earnings of the Surviving Corporation and will benefit from any increase in the value of the Surviving Corporation following the Merger and will bear the risk of any decrease in the value of the Surviving Corporation after the Merger. Shareholders who own fifty (50) or more Shares will participate in the assets and liabilities of Company, other than the Island, to the extent spun-off prior to the effectiveness of the Merger. (See "The Spin-Off Distribution" and "ANP, LLC").

     If the Merger is consummated, the Shares will cease to be registered under the Exchange Act, transactions in Shares will not be reported on any national stock exchange or quotation system, and the Shares will not be available for use as collateral for loans made by brokers and others.



     RECOMMENDATION OF THE BOARD AND REASONS FOR THE MERGER

     In approving the Reorganization Agreement and recommending that shareholders approve the Merger, the Board considered a number of factors, and (such factors are described in detail following this summary), including:


          (a) the financial and other terms and conditions of the Reorganization Agreement. The total consideration of $22.2 million ($20 million in cash) subject to minimal conditions was viewed as extremely attractive compared to a carrying cost for the Island of approximately $3.0 million;


          (b) the possible alternatives to the Merger, including, without limitation, continuing to operate Company as an independent entity, and the risks and opportunities associated therewith. There was no evidence or persuasive argument that continuing business as usual would result in a better opportunity given the substantial risk of losing the opportunity presented by the Reorganization. The Company has been in the process of liquidating its assets for several years. Thus its prospects with respect to the Island are limited to finding a more attractive proposal. In the Board's subjective opinion, a decision to reject the Merger with UTR presented an imprudent gamble that a superior value for shareholders could be obtained in the future while exposing the shareholders to an unacceptable risk that any future proposal, if obtainable, could be yield significantly less for the shareholders;


          (c) the premium represented by the difference between the approximate value of $822 per Share (in cash and LLC Interests or cash) and recent and historical trading prices of the Shares. Prior to the announcement of the transaction, the most recent bid price for a Share was $220 and the highest bid ever was $275 per Share which occurred in the third quarter of 1996. The $822 value per Share receivable upon consummation of the transaction thus represents an approximate 300% increase in value per Share.(See "MARKET PRICES OF AND DIVIDENDS ON STOCK");



         (d) the relative illiquidity of the Island and the current marketplace for sales of large, unique and private parcels of land in San Juan County. Although real estate activity in San Juan County is at an all time high, the sale of a property such as the Island is still a very time consuming and uncertain process;



          (e) the favorable tax impact on Company shareholders from the proposed structure of the transaction. The proposed structure results in a single long term capital gain for most shareholders instead of a corporate tax and a dividend taxable at ordinary rates which would apply in a conventional sale and distribution by Company. The proposed structure and the avoidance of a corporate tax also will be directly beneficial to Company and indirectly to Jannard as its sole shareholder after the Merger;



          (f) the estimated value placed on the Island by Mr. Wally Gudgell of Gudgell Properties of $15-$18 million. The negotiated value of $22.2 million was substantially above this estimate as well as the assessed value, as determined by the Washington State Board of Tax Appeals, of approximately $8.15 million;

          (g) the fact that the terms of the Reorganization Agreement would not unduly discourage other third parties from making bona fide proposals to acquire Company subsequent to the execution of the Reorganization Agreement and, if any such proposals were made, the Board, in the exercise of its fiduciary duties, could, for a thirty day period after the date of the public announcement of the transaction, determine to provide information to and engage in negotiations with any such third party subject to the terms and conditions of the Reorganization Agreement;



          (h) the Merger and related transactions will provide holders the opportunity to convert their Shares into cash or cash plus ownership in LLC without the usual transaction costs associated with open-market sales or the potential resulting depressing effect on the market price of Shares due to the limited trading volume for Shares. (See "MARKET PRICES OF AND DIVIDENDS ON STOCK" for a discussion of the very limited historical trading volume of the Shares);



          (i) that the $22.2 million price, and a per Share value after the transaction of approximately $822 represents a considerable appreciation on the net book value per Share of $318; and



          (j) the lack of interest of any other individuals contacted informally regarding the sale of the Island, prior to negotiations with Jannard and UTR.



     The Board did not assign relative weights to the factors or determine that any factor was of particular importance. Rather, the Board viewed its position and recommendation as based on the totality of the information presented to and considered by it. After a careful review of the transaction, including the above described factors, the Board concluded that the transaction is fair to both the unaffiliated and affiliated shareholders of Company. Both the Reorganization Agreement and the Spin-Off Distribution were approved by all of the Board members, including Messrs. Maulding and Kennedy who have no employment relationship with Company. With regard to unaffiliated shareholders of Company, the Board determined that the transaction as currently structured is favorable and in the best interest of the unaffiliated shareholders for the following reasons:



           First, most of the unaffiliated shareholders will, at the Closing be entitled to receive the full cash value per Share of approximately $822 per Share, a price which represents an increase of over 300% from the last reported bid per Share prior to the announcement of the transaction. such determination takes into account the factors described above, including the essential lack of a market for the Shares prior to the announcement of the Merger. All shareholders, affiliated and unaffiliated, are being treated on the same basis, both procedurally and substantively;



           Second, the unaffiliated shareholders who own more than 50 Shares as of the Spin-Off Record Date will receive LLC interests at the same 1 to 50 ratio as the affiliated shareholders;



           Third, unaffiliated shareholders who are not otherwise entitled to receive an LLC Interests or who want to receive more LLC Interests may do so by "rounding up." (i.e., purchasing more Shares) to even multiples of 50 Shares. Unaffiliated shareholders who own 50 or more Shares and will otherwise receive one or more LLC Interests have the alternative of "rounding down" (i.e., selling one or more Share) to reduce or eliminate the receipt of LLC Interests. (See "THE SPIN-OFF DISTRIBUTION"); and



           Fourth, any shareholder that is dissatisfied with either the exchange ratio or the cash valuation of the LLC interests may pursue "dissenters rights" and seek to have their Share appraised at a higher value, provided that the shareholder must either vote against, abstain or simply vote for the Merger. (See "DISSENTERS RIGHTS").


     The Board did not undertake an appraisal of the Island for several reasons: (i) the Island is a one-of-a-kind, very unique piece of land that has been held by Company for almost 20 years and as a result its value in an arm lengths transaction is not readily ascertainable;
(ii) the Board felt that a formal appraisal could have the effect of establishing a maximum price for the Island that, under the circumstances, the Company was unwilling to accept; and (iii) the existence of few, if any, individuals or entities qualified to conduct such an appraisal.

   Since Company is in business primarily to receive the best return on the sales of its assets, the transaction presented allows Company to dispose of its primary asset for a price more than two times the book value of all of Company's assets, as discussed above. If, instead of entering into the Merger and Spin- Off Distribution, the Board instead decided to immediately liquidate its assets, the liquidation value, and related tax consequences related to such a liquidation, would not be in the best interest of the shareholders since it would have resulted in both a tax at the corporate level and a taxable dividend to most shareholders. The proposed transactions will result in a single tax at the shareholder level, which for most shareholders, will be in the form of a long-term capital gain. See "PROPOSAL: THE MERGER - Tax Consequences of the Merger" and "THE SPIN-OFF DISTRIBUTION - Tax Consequences of the Spin-Off Distribution").



     In making its decision to approve the Reorganization Agreement and the Plan of Distribution the Board does not believe that there were any actual conflicts of interests since all shareholders are being treated on the same basis. In the Plan of Distribution all shareholders will receive one
LLC Interest for each 50 Shares of Company. To the extent that either the largest or the smallest shareholder owns an integral of less than 50 Shares (e.g., between 1 and 49 Shares) each will receive the same cash payment (presently estimated at $ 412) per Share. No shareholder will receive more than $20,188 (49 x $412) in cash. Shareholders who own less than 50 Shares will receive all cash and no LLC Interests and will not be subject to risks of losses that the LLC may incur from indemnification, operations or sales of the remaining assets, but also will not participate in possible gains. In addition, any shareholder holding less than fifty (50) Shares can participate in the LLC as an Interest Holder or Member by purchasing that number of Shares in the open market, prior to the Spin-Off Record Date, such that they own at least fifty (50) Shares on the Spin-Off Record Date (March 3, 1997). Likewise, a shareholder who owns more than 50 Shares could sell enough Shares so as to receive all cash or a combination of cash and LLC Interests. No outside legal or financial representative was retained by Company to represent unaffiliated shareholders. The Board justification for this decision was based on the fact that: (i) all shareholders will receive similar value (in cash and LLC Interests or cash) for each of their Shares, (ii) a majority of the unaffiliated shareholders will in fact receive a full cash payment for the value of their Shares, liquidating their entire ownership interest before those who will receive LLC Interests in the Spin-Off Distribution, and (iii) in light of the forgoing reasons, the additional expense to retain such independent representatives, in the business judgment of the Board, was neither advisable nor could it be justified. Furthermore, Alaska law does not require retention of separate counsel or financial representatives for unaffiliated shareholders and the retention of such representatives would have made the negotiations with Jannard and UTI impossible given the brief time periods available. See "PROPOSAL: THE MERGER - Background of the Merger." Unaffiliated shareholders who wish to do so may pursue their statutory dissenters rights. (See "DISSENTERS' RIGHTS")




     The Board did not make a separate determination as to the "going concern" value due to the nature of Company's business and the fact that it has been in a liquidation mode for several years.


     For the reasons discussed above, the Board believes that the values to be received in the Merger and the Spin-Off Distribution (especially on an after tax basis) substantially exceed the value that would be received if Company was to sell all of its assets and distribute the proceeds.

     TAX CONSEQUENCES OF THE MERGER



     The following subsection was prepared by Preston Gates & Ellis LLP, counsel and tax counsel to Company. In the opinion of tax counsel, such information is, as of the date of this Proxy Statement, correct in all material respects.




     The receipt of cash pursuant to the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Merger and the aggregate tax basis in his Shares converted in the Merger. Prior to the Merger, the tax basis of the Shares held by any shareholder will be reduced to the extent that a portion of the Spin-Off Distribution constitutes a return of capital. (See "The Spin-Off Distribution" and "ANP, LLC".) Gain or loss will be calculated separately for each block of Shares converted in the Merger.


     If Shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum federal marginal tax rate of 35%.

     A shareholder (other than certain exempt shareholders including, among others, all corporations and certain foreign individuals and entities) may be subject to 31% backup withholding unless the shareholder provides its tax identification number ("TIN") to the Paying Agent and certifies that such number is correct or properly certifies that it is awaiting a TIN, unless an exemption applies. A shareholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service ("IRS").

     If backup withholding applies to a shareholder, the Paying Agent is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an income tax return.


     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS PROXY STATEMENT. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES WHICH MAY BE PRESENTED DUE TO SPECIFIC CIRCUMSTANCES APPLICABLE TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.


     INTEREST OF CERTAIN PERSONS IN THE MERGER


     Listed in the following table are the only known beneficial owners as of the Record Date of more than five percent of Company's outstanding Shares. Company knows of no other person or "group", as that term is used in Section 13(d)(3) of the Exchange Act, that is the beneficial owner of more than five percent of Company's Shares.

     Name and Address of           Amount and Nature of     Percent of
      Beneficial Owner             Beneficial Ownership      Class (a)
     -------------------           --------------------      ---------
     Ronald F. Cosgrave
     P.O. Box 68934
     Seattle, WA  98168                  13,720 (b)                 44.03

     Bruce R. Kennedy
     16430 Ambaum Blvd. S.
     Seattle, WA  98148                   4,206 (c)                 13.50

     (a) Except as otherwise indicated, beneficial ownership represents sole voting and sole investment power with respect to the Shares.
     (b) Includes 300 Shares Mr. Cosgrave has the right to acquire under stock options which are presently exercisable.

     (c) Does not include 56 shares owned by Mr. Kennedy's spouse. Mr. Kennedy disclaims any beneficial interest in the 56 shares.


     If the Merger and the Plan of Distribution are consummated, Mr. Cosgrave would receive approximately $5,625,200 in cash, 274 LLC Interests and $8,240 in cash in lieu of fractional LLC Interests. In addition, Mr. Cosgrave is the Executive Manager of LLC, and accordingly will be responsible for management of the day to day operation of LLC following the Effective Time of the Merger.
(See "The Spin-Off Distribution" and "ANP, LLC").



     If the Merger and the Plan of Distribution are consummated, Mr. Kennedy would receive approximately $1,724,460 in cash, 84 LLC Interests and $2,472 in cash in lieu of fractional LLC Interests. Mr. Kennedy will be only an interest holder or member of LLC and accordingly will not be involved in its management.


     INTEREST IN SECURITIES OF COMPANY

     None of Company's directors, officers or employees have effected any transaction in any equity security of Company during the past 60 days.

     Except as described in this Proxy Statement, including, but not limited to, the information disclosed in the section entitled "Interest of Certain Persons in the Merger" as of the date hereof: (i) there have not been any contacts, transactions or negotiations between UTR and/or Jannard and Company and/or LLC that are required to be disclosed pursuant to the rules and regulations of the Commission, and (ii) neither UTR nor Jannard has any contract, arrangement, understanding or relationship with any person with respect to any securities of Company.



     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may be applicable to the Merger. Pursuant to the requirements of Section 13(e) of the Exchange Act and Rule 13e-3 promulgated thereunder, Company, as issuer of the class of equity securities that is the subject of the Merger, LLC, Ronald F. Cosgrave, and Bruce R. Kennedy, have filed with the Commission a Schedule 13E-3, as amended (the "Schedule 13E-3"), relating to the transactions contemplated by the Merger, on the assumption that Section 13(e) and Rule 13e-3 are applicable to the Merger. The information and disclosures of Company, LLC Ronald F. Cosgrave, and Bruce R. Kennedy are required to make under Rule 13e-3 are contained in this Proxy Statement or in the Schedule 13e-3. All of the individuals filing the Schedule 13E-3 adopt the Board's analysis of the fairness of the transaction as their own.




INFORMATION CONCERNING COMPANY


     Company is an Alaska corporation with its principal executive offices located at 19048 37th Avenue South, Seattle, Washington 98188. The telephone number of such offices is (206) 433-0730.


     The principal business of Company is real estate investment and operations. Company holds for investment purposes several parcels of undeveloped land in the vicinity of Fairbanks, Alaska, as well as the Island. The primary operating properties include a facility building at the

Fairbanks International Airport, a condominium unit in Honolulu, Hawaii, and lodging facilities on the Island. The lodging facilities along with the Island will be transferred in the Merger.


     In December 1996, the Board concluded that certain properties having depreciated values should be sold for tax reasons. In anticipation of the Merger and Spin-Off Distribution, Company, through an independent real estate broker, conducted a sealed bid auction for Company's leasehold interest in the airport facilities building located in Fairbanks, Alaska (the "Airport Building") and for other miscellaneous undeveloped properties owned by Company in and around Fairbanks, Alaska. The only offer for any of these properties was a cash offer of $250,000 in cash for the Airport Building. Since this price was considerably below the assessed value of the Airport Building, the Board rejected the offer. On December 31, 1996, Company sold the Airport Building to Michael Shimasaki, a Director of Company and its President, for $450,000. This price was based on the amount Company would receive for the Airport Building if it were sold at its assessed value, less ten percent (10%). No commission was paid on the sale of the Airport Building. As a result of the sale of the Airport Building, Company recognized a gain of $262,435 which was offset by existing current net operating losses. If this sale had not been consummated prior to December 31, 1996, Company would have lost the benefit of the net operating loss. Furthermore, a sale in 1997 would have created "earnings and profits" for Company which would cause the Spin-Off Distribution to be taxable for most shareholders at a higher rate applicable to dividends rather than the long term capital gains rates which will apply to most shareholders. As part of the agreement with Mr. Shimasaki, Company or its successor in interest (LLC) will divide any gain received by Mr. Shimasaki if the Airport Building is sold by Mr. Shimasaki for more than $450,000. This sale was unanimously approved by all of the directors including the non-employee directors. The Board concluded that the use of assessed value (less 10%), and the agreement to share any subsequent gain, resulted in a fair price. This price, compared with the tax benefits that would have been lost, resulted in a transaction that was clearly in the best interest of all shareholders.



     Going forward and prior to the Closing of the Merger and the Spin-Off Distribution, Company will continue to attempt to sell its assets, with an emphasis on depreciated assets, which will result in a loss recognized in the year of the Spin-Off Distribution. See "PROPOSAL: The Merger - Tax Consequences of the Merger" above and "THE SPIN-OFF DISTRIBUTION - Tax Consequences of the Spin-Off Distribution" below.


     Set forth below under "SELECTED FINANCIAL INFORMATION CONCERNING COMPANY" is certain financial information with respect to Company. The information regarding Company is excerpted from the information contained in Company's Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, both as filed with the Commission. More comprehensive financial information is included in the section below entitled "COMPANY FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION". Additional non-financial information regarding Company is set forth below in the section "ALASKA NORTHWEST PROPERTIES INC.:
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


INFORMATION CONCERNING UTR AND JANNARD


     UTR is an Alaska corporation. It was organized November 15, 1996 for the sole express purpose of the Merger and has not conducted any unrelated activities since its organization. The principal office of UTR is located at Post Office Box 1707, Eastsound, WA 98245. Its telephone number is (360) 376-6355. All outstanding shares of capital stock of UTR are owned by James H. Jannard.

     James H. Jannard, is the founder of Oakley, Inc., a Washington corporation ("Oakley"), an innovation-driven designer, manufacturer and distributor of high-performance sunglasses and goggles. Mr. Jannard has been Chairman of the Board and President of Oakley since its inception in 1975. Mr. Jannard's address and telephone number are the same as that of UTR.

     Bobbie Jannard is the spouse of James H. Jannard's. Her address and telephone number are the same as that of UTR.

BACKGROUND OF THE MERGER

     Since approximately 1980, Company has worked to consolidate and gain total ownership of the Island believing that it would have considerable appreciation potential do to its uniqueness and the popularity of the San Juan Archipelagos. Over the years, Company has continued to maintain the Island in its natural state while generating enough income through rentals to cover operating and carrying costs associated with the Island.

     During the 1990's, several privately held islands and large parcels of waterfront property in San Juan County were sold to individuals, indicating increasing values and a demand for large, unique, and private parcels of land. In April 1996, the Board of Directors of Company instructed management to prepare a list of potential buyers of the Island who would be willing and able to pay a premium over the market value for such a unique parcel such as the Island. The Board's decision was spurred on by the tremendous wealth and disposable income generated by the stock market and by recent sales activities of large parcels in the San Juan Islands.


     In June 1996, Company distributed to representatives of William H. Gates III, Paul Allen, Orin Edson, Frank Pritt, and Scott Oki a photo journal and other information regarding the Island. These individuals have contacts to the Pacific Northwest and based on publicly available information were believed to be financially qualified to acquire as unique a property as the Island. In the following months, none of the individuals that received a photo journal demonstrated any significant interest in purchasing the Island, and no offers, formal or informal, were made for the purchase of the Island. Other than James
H. Jannard, none of the individuals who have filed the Schedule 13E-3 had any other contacts or negotiations relating to the sale of the Island.



     On September 25, 1996, management met with Robert Whitman, a representative of CB Commercial brokers of San Francisco, California. Mr. Whitman advised Company that he had been involved with many high valued and unique real estate transactions all over the United States. Company initially approached Mr. Whitman in order to evaluate whether to engage him on the marketing of the Island. The parties discussed the marketing of the Island, the use of a "sealed bid" procedure to sell the Island, and the existence of several "unnamed" potential buyers in California. None of these potential buyers ever came forward with an offer, formal or informal for the Island or Company. Because of the subsequent developments discussed below, the Company never retained Mr. Whitman to assist it in the marketing of the Island. The Company did discuss with Mr. Whitman the procedure whereby Company would accept offers during the 30 day "market check" period discussed below, however no formal or informal offers were received during this period.



     On October 3, 1996, Mr. Michael W. Shimasaki, President of Company, met with Mr. Wally Gudgell of Gudgell Properties. Mr. Gudgell, who was not retained by Company in its attempts to sell the Island, is an independent real estate agent with over 20 years of experience selling properties in and around the San Juan Islands, including the highest priced sale ($8 million) in San Juan County in 1995. Prior to this meeting, Company had no other contacts with Mr. Gudgell, but was aware of his reputation and knowledge of properties in San Juan County. At the meeting, Mr. Gudgell stated, based on his experience with the sales of unique, large parcels of property, including islands, and on other recent sales of properties in the San Juan Islands, that he believed the Island was worth between $15 and $18 million. Mr. Gudgell was not asked to nor did he prepare a formal opinion or appraisal. Mr. Gudgell has informed the Company that this estimated valuation was based primarily on the sale of the Speery Peninsula of Lopez Island. The Speery Peninsula (also known as Camp Norwester) was sold in 1996 for $8 million. According to Mr. Gudgell the Speery Pensinsula property consists of approximately 300 acres, 18,000 feet of waterfront, a lodge, campgrounds, various outbuildings and a dock. Lopez Island has regular ferry service. By contrasts the Island consists of approximately 500 acres, 42,000 feet of waterfront, a lodge, three small homes, a small marina, various outbuildings, a hangar and an airstrip, but has no ferry service.
Mr. Gudgell indicated that in arriving at his valuation estimate he did not assign any weights or apply any multiples or other formulae.



     On October 8, 1996, Mr. Gudgell informed Company of Jannard's interest in the Island and Jannard's desire to visit the Island.

     On October 15, 1996, Jannard visited the Island along with Mr. Shimasaki and Mr. Gudgell.

     On October 18, 1996, Mr. Shimasaki met with counsel to discuss the potential transaction, the disclosure obligations relating to such a transaction, and the possible structures to such a transaction.

     On October 20, 1996, Jannard visited the Island again.


     On October 21, 1996, Jannard offered to purchase the Island for $12 million in cash pursuant to a real estate purchase and sale agreement. This offer contained a provision that Jannard would pay up to $15 million for the Island, if an appraisal indicated that the value of the Island was greater than $12 million. No appraisal was undertaken primarily because the Board was not willing to sell the Island even if the appraised market value was determined to be at the high end of the perceived range. Furthermore, in the Board's judgment such appraisal could be detrimental to the negotiation process since it could be perceived as setting a price the Board was unwilling to accept or be viewed by prospective purchasers as setting a ceiling on what they should offer.


     On October 23, the Board of Directors of Company met to discuss the October 21 offer by Jannard. After considering the potential $15 million price, the Board determined that it was not in the best interests of Company and its shareholders to accept Jannard's offer. On October 25, the offer expired by its terms. The Board, along with input from management and counsel, then considered its options and agreed that Company should submit a counter-offer that was higher than Jannard's October 21 expired offer. This counter offer would be in the form of a proposed letter of intent to engage in a merger which would result in the transfer of the Island to Jannard.


     On October 26, 1996, management of Company, with Board approval, delivered a letter of intent for Jannard's consideration (the "Letter of Intent"). The Letter of Intent provided that Company would, prior to the closing of the Merger, transfer all of its assets into a newly formed limited liability company (LLC), the LLC Interests would then be distributed to Company's shareholders, and Company would then merge with a newly formed corporation owned by Jannard. The proposed asking price was $24.5 million. By its terms, the Letter of Intent would expire if not executed by the parties, November 1, 1996. The $24.5 million counter-offer was based on several factors, including the fact that the Board believed that the current market value (as defined by the $12-$15 million offer by Jannard) was too low for such an unique and one of a kind property. While there was some concern that the $24.5 might not be the best price, there was even greater concern that delay or insisting on higher price or an auction could result in the loss of the most attractive offer that was likely to be available in the forseeable future. However, Company was able to negotiate the inclusion of a "market check" provision in the Reorganization Agreement whereby Company could, during a thirty day period beginning the day the transaction was publicly announced, accept an offer that exceeded the price to be paid by Jannard.



     On October 28, 1996, after considerable negotiations between the parties, Jannard delivered a response to the Letter of Intent whereby Jannard would pay $20 million in cash and $2.2 million in other properties (the Additional Properties). On October 29, the Board of Directors met via teleconference to consider Jannard's counter-offer. After due consideration, the Board determined that the $22.2 purchase price was fair and in the best interests of the shareholders of Company, particularly for the reasons discussed above in the preceeding paragraph, and especially because of the presence of the 30 day "market check", which would allow higher offers to be pursued. The Board then instructed counsel to begin negotiating a definitive agreement that would provide for a sale of the Island to Jannard for the $22.2 million.


     On October 30, 1996, the parties executed a Confidentiality Agreement (the "Confidentiality Agreement") relating to all information exchanged by the parties concerning the negotiations for the sale of the Island to Jannard. The Confidentiality Agreement provided that the terms of the Letter of Intent are confidential and for the parties consideration only.

     On October 31, 1996, Mr. Shimasaki met with James and Bobbie Jannard and Mr. Gudgell on the Island to inspect the runway on the Island and other facilities of the Island.

     On November 5, 1996, counsel to Company delivered to Jannard the initial draft of the Reorganization Agreement. Over the next several days, Company, Jannard and their respective counsels negotiated the terms and conditions of the Reorganization Agreement.

     On November 15, 1996, by unanimous consent, the Board of Directors approved the Reorganization Agreement and a draft of the Plan of Distribution and instructed management to execute such agreements and to do any and all things necessary to effectuate the transactions contemplated by the Reorganization Agreement and Plan of Distribution.

     On November 18, 1996 Company, UTR, LLC and Jannard executed the Reorganization Agreement. In addition, Jannard and Company executed a Real Estate Purchase and Sale Agreement relating to the Additional Properties. The same day, Company issued a press release (the "Press Release") announcing that Company had agreed to sell the Island and, in a transaction relating to the sale of the Island, spin-off its assets not relating to the Island.


     The Reorganization Agreement provided that within thirty (30) days of the issuance of the Press Release, if Company receives an offer for the Island or Company, along with a non-refundable $10,000,000 cash deposit, the Board of Directors of Company may determine that such offer is more favorable to, and in the best interests of, the shareholders of Company. UTR would then have three days (3) from the receipt of notice of such an offer to make a matching offer. On November 27, 1996, Company was notified by Robert Whitman, of CB Commercial that certain unnamed parties could be interested in making such an offer. Mr. Whitman inquired as to the procedure for submitting such an offer to Company. Company responded to Mr. Whitman and described the procedures for such an offer as they are described above. However no offers, formally or informally were submitted by Mr. Whitman.



     On December 18, 1996, the thirty day period during which the Board could consider another offer for the Island expired.


     On December 11, 1996, Company and LLC executed the Plan of Distribution.

STRUCTURE OF THE MERGER


     In the Merger, each outstanding Share will be converted into the right to receive the Per Share Obligation in cash, without interest. This amount is expected to be approximately $410 per Share, but will be finalized at the Closing of the Merger. Each share of common stock of UTR issued and outstanding immediately prior to the Effective Time will be converted into and become one Share in the Merger. Company will thereupon have one shareholder, James H. Jannard.


     The acquisition of the Shares is structured as a cash merger, with Company as the Surviving Corporation, to ensure that Jannard will acquire all outstanding Shares from all public holders thereof.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for under the "purchase" method of accounting, whereby the purchase price for Company will be allocated to the identifiable assets and liabilities of Company based on their respective fair values.

FINANCING THE ACQUISITION

     UTR has estimated that the total amount of consideration required by UTR to consummate the Merger and to pay related fees and expenses will be approximately $22.7 million, of which approximately $500,000 will be allocated for estimated fees, commissions, expenses and other items surrounding the transaction.

     Of the $22.2 million UTR has agreed to pay Company in the Merger, $20 million will be in cash and $2.2 million will be in property. UTR will fund the $20.0 million from funds provided by the Jannards. The $2.2 million in properties (the "Additional Properties") will be transferred to Company by Jannard, the sole shareholder of UTR, who owns or controls ownership of the entities that own the Additional Properties.

     SALE OF THE ADDITIONAL PROPERTIES


     Simultaneous with the execution of the Reorganization Agreement, Jannard and Company entered into a Real Estate Purchase and Sale Agreement that provides for the transfer from Jannard to Company, immediately prior to the Spin-Off Distribution, of the Additional Properties. In exchange for the Additional Properties, Company will execute a note payable to Jannard for

$2.2 million (the "Note"). The Note is payable December 31, 1998, and bears interest at the rate of 8% per annum. As contemplated by the Spin-Off Distribution, the Additional Properties will then be distributed to LLC prior to the Merger. After the Effective Time, Company, as the Surviving Corporation, will then owe the $2.2 million, represented by the Note, to Jannard, who will be Company's sole shareholder. Accordingly, the present shareholders will have no liability for the Note, either directly or indirectly, through LLC. If for any reason the Additional Properties are transferred to Company and/or LLC and the Merger does not become effective, Jannard's sole remedy under the nonrecourse Note will be to declare a default and foreclose against the Additional Properties which will have the effect of rescinding the transfer of the Additional Properties and discharging and canceling the Note with no liability to the Shareholders, Company or LLC.




     The Additional Properties consist of five parcels of land located in the San Juan Islands:



          The "Schoen Property" is a parcel containing approximately 58 acres of woods, pasture, and orchard along the east side of West Sound on Orcas Island, Washington. The property includes 800 feet of shoreline with view property. Orcas Island is located in San Juan County, Washington. The assessed value of the Schoen Property is $1.358 million.



          The "Lookout Mountain Property" is approximately 3.4 acres of view property located on the top of Lookout Mountain on Orcas Island, Washington. Orcas Island is located in San Juan County, Washington. The assessed value of the Lookout Mountain Property is $240,000.



          The "Crane Island Lots" are three separate lots all approximately 1 acre in size with waterfront and view property. One of the lots contains a 1,500 square foot house. Crane Island is located in San Juan County, Washington. The assessed value of the three Crane Island Lots are, $283,000, $181,000, and $184,600 respectively.



     The $2.2 million dollar value placed on the Additional Properties was based on the price paid for all of such properties in arms length transactions by Jannard, or an affiliate of Jannard, less ten percent (10%) of such price. Members of the Board viewed the properties and concluded, regardless of their resale value, the total consideration offered by Jannard was very attractive for all of the reasons discussed above.


     THE REORGANIZATION AGREEMENT

     Set forth below is a description of the principal terms of the Reorganization Agreement which are of continuing applicability. This description is qualified in its entirety by reference to the Reorganization Agreement, which is attached as Exhibit A hereto and incorporated herein by this reference. The Merger Agreement is attached as Exhibit 1.1 (A) and (B) to the Reorganization Agreement. Capitalized terms used within this section and not defined herein shall have that meaning as given in the Reorganization Agreement.

THE MERGER

     GENERAL. The Reorganization Agreement provides that at the Effective Time, UTR will be merged with and into Company.

     At the Effective Time, upon the filing with the Commissioner of Commerce and Economic Development of Alaska (the "Commissioner") of the Articles of Merger and a Plan of Merger and the issuance of a Certificate of Merger by the Commissioner (or at such time thereafter as is provided in the Merger Documents), UTR will be merged into Company in accordance with the applicable provisions of the ACC. At the Effective Time, (a) each then-remaining outstanding Share (other than Dissenting Shares) will be converted into the right to receive the Per Share Obligation in cash, without interest; (b) all then-outstanding common shares of UTR will be canceled; and (c) all outstanding Dissenting Shares will not be converted into the right to receive the Per Share Obligation pursuant to the Merger, but will be entitled to receive payment of the fair value of such Shares in accordance with the provisions of the ACC. From and after the Effective Time, all outstanding Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holders of certificates formerly representing Shares shall cease to have any rights with respect thereto other than to receive the Per Share Obligation or dissenter's rights they have perfected under the ACC.

     At the Closing, the parties will deliver a "Closing Schedule" which shall detail the payments to be made by the parties in connection with the Closing prior to the Effective Time. The Per Share Obligation shall be determined as follows:

     The $20,000,000 payment to be made in connection with the Merger (the "Merger Consideration") shall be adjusted immediately prior to Closing in the following manner to arrive at the "Net Merger Consideration":

               (a) Debit (an increase) or Credit (a decrease) the Merger Consideration to the extent that the final agreed value of the Additional Properties is less than or exceeds $2,200,000.

               (b) Credit the Merger Consideration for the $100,000 payment to be made by Company for the repair or replacement of the submarine cable, or in lieu of such repair or replacement, as described below in
          Section 8.2.3 of the Reorganization Agreement.

               (c) Debit the Merger Consideration for the cost of repairs to the Additional Properties up to $100,000 as designated by Company pursuant to Section 7.7 of the Reorganization Agreement.

               (d) Debit the Merger Consideration for any Closing expenses payable by UTR as set forth in Section 7.4.2 and 7.4.3 of the Reorganization Agreement which expenses shall be paid at Closing by LLC or a mutually acceptable escrow agent to the appropriate third party.

          As set forth on the Closing Schedule, the net amount distributable by Company to its shareholders in the Merger (the "Net Distributable Amount"), shall be the Net Merger Consideration adjusted as follows:

               (x) Credit the Net Merger Consideration for an amount as determined by the Board of Directors of Company to be sufficient to cover the cost of the fractional interest of LLC and to provide LLC with sufficient working capital.

               (y) Credit the Net Merger Consideration for any expenses payable by Company and UTR as set forth in Section 7.4.1, 7.4.2 and 7.4.3 of the Reorganization Agreement which expenses shall be paid at Closing by LLC or a mutually acceptable escrow agent to the appropriate third party.

               (z) Credit the Net Merger Consideration for any additional expenses payable by Company prior to the establishment of the Per Share Obligation and for a reserve for contingencies assumed by the LLC, including, without limitation, the estimated 1997 tax liability arising under the transaction to be assumed and paid by LLC under
          Section 7.4.1 of the Reorganization Agreement.

     The Per Share Obligation shall then be determined by dividing the number of outstanding Company Common Share Equivalents by the Net Distributable Amount. "Company Common Share Equivalents" consist of all of the outstanding Company Common Shares and such shares that are reserved for the exercise of outstanding stock options. Any disputes over an item of the Closing Schedule are to be resolved first by good faith negotiations of the parties and then by arbitration as provided in Section 11.9 of the Reorganization Agreement.


     The reserve for contingencies is approximately $310,000. Such amount is to be reserved for the payment of any tax liability at the state or federal level due or tax liability arising under the transaction as well as for other unknown liabilities for which LLC is responsible for pursuant to the Reorganization Agreement. This amount reduces the Per Share Obligation by approximately $10 per Share. Although the Per Share Obligation is subject to adjustment at Closing as described above, no adjustment will be made after the Closing in the event actual liabilities are more of less than the reserve.


     A pro forma version of the Closing Schedule, which is subject to further adjustment, is attached to this Proxy Statement as Exhibit C. The Closing Schedule will be adjusted and finalized immediately prior to the Effective Time.

ADDITIONAL PROVISIONS OF THE REORGANIZATION AGREEMENT

     CONDITIONS OF THE MERGER. The Reorganization Agreement provides that the obligations of Company and UTR to consummate the Merger are, among other things, subject to the satisfaction of the following conditions: (a) the Merger shall have been approved by two-thirds (2/3) of the shareholders of Company; (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or restrain the consummation of the Merger; (c) all Governmental Approvals, if any, shall have been obtained, with such exceptions as would not, individually or in the aggregate, have a material adverse effect on UTR or Company's business; (d) the Additional Properties shall have been transferred to Company by Jannard, and (e) the Spin-Off Distribution shall have been consummated.

     The obligations of UTR and Jannard to consummate the Merger are, among other things, subject to the satisfaction of the following conditions unless waived by UTR and Jannard: (a) Company shall have paid $100,000 to repair the submarine cable that services the Island, or have paid Jannard $100,000 in lieu of such repair or replacement, and (b) Company shall have caused a title insurance company to issue a title insurance policy relating to the Island.

     The obligations of Company and LLC to consummate the Merger are, among other things, subject to the satisfaction of the following conditions unless waived by Company and LLC: (a) Jannard shall have made certain repairs to the Additional Properties as described in Section 7.7 of the Reorganization Agreement; (b) a majority of the holders of record who, pursuant to the Spin-Off Distribution, will not receive any LLC Interests shall have approved the Merger,
(c) no more than five percent (5%) of the outstanding Shares shall have filed written objections to the Merger and otherwise effected any right to dissent and have the rights provided under the ACC; and (d) Company shall have received from the Department of Revenue of the State of Washington a letter ruling as to the real estate excise tax, including the Land Bank tax payable with respect to the transactions contemplated by the Reorganization Agreement.

     INTERIM OPERATIONS OF COMPANY. The Reorganization Agreement provides that, until the Effective Time, Company and LLC have agreed to carry on their respective businesses as they relate to the Island in the usual, regular and ordinary course in substantially the same manner as previously conducted. Company has agreed to promptly notify UTR of any event or occurrence or emergency not in the ordinary course of business of Company that is material and adverse to the Island. Prior to the Effective Time, Company has agreed not to, without the prior written consent of UTR, or except as specifically contemplated by the Reorganization Agreement: (a) amend its Articles of Incorporation or Bylaws; (b) authorize for issuance, issue, deliver or sell any additional Shares, or securities convertible into Shares, or issue or grant any rights, options or other commitments for the issuance of Shares or such convertible securities; (c) dispose of or acquire any material properties or assets except in the ordinary course of business; (d) engage in any activities or transactions that are outside the ordinary course of Company's business other than certain permitted activities under the Reorganization Agreement; or (e) incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise, except in the ordinary course of business consistent with prior practice.

     INDEMNIFICATION. LLC has agreed to defend, indemnify, and hold the Surviving Corporation (reference to which shall for the purposes of the Reorganization Agreement include claims naming Jannard, Company and UTR to the extent covered by Article IX of the Reorganization Agreement) harmless from and against, and to reimburse the Surviving Corporation with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses of every nature whatsoever incurred by the Surviving Corporation by reason of or arising out of or in connection with: (i) a breach of a representation or warranty of Company and/or LLC contained in the Reorganization Agreement or in any certificate or other document executed and delivered to UTR pursuant to the provisions of the Reorganization Agreement, (ii) the failure, partial or total, of LLC or Company to perform any agreement or covenant required by the Reorganization Agreement to be performed by it or them, (iii) any liabilities of Company which accrue prior to the Effective Time, or (iv) any tax liabilities of Company accruing prior to Closing and for which payment thereof is not otherwise contemplated by the Reorganization Agreement.

     The Surviving Corporation has agreed to defend, indemnify, and hold LLC harmless from and against, and to reimburse LLC with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses of every nature whatsoever incurred by LLC and/or its members by reason of or arising out of or in connection with: (i) any breach, or any claim (including claims by parties other than LLC) that if true, would constitute a breach, by UTR of any representation or warranty of UTR contained in the Reorganization Agreement or in any certificate or other document executed and delivered to Company or LLC pursuant to the provisions of the Reorganization Agreement, and (ii) the failure, partial or total, of UTR to perform any agreement or covenant required by the Reorganization Agreement to be performed by it.

     REPRESENTATIONS AND WARRANTIES. In the Reorganization Agreement, Company and LLC have made customary representations and warranties to UTR and Jannard with respect to, among other things: (a) that Company and LLC are each duly organized and validly existing corporations or limited liability companies in good standing under the laws of the state of their respective incorporation; (b) that subject to approval of the Merger Agreement and Merger, and the Spin-Off Distribution, they have the requisite corporate power to enter into and carry out the terms of the Reorganization Agreement; (c) that Company and LLC are each qualified to do business as a foreign corporation in the jurisdictions where failure to do so would have a material adverse affect on the business; (d) that the execution and delivery of the Reorganization Agreement has been duly authorized by Company and LLC; (e) that the Reorganization Agreement constitutes the legal and binding obligation of Company and LLC; (f) that the execution and delivery by Company of the Reorganization Agreement does not violate any provision of Company's Articles of Incorporation or Bylaws or LLC's Limited Liability Company Agreement, or any Governmental Approvals obtained by Company and/or LLC, require the consent of any third party, or violate any material contract, agreement or judgment to which either Company or LLC is bound; (g) regarding Company's capitalization; (h) that Company's Financial Statements have been prepared in accordance with applicable rules and regulations; (i) regarding defaults or violation of any term, condition or provision of: Company or LLC's governing documents, any judgment, decree or order applicable to Company or LLC; or any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Company or LLC is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the Business Condition of Company; (j) that neither Company nor LLC is a party to, nor threatened with, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and to the best of Company and LLC's knowledge, neither Company nor LLC is subject to any potential action, proceeding, investigation or claim, which if adversely determined, would have a material adverse effect on the Business Condition of Company or the Island; (k) that Company has complied with relevant rules and regulations promulgated pursuant to ERISA; (l) that
since December 31, 1995, there has not occurred:   any material adverse change
in the Business Condition of Company or the Island or any development or combination of developments of which management of Company or LLC has knowledge which is reasonably likely to result in such a change; or any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Business Condition of Company or the Island, except in the ordinary course of business consistent with Company and LLC's past practice;
(m) regarding environmental matters pertaining to the Island, and (n) that neither Company nor LLC have retained any brokers or consultants entitled to be paid commissions other than as disclosed to UTR and Jannard.

     In addition, specifically relating to the Island, Company has represented to UTR and Jannard that: (a) to the best of Company's knowledge, there are no parties or trespassers in possession or which have a right to possession of all or any portion of the Island, and there are no leases or licenses affecting the Properties; (b) Company has received no notice of any pending condemnation or similar proceeding or assessment affecting the Island, or any part thereof; (c) no person or entity has any right of first refusal or option to acquire any interest in the Island or any part thereof, and Company has not sold or contracted to sell the Island or any portion thereof or interest therein other than to UTR; and (d) no labor, material or services have been furnished in, on or about the Island or any part thereof as a result of which any enforceable mechanics', laborer's or materialmen's liens or claims might arise.

     TERMINATION. The Reorganization Agreement and the Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Company:

     (a) By mutual consent evidenced in writing by the Boards of Directors of Company and UTR;

     (b) By the Board of Directors of Company: (i) if the Effective Time has not occurred on or before March 15, 1997; (ii) if UTR shall have failed, in any material respect, to perform or comply with its obligations under the Reorganization Agreement within ten (10) days after notice thereof has been given to UTR; or (iii) if Company receives an Offer (the "Offer"), as defined in Section 7.9 of the Reorganization Agreement, prior to December 18, 1996 to effect an Acquisition Proposal, as defined in Section 7.9 of the Reorganization Agreement, and the Board of Directors of Company determines that such Offer is more favorable to, and in the best interests of, the shareholders of Company and UTR elects not to make a Matching Offer, as defined in Section 7.9 of the Reorganization Agreement;

     (c) By the Board of Directors of UTR: (i) if the Effective Time has not occurred on or before March 15, 1997; or (ii) if Company and/or LLC shall have failed, in any material respect, to perform or comply with its obligations under the Reorganization Agreement within ten (10) days after notice thereof has been given to Company.

     In the event UTR elects not to exercise its right to match the Offer, Company shall upon Closing of the transaction contemplated by the Offer pay to UTR a "break-up fee" of $222,000.00.

     The affirmative vote of holders of two-thirds (2/3) of the Shares entitled to vote at the meeting is required to approve the Merger. If the Merger is not approved by the shareholders, the parties will neither consummate the Merger as contemplated by the Reorganization Agreement nor the Spin-Off Distribution as contemplated by the Plan of Distribution. THE BOARD OF DIRECTORS OF COMPANY BELIEVE THAT THE MERGER, MADE IN CONNECTION WITH THE SPIN-OFF DISTRIBUTION, IS FAIR AND IN THE BEST INTERESTS OF THE SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AND MERGER AGREEMENT.

                               DISSENTERS' RIGHTS

     Dissenting Shareholders who hold Dissenting Shares of record as of the Effective Time of the Merger are entitled to appraisal rights under Sections
10.06.574 through 10.06.582 of the ACC (the "Alaska Dissenters' Rights Provisions"). A copy of the Alaska Dissenters' Rights Provisions is reprinted in its entirety in Exhibit D to this Proxy Statement. All references in the Alaska Dissenters' Rights Provisions and in this discussion to a "shareholder" are to the record holder of Dissenting Shares as to which dissenters' rights are asserted. A person having a beneficial interest in Dissenting Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever dissenters' rights the beneficial owner may have.

     The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Exhibit D. This discussion and Exhibit D should be reviewed carefully by any Dissenting Shareholder who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of dissenters' rights. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR ENFORCING THESE RIGHTS, SHAREHOLDERS WHO CONSIDER EXERCISING SUCH RIGHTS SHOULD SEEK THE ADVICE OF COUNSEL.

     Dissenting Shareholders of record who desire to exercise their dissenters' rights must satisfy the following conditions. Dissenting Shareholders must: (i) file a written objection to the Merger (the "Objection") before the taking of the vote on the Merger, (such demand must be delivered to Company at 19048 37th Avenue South, Seattle, Washington 98188, Attention: Corporate Secretary), and
(ii) not vote in favor of the Merger. Such Objection may also be delivered at the Meeting. The Objection must specify: (i) an election to dissent, (ii) the Dissenting Shareholder's name and mailing address, (iii) the number of Dissenting Shares for which payment is demanded, and (iv) a demand for payment of the fair value of the Shares if the Merger is consummated. In order to constitute a valid exercise of rights to payment, the written demand must be received by Company before the taking of the vote on the Merger. The failure to vote for the Merger or a vote against the Merger by a holder of Shares will not
be deemed to satisfy such notice requirement.   The Objection must be executed
by or for the Dissenting Shareholder of record, fully and correctly, as such Dissenting Shareholder's name appears on the certificate or certificates representing his Dissenting Shares. If the Dissenting Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian, or custodian, such Objection must be executed by the fiduciary. If the Dissenting Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such Objection must be executed by all record owners. An authorized agent, including an agent for two or more record owners, may execute the Objection for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the Objection, such person is acting as agent for the record owner.

     A record owner, such as a broker, who holds Dissenting Shares as a nominee for others, may exercise dissenters' rights with respect to the Dissenting Shares held for all or less than all beneficial owners of Dissenting Shares as to which such person is the record owner. In such case, the Objection must set forth the number of Dissenting Shares covered by such Objection. Where the number of Dissenting Shares is not expressly stated, the Objection will be presumed to cover all Dissenting Shares outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct their record owners to comply strictly with the statutory requirements with respect to the exercise of appraisal rights, before the taking of the vote on the Merger.

     At the time of the filing the Objection, or within thirty (30) days after the filing of the Objection, the Dissenting Shareholder shall submit to Company the certificates representing the Shares for which payment is claimed, if certificates have been issued. Company will note conspicuously on the certificates, or on a separate document if certificates have not been issued for the Shares, that an Objection has been filed, and shall return the certificates, or the separate document indicating the Objection, to the Dissenting Shareholder or to that person submitting on behalf of the Dissenting Shareholder.

     Within fifteen (15) days after the expiration of the period that shareholders may file their notice of election to dissent, or within fifteen
(15) days after the Effective Time, whichever is later, Company will make a written offer (the "Offer") to pay each dissenting Shareholder who properly delivered an Objection the amount Company estimates to be the fair value of the Dissenting Shareholders' Shares. Such an Offer will be accompanied by: (i) Company's balance sheet as of December 31, 1996, (ii) a profit and loss statement for the fiscal year ended December 31, 1996, (iii) a statement of the total number of Shares with respect to which Objections have been received and the total number of holders of these Shares, (iv) and a copy of Sections
10.06.578 and 10.06.580 of the ACC.

     Company will send along with the Offer an advance payment (the "Advance Payment"), in the amount offered in the Offer, to each Dissenting Shareholder who submitted its Shares to Company, or to whom notice was sent if the Shares were certificateless. In the alternative, if the Dissenting Shareholder has not submitted its Share certificates, if certificates were issued for the Shares, Company shall include an advance payment notice (the "Advance Payment Notice") of the amount that will be sent upon receipt of the Share certificates. Any Advance Payment or Advance Payment Notice shall contain advice to the Dissenting Shareholder that acceptance of the payment does not constitute a waiver of the Dissenting Shareholder's right to dissent.

     In the event the Dissenting Shareholder is dissatisfied with the Offer, the Dissenting Shareholder may, within thirty (30) days of the mailing of the Offer by Company, deliver to Company an objection to the Offer in writing (the "Offer Objection"). In the absence of an Offer Objection, Company may assume that a Dissenting Shareholder has agreed that the amount in the Offer represents the fair value of the Shares. Such a Dissenting Shareholder will then have no interest in any litigation begun pursuant Section 10.06.580.

     In the event that a Dissenting Shareholder delivers an Offer Objection within thirty (30) days of Company mailing such Offer, Company shall, within twenty (20) days from the expiration of such a thirty (30) day period, file an action in the Superior Court in Juneau, Alaska, requesting that the fair value of the Shares be determined. The court shall then establish the value of the Shares. Pursuant to Section 10.06.580 of the ACC, the value of the Shares shall be the fair value of the Shares on the close of business prior to the day of the Meeting, plus accrued interest.

     Dissenting Shareholders owning Shares considering seeking payment should consider that the fair value of their Dissenting Shares determined under Alaska Dissenters' Rights Provisions could be more than, the same as, or less than the consideration they are to receive pursuant to the terms of the Reorganization and Merger Agreements. Moreover, Company may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the Per Share Obligation received in the Merger. (See Exhibit D to this Proxy Statement for further information regarding the procedures required for perfecting appraisal rights in connection with the Merger).

     The costs of the appraisal proceeding shall be paid as incurred by the parties to the proceeding, except that the court may assess the costs, expenses or fees incurred by Company against all or some of the Dissenting Shareholders, in the amount the court finds that the refusal to accept Company's Offer was arbitrarily, vexatious, or otherwise in bad faith. Similarly, the court may, in its discretion, apportion or assess all or a part of the costs, expenses or fees incurred by one or more of the Dissenting Shareholders if the court finds that:
(i) the fair value of the Shares materially exceeds the amount Company offered to pay in the Offer, (ii) an Offer or required Advance Payment (or Advance Payment Notice) was not delivered, (iii) Company failed to institute the court action as required by statute and described above, or (iv) the action of Company in complying with the Alaska Dissenters' Rights Provisions was arbitrary, vexatious, or otherwise in bad faith.

                            THE SPIN-OFF DISTRIBUTION

     PURPOSE OF THE SPIN-OFF DISTRIBUTION

     The purpose of the Spin-Off Distribution is to transfer, prior to the Merger, ownership of all of Company's assets and liabilities, including the Additional Properties but other than the Island and the Note, to an entity other than Company so that upon effectiveness of the Merger, Company, as the Surviving Corporation, will own only the Island and the Note as an obligation to Jannard.


     Under Alaska law, the Board may issue a dividend to its shareholders, without the approval of such shareholders to its shareholders unless, as a result of such dividend, the sum of the assets of the corporation would be less than one and one-fourth times its liabilities, and the current assets of the corporation would be less than its current liabilities. Since immediately after the Spin-Off Distribution, the assets of Company (the Island) will exceed by more than one and one forth times its current liabilities, and since the current assets would exceed Company's current liabilities, such a distribution to Company's shareholders is allowed under Alaska law. No vote of Company shareholders is required, or is being requested, in connection with the Spin-Off Distribution.


          THE SPIN-OFF DISTRIBUTION

     As provided in the Plan of Distribution, in the event that the Merger is approved and the other conditions set forth in the Reorganization Agreement are satisfied or waived, immediately prior to the Effective Time of the Merger, Company will contribute to LLC the Additional Properties and all of its assets and liabilities, not including the Note, not related to the Island. In exchange, LLC will issue to Company all of its LLC Interests other than certain Preferred Interests currently issued for the sole purpose of forming LLC and all of which will be redeemed pursuant to the Plan of Distribution. Immediately after the consummation of this exchange, Company's only assets will be the Island and the LLC Interests, and its only liability will be the Note.

     In connection with and immediately following the above described exchange, Company will distribute in the form of a dividend, on a pro rata basis to holders of Shares on March 3, 1997 (the "Spin-Off Record Date"), including those holders who have exercised their rights as Dissenting Shareholders to the
Merger: one (1) LLC Interest for every fifty (50) Shares owned on the Spin-Off Record Date. For every increment of Shares less than fifty (50) Shares held on the Spin-Off Record Date, shareholders will receive cash in lieu of LLC Interests (approximately $412 per Share) in an amount to be determined at Closing (the "Fractional LLC Cash Payment"). For example, a holder of ten (10) Shares would receive, in addition to any Per Share Obligation received in the Merger, approximately $4,120 in cash. A holder of sixty (60) Shares would receive, in addition to any Per Share Obligation received in the Merger, one (1) LLC Interest and approximately $4,120 in cash.




     In establishing the $412 cash amount for the Fractional LLC Cash Payment, Company considered all of the properties, including the Additional Properties, to be spun off pursuant to the Spin-Off Distribution. Company's existing properties consist of a wide variety of parcels including everything from undeveloped acreage in Alaska to a condominium unit in Hawaii. Th Board concluded that in the limited time available, it was neither feasible nor necessary to prepare formal appraisals. Accordingly, Company representatives contacted several real estate appraisers and brokers familiar with such properties and asked them to compare the value of the properties to their current assessed values. The real estate brokers and appraisers confirmed that the value of such properties was equal to the assessed value of such properties. No written confirmation of such opinion was prepared. Accordingly, the $412 value is based on the assessed value of the properties to be spun off pursuant to the Spin-Off Distribution.



     A number of factors led the Board to conclude that the 50-1 ratio for the dividend of LLC Interests was in the best interest of all of Company's shareholders. With the sale of the Island, Company's largest asset, and the planned reorganization, Company will take a major step towards its goal of liquidation. Owning a small number of shares in a thinly traded entity such as Company is very inefficient due to commission structures which normally assess a premium on trades of less than 100 shares. In addition, Company (and the shareholders indirectly) incur all the cost of an entity registered under the Securities Exchange Act of 1934. For the following reasons, it was therefore determined to be desirable within the same transaction to cash out as many shareholders as possible: (i) the 50-1 ratio will enable Company to pay cash to over 80% of the current shareholders who together own less than 20% of Company's at a price per Share representing over a 300% increase on the most recent price per Share prior to the announcement of the transaction;
(ii) such a ratio will allow the very small shareholders, of which there are a substantial number, to realize the entire cash value of their Shares in one transaction, as opposed to owning a very small percentage of LLC, a privately held limited liability company whose Interests will be substantially less liquid than the Shares, and whose interests will be subject to diminution in value either as a result of sales of the remaining assets at less than anticipated values or from possible indemnification claims of UTR; and (iii) as a result of the Spin-Off, LLC will have approximately thirty (30) Interest Holders, and as a result, should not be classified as a "Publicly Traded Partnership". This is critical to avoid the inefficiencies of double taxation generally applicable to a corporation and to becoming a pass through entity such as an LLC so that gains on liquidation will be borne by a single tax. See also "PROPOSAL: THE MERGER - Recommendation of the Board and Reasons for the Merger'; "ANP, LLC - THE LLC AGREEMENT"; AND "ANP, LLC - Income Tax Consequences of Being an Interest Holder or Member of LLC".



     The Board decided that going forward, a privately held limited liability company was more desirable as a liquidating entity since it would not be subject to double taxation on the impending sales of its properties, and in addition, as a private company with only 30 Interest Holders, the costs associated with the reporting requirements of the Securities and Exchange Act of 1934 would be avoided.


     SHAREHOLDERS WHO OWN MORE THAN FIFTY (50) SHARES WILL RECEIVE AT LEAST ONE LLC INTEREST AND ACCORDINGLY BECOME AN INTEREST HOLDER OF LLC. PURSUANT TO THE REORGANIZATION AGREEMENT, LLC HAS AGREED TO INDEMNIFY THE SURVIVING CORPORATION FOR CERTAIN LIABILITIES THAT ARISE RELATING TO THE SPUN-OFF ASSETS (OTHER THAN THE ADDITIONAL PROPERTIES) AND THE ISLAND, OR AS A RESULT OF ANY BREACHES OF REPRESENTATIONS OR WARRANTIES BY COMPANY OR LLC UNDER THE REORGANIZATION AGREEMENT. THEREFORE, THOSE SHAREHOLDERS WHO BECOME HOLDERS OF LLC INTERESTS ARE SUBJECT TO THE RISK OF LOSING ALL OR SUBSTANTIALLY ALL OF THEIR INVESTMENT IN LLC IN THE EVENT A CLAIM RELATING TO AN INDEMNIFIABLE AMOUNT (AS DEFINED IN THE

REORGANIZATION AGREEMENT) ARISES. (SEE "PROPOSAL: THE MERGER -- THE REORGANIZATION AGREEMENT -- INDEMNIFICATION"; AND "ANP, LLC").


     LLC INTEREST HOLDERS WILL ALSO HAVE THE POSSIBLE DETRIMENT OF POTENTIAL LOSSES IF PROPERTIES ARE SOLD FOR LESS THAN VALUES USED IN ESTABLISHING THE CASH VALUE OF THE LLC INTERESTS. LLC INTEREST HOLDERS WILL RECEIVE A POSSIBLE BENEFIT IF THE REMAINING PROPERTIES ARE SOLD FOR MORE THAN SUCH VALUES.



     SHAREHOLDERS RECEIVING LLC INTERESTS WHO WISH TO PARTICIPATE AS A MEMBER OF LLC WILL BE REQUIRED TO EXECUTE A JOINDER AGREEMENT (THE "JOINDER AGREEMENT") WITH LLC WHICH PROVIDES THAT THE INTEREST HOLDER CONSENTS TO BEING BOUND BY THE TERMS OF A CERTAIN LIMITED LIABILITY COMPANY AGREEMENT DATED DECEMBER 11, 1996 (THE "LLC AGREEMENT"). AN INTEREST HOLDER WHO DOES NOT EXECUTE THE JOINDER AGREEMENT WILL NOT BE ABLE TO PARTICIPATE IN LLC AS A MEMBER, BUT INSTEAD WILL BE ONLY AN INTEREST HOLDER OF LLC. INTEREST HOLDERS HAVE IDENTICAL ECONOMIC RIGHTS IN LLC AS DO MEMBERS, BUT DO NOT HAVE A RIGHT TO PARTICIPATE IN MANAGEMENT OF LLC OR TO RECEIVE ANNUAL REPORTS AS PROVIDED IN THE LLC
AGREEMENT.  THE LLC AGREEMENT PROVIDES THAT A MEMBER MAY PARTICIPATE IN
THE MANAGEMENT OF LLC BY PARTICIPATING IN THE CALLING OF MEETINGS OF THE MEMBERS AND BY VOTING ON MATTERS THAT COME BEFORE THE MEMBERS, INCLUDING, WITHOUT LIMITATION, THE REMOVAL OF THE EXECUTIVE MANAGER PURSUANT TO THE TERMS OF THE LLC AGREEMENT AND THE AMENDMENT OF THE LLC AGREEMENT. THE LLC AGREEMENT
FURTHER PROVIDES THAT LLC IS REQUIRED TO PROVIDE AN "ANNUAL COMPILATION
REPORT" (CONTAINING CERTAIN FINANCIAL DISCLOSURES) TO ITS MEMBERS, BUT NOT
ITS INTEREST HOLDERS. THE LLC AGREEMENT IS ATTACHED AS EXHIBIT E HERETO. A COPY OF THE JOINDER AGREEMENT WILL BE PROVIDED FOR ALL INTEREST HOLDERS IN THE SAME PACKAGE AS THE LETTER OF TRANSMITTAL. THIS PACKAGE WILL BE MAILED AS
SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME.  (SEE "ANP, LLC").



     SHAREHOLDERS WHO OWN LESS THAN FIFTY (50) SHARES BUT WISH TO PARTICIPATE IN OWNERSHIP OF LLC AS AN INTEREST HOLDER OR MEMBER SHOULD, PRIOR TO THE SPIN-OFF RECORD DATE, PURCHASE THAT NUMBER OF SHARES ON THE OPEN MARKET SO THAT SHAREHOLDER OWNS AT LEAST 50 SHARES.

     SHAREHOLDERS WHO DO NOT WISH TO RECEIVE LLC INTERESTS SHOULD CONSIDER THE POSSIBLE SALE OF EITHER ALL OF THEIR SHARES OR A SUFFICIENT NUMBER SO THAT THEY OWN LESS THAN FIFTY SHARES AND WILL RECEIVE CASH IN LIEU OF SUCH SHARES. THE SHARES ARE TRADED IN THE OVER-THE-COUNTER MARKET UNDER THE SYMBOL ANWP.


     The Spin-Off Distribution is subject to certain conditions, including approval of the Shareholders of the Merger and Merger Agreement.



     Based upon the Shares outstanding as of the Record Date, 570 LLC Interests will be issued to approximately 29 of the current 705 shareholders of record. As a result of the Spin-Off Distribution, Company estimates that 676 of the shareholders of record will not receive any LLC Interests and will accordingly be "cashed out". The following table summarizes the number of Interests to be owned by Company's directors, affiliates, and executive officers immediately upon the consummation of the Spin-Off Distribution:


 NAME                   POSITION               NUMBER OF LLC INTERESTS   PERCENTAGE OWNERSHIP OF LLC
 ----                   --------               -----------------------   ---------------------------
 Ronald F. Cosgrave     Chairman of the Board  274                       48.07%
 Bruce R. Kennedy                              84                        14.73%
 Keith J. Kennedy       Director               17                        2.98%
 Barry C. Maulding      Director               6                         1.05%
 Michael W. Shimasaki   President, Director    20                        3.51%
 Michael K. Chung       Secretary              5                         .87%

 Extended        Family
 Members  of Directors,
 Officers, and Principal
 Shareholders (7 Shareholders)                  12                        1.70%

   Subtotal (of above)                         418                       73.33%

 All    Directors   and                        322                       56.50%
 Officers as a Group (5
 persons)


 All       Unaffiliated                        162                       26.67%
 Shareholders


     TAX CONSEQUENCES OF THE SPIN-OFF DISTRIBUTION



     The following subsection was prepared by Preston Gates & Ellis LLP, counsel and tax counsel to Company. In the opinion of tax counsel, such information is, as of the date of this Proxy Statement, correct in all material respects.



     The distribution of the LLC Interests and cash in respect of fractional LLC Interests to the shareholders of Company will be treated as a distribution with respect to such shareholders' Shares for federal income tax purposes. Generally, a distribution by a corporation with respect to its stock of cash or property is taxed as a dividend to its shareholders to the extent of the "current or accumulated earnings and profits" of the corporation. The "current earnings and profits" of a corporation may be defined as the earnings in the year in which a distribution takes place. The "accumulated earnings and profits" of a corporation are approximately equal to the retained earnings of such corporation. Even if a corporation has no accumulated earnings and profits (or has a deficit in accumulated earnings and profits), but has current earnings and profits, a distribution will be treated as a dividend to the extent of its current earnings and profits.


     For purposes of determining the taxable income and earnings and profits of a corporation, a distribution of appreciated property by a corporation to its shareholders is treated under the Code as though the corporation had sold such property for its fair market value. (The distribution of LLC Interests by Company is effectively treated for purposes of determining gain or loss of Company as if the property held by LLC was distributed.) No loss may be recognized on such a distribution. Accordingly, a corporation is required to recognize gain on such a distribution to the extent that the fair market value of any item of property exceeds such property's adjusted basis. Although such gain may be sheltered by net operating losses of the corporation for purposes of computing taxable income, it will nevertheless give rise to current earnings and profits of the corporation. As noted above, a distribution by a corporation will be treated as a dividend to the extent of current OR accumulated earnings or profits.

     If Company realizes gain in respect of the distribution of the LLC Interests in a year in which it does not have losses from operations or otherwise as distinguished from net operating loss or capital loss carryovers to shelter the gain, it will generate current earnings and profits, causing at least a portion of the distribution of the LLC Interests and cash in respect of fractional interests to be taxable to Company's shareholders as a dividend.



     Company is in the process of taking steps to minimize the likelihood that any distribution of the LLC Interests and cash in respect of fractional LLC Interests to its shareholders will give rise to taxable dividend income to the shareholders of Company. In this regard, Company is taking steps to sell, in the year of the Spin-Off Distribution, properties that have depreciated in value so that the losses recognized on the sale of such properties may offset any gain recognized on a distribution of the LLC Interests. To the extent that losses could be recognized in the year of the Spin-Off Distribution equal to all gains realized as a result of the Spin-Off Distribution, no portion of the Spin-Off Distribution would be treated as a taxable dividend. (SEE "PROPOSAL: THE MERGER - Information Concerning Company").



     However, there can be no assurance that Company will be able to dispose of properties giving rise to losses in the year of the Spin-Off Distribution of LLC Interests that will offset any gain recognized on the distribution. Further, it is possible that the Internal Revenue Service could challenge the valuations of the properties held by LLC and attempt to adjust the amount of the gain recognized on the distribution with the result that additional dividend income could be recognized by the shareholders.

     Distributions in excess of the current and accumulated earnings and profits of a corporation are treated as a return of capital to the shareholders to the extent of their basis in the stock of the corporation and then as capital gains income so long as the Shares are held as capital assets. To the extent that any part of the distribution by Company of LLC Interests and cash in respect of fractional interests is not taxed as a dividend, it will be treated as a return of capital to the shareholders, reducing on a dollar for dollar basis their tax basis in their shares. This will result in increased gain realized and thus increased tax on the merger transaction. Any amounts of the Spin-Off Distribution in excess of the allocable current and accumulated earnings and profits and of tax basis of such Shares will be treated as capital gain income, which will constitute long term capital gain if the Shares are held as capital assets and have been held by the shareholder for more than one year.

     While gain is recognized on the distribution of appreciated property by a corporation, no loss may be recognized on a non-liquidating distribution of depreciated property. (Separate parcels of property are considered on an individual basis for this purpose.) Despite the fact that no loss is recognized to the corporation, the tax basis of property which is distributed is equal to its fair market value after the distribution. Thus, if any of the property held by the LLC is depreciated in value, Company will not be permitted to claim a loss, but the tax basis of the property will be reduced to its fair market value.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE

INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS PROXY STATEMENT. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE SPIN-OFF DISTRIBUTION.


                                    ANP, LLC

     After the Effective Time, former Company shareholders who receive LLC Interests will be interest holders of ANP, LLC ("Interest Holders"), a Washington limited liability company ("LLC"). It is anticipated that the LLC Interests will not be registered under the Exchange Act. Instead, the LLC will be a private limited liability company, and the rights of LLC Interest holders will be governed by the Washington Limited Liability Company Act, Chapter 25.15 of the Revised Code of Washington (the "Act") and by the terms of a certain Limited Liability Company Agreement dated December 9, 1996 (the "LLC Agreement"). The following summary discusses the material provisions of the LLC Agreement as well as certain of the federal income tax consequences that result from being an interest holder or member of LLC.

GENERAL


     After the Effective Time, it is intended that LLC will be operated with the same business objectives of Company prior to the Effective Time: primarily real estate investment and operations of the properties owned by LLC, but with an enhanced emphasis on completing an orderly liquidation of all of its properties. LLC will, as Company did prior to the Merger and Spin-Off Distribution, focus on the disposition of all of its properties with the goal of maximizing the value of such properties for Interest Holders and/or Members of LLC. It is expected that this process could take three to five years due to the variety of properties, particularly those located in Alaska. The character of the assets held by LLC will be substantially the same as that of Company prior to the Merger, with the exception of the Island and with the addition of the Additional Properties. Pursuant to the LLC Agreement, discussed below, Company is required to distribute its entire "cash flows" (as defined in the LLC Agreement) from operations, including those generated in the sales of LLC's properties, to the Interest Holders as provided in the LLC Agreement and discussed below. It is expected that such distributions along with applicable exemptions will enable LLC to be administered in a manner which will avoid any compliance problems with the Investment Company Act of 1940.



THE LLC AGREEMENT


     The following is a summary of the material provisions of the LLC Agreement. Capitalized terms used in this section and not defined herein have the meaning as defined in the LLC Agreement, which is attached hereto as Exhibit E:

     MANAGEMENT

     The LLC Agreement provides that the management of LLC is to be undertaken by the Executive Manager. The business and affairs of LLC are to be managed under the direction and control of the Executive Manager, and all powers of LLC are to be exercised by or under the authority of the Executive Manager. Ronald
F. Cosgrave, Chairman of Company is the Executive Manager of LLC. No other Person has any right or authority to act for or bind LLC except as permitted in the LLC Agreement or as required by law.

     Under the LLC Agreement, the Executive Manager has the full power to execute and deliver, for and on behalf of LLC, any and all documents and instruments which may be necessary or desirable to carry on the business of LLC, including, without limitation, (i) any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements, and financing statements pertaining to LLC's assets or obligations, (ii) trading or investing in securities, options, commodities, commodity futures, or other financial instruments, and (iii) to authorize the confession of judgment against LLC. No person dealing with the Executive Manager need inquire into the validity or propriety of any document or instrument executed in the name of LLC by the Executive Manager, or as to the authority of the Executive Manager in executing the same.

     If any one or more of the following events occurs, the Members may remove the Executive Manager, and elect a new Executive Manager: (i) the Executive Manager's willful or intentional violation or reckless disregard of the Executive Manager's duties to LLC; or (ii) the Executive Manager's Involuntary Withdrawal. The determination of whether one or more of such events exist shall be made by those Members other than the Executive Manager holding two-thirds (2/3) of the Percentages then held by Members other than the Executive Manager.

     MEMBERS


     After the consummation of the Spin-Off Distribution, former Company shareholders who received LLC Interests will be Interest Holders of LLC. Each of the Interest Holders will have the opportunity to become Members of LLC by executing a joinder agreement (the "Joinder Agreement"). The Joinder Agreement provides that the Interest Holder agrees to be bound by the terms of the LLC Agreement, and will be distributed after the Effective Time to all Interest Holders in the same package as the Letter of Transmittal. Under the LLC Agreement, every Member is an Interest Holder, but not every Interest Holder is a Member; Interest Holders who are not Members do not have the right to vote on any LLC matters.


     Under the LLC Agreement, Members may remove the Executive Manager and may vote on any other matters at a meeting of Members called by those Members holding more than 51% of the Percentages then held by the Members. Interest Holders have no such membership rights, but their economic interest in profits, losses and other distributions by LLC are identical to those of Members.


     ALLOCATION OF PROFITS AND LOSSES

     The LLC Agreement provides that for any taxable year of LLC, and with the exception of the Special Allocations of Section 4.3 of the LLC Agreement, Profit or Loss is to be allocated to the Interest Holders in proportion to their Percentages. (See "Income Tax Consequences of Being an Interest Holder or Member of an LLC -- ALLOCATIONS OF PROFITS AND LOSSES").


     DISTRIBUTIONS OF CASH FLOW FROM OPERATIONS

     "Cash Flow", as defined below, for each taxable year of LLC shall be distributed to the Interest Holders in proportion to their percentages no later than 75 days after the end of the taxable year.

     LIQUIDATION AND DISSOLUTION


     If LLC is liquidated, the assets of LLC are to be distributed to the Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss as provided in the LLC Agreement, if any, and distributions, if any, of cash or property pursuant to the LLC Agreement. No Interest Holder shall be obligated to restore a Negative Capital Account. (See "Income Tax Consequences of Being an Interest Holder or Member of an LLC -- DISSOLUTION AND LIQUIDATION OF LLC").


     DISTRIBUTIONS IN GENERAL


     The timing and amount of all distributions are to be determined by the Executive Manager subject to the requirement that all cash flow from a taxable year shall be distributed to all Interest holders no later than 75 days after the end of such year.



     If any assets of LLC are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. The fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Executive Manager. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in the LLC Agreement and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation. All Profit and Loss shall be allocated, and all cash flow distributions shall be made, to the Persons shown on the records of LLC to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made.



     The LLC Agreement provides that the Executive Manager, upon the advice of LLC's tax counsel, may amend the LLC Agreement to comply with the Code and the Regulations promulgated under Section 704(b) of the Code; provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder's prior written consent. (See "Income Tax Consequences of Being an Interest Holder or Member of an LLC -- ALLOCATIONS OF PROFITS AND LOSSES").


     TRANSFERS OF LLC INTERESTS

     No Person may Transfer all or any portion of or any interest or rights in the Person's Membership Rights or Interest unless: (i) the Transfer will not require registration of Interests or Membership Rights under any federal or state securities laws; (ii) the Executive Manager determines that the Transfer creates no risk of the LLC being treated as a publicly traded partnership; (iii) the transferee delivers to LLC a written agreement to be bound by all the terms of the LLC Agreement; (iv) the Transfer will not result in the termination of LLC pursuant to Section 708 of the Code; (v) the Transfer will not result in LLC being subject to the Investment Company Act of 1940, as amended; and (vi) the transferor or the transferee delivers the following information to LLC: (a) the transferee's taxpayer identification number, and (b) the transferee's initial tax basis in the Transferred Interest; in addition, LLC may require that the transferor obtain, at the transferor's expense, and deliver to LLC, an opinion of legal counsel acceptable to LLC, confirming that the all of the above conditions of transfer have been satisfied.



     If all of the above Conditions of Transfer are satisfied, then a Member or Interest Holder may Transfer all or any portion of that Person's Interest. The transferee shall be entitled to receive, to the extent transferred, only the distributions to which the transferor would be entitled. The Transfer of an Interest pursuant to the LLC Agreement shall not result, however, in the Transfer of any of the transferor's other Membership Rights, if any, and the transferee of the Interest shall have no right to: (i) become a Member, or
(ii) exercise any Membership Rights other than those specifically pertaining to the ownership of an Interest without the unanimous consent of the members which may be withheld for any reason. (See "Income Tax Consequences of Being an Interest Holder or Member of an LLC -- SALES OF LLC INTERESTS").


     RIGHT OF FIRST REFUSAL


     In addition to the Conditions of Transfer, transfer of an LLC Interest is further limited by a right of first refusal. The LLC Agreement provides for a right of first refusal (the "Right of First Refusal") which may first be exercised first by LLC, and then by the other Members. Such right of first refusal must be exercised by either LLC or by another Member within forty-five
(45) days of the receipt by LLC and the Members of the Transfer Notice, as it is defined in the LLC Agreement. The LLC Agreement provides that the price to be paid by LLC or by a Member for the Interest to be sold is the same price as previously offered by the third party for the Interest.



     The transferee of all or any portion of or any interest or rights in any Membership Rights or Interest shall not be entitled to become a Member or exercise any rights of a Member, and the transferee shall not be admitted as a Member unless the Members unanimously consent. (See "Income Tax Consequences of Being an Interest Holder or Member of an LLC -- SALES OF LLC INTERESTS").



INCOME TAX CONSEQUENCES OF BEING AN INTEREST HOLDER OR MEMBER OF LLC



     The following discussion is intended to summarize the principal federal income tax considerations material to being an Interest Holder of LLC. The subsection was prepared by Preston Gates & Ellis LLP, counsel and tax counsel to Company. In the opinion of tax counsel, such information is, as of the date of this Proxy Statement, correct in all material respects. This summary is based upon the Code, Treasury Regulations (including Temporary and Proposed Regulations) promulgated thereunder ("Regulations"), current positions of the Internal Revenue Service (the "IRS") contained in revenue rulings and revenue procedures, other current administrative positions of the IRS and existing judicial decisions in effect as of the date of this Prospectus. Potential Interest Holders should note that it is not feasible to comment on all aspects of federal, state and local tax laws that may affect each Interest Holder in LLC. The federal income tax considerations discussed below are necessarily general in nature, and their application may vary depending upon an Interest Holder's particular circumstances. No representations are made as to any other tax consequences including foreign, state and local tax. Further, LLC does not intend to request a ruling from the IRS with respect to any of the federal income tax matters discussed below, and on certain matters no ruling could be obtained even if requested.



     Interest Holders should also note that a great deal of uncertainty exists with respect to certain recently enacted and amended provisions of the Code. There can be no assurance that the present federal income tax laws applicable to Interest Holders and the operation of LLC will not be further changed prospectively or retroactively by additional legislation, by new Regulations, by judicial decisions or by administrative interpretations, any of which could adversely affect an Interest Holder, nor is there any assurance that there will not be a difference of opinion as to the interpretation or application of current federal income tax laws as discussed herein.



     FOR THE FOREGOING REASONS, EACH PROSPECTIVE INTEREST HOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL INCOME OR OTHER TAX CONSEQUENCES, SPECIFIC TO EACH INDIVIDUAL OR ENTITY, OF BEING AN INTEREST HOLDER OR MEMBER OF LLC. NOTHING IN THIS PROXY STATEMENT IS OR SHOULD BE CONSTRUED AS LEGAL OR TAX ADVICE TO A POTENTIAL INTEREST HOLDER OF LLC. SHAREHOLDERS WHO HOLD MORE THAN 50 SHARES ON THE SPIN- OFF RECORD DATE, AND, ACCORDINGLY WILL BECOME AN INTEREST HOLDER OR MEMBER OF LLC, SHOULD BE AWARE THAT THE IRS MAY NOT AGREE WITH ALL TAX POSITIONS TAKEN BY LLC AND THAT LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DECISIONS MAY REDUCE OR ELIMINATE ANTICIPATED TAX BENEFITS OF LLC.



     The discussion below is directed primarily to individual taxpayers who are citizens of the United States. Accordingly, persons who are trusts, corporate investors or tax exempt entities and any potential Interest Holder who is not a United States citizen are cautioned to consult their own personal tax advisors.


     PARTNERSHIP STATUS GENERALLY


     The ability to obtain the federal income tax benefits anticipated from LLC depends upon the classification of LLC as a partnership for federal income tax purposes and not as an association taxable as a corporation. Neither Company nor LLC intends to request a ruling from the IRS as to the classification of LLC as a partnership for such purposes.

     The current Regulations provide that an organization that qualifies as a limited liability company under state law such as LLC will be classified as a partnership unless it has more corporate characteristics than noncorporate characteristics. For this purpose, four major corporate characteristics are identified in applicable Regulations. Of these major corporate characteristics, LLC will have the corporate characteristic of limited liability; however, it should not be deemed to have the corporate characteristics of: (i) continuity of life (because the death, expulsion or bankruptcy of the Executive Manager will cause a dissolution of LLC unless a majority in interest of the remaining Members elect to continue the business of LLC); (ii) free transferability of interests (because the LLC Agreement contains substantial restrictions on the transferability of the LLC Interests, which are intended to avoid termination or reclassification of LLC, to effect compliance with federal and state securities laws and to facilitate administration of LLC's affairs) and (iii) centralized management (because the Executive Manager will have a significant ownership interest in LLC).


     Based upon the current Regulations, IRS rulings and judicial decisions under Section 7701(a) of the Code, all of which are subject to change, and based upon certain representations of LLC and Company and other assumptions, LLC will more likely than not be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation, if such issue were challenged by the IRS, litigated and judicially decided.


     The IRS has issued proposed regulations regarding entity classification which would supersede the current Regulations regarding partnership tax status upon which this conclusion is based. The proposed regulations define a partnership for tax purposes to include any business entity that has at least two members and that is not required to be classified as a corporation. The proposed regulations apply to LLCs in existence when the regulations become final. The proposed regulations, if they become final, should permit an LLC to continue to be taxed as a partnership for federal income tax purposes, provided LLC is not taxed as a corporation pursuant to the application of the "publicly traded partnership" rules discussed below.



     In the event that LLC, for any reason, were to be treated for federal income tax purposes as an association taxable as a corporation, the Interest Holders of LLC would be treated as stockholders of a corporation with the following results, among others: (i) LLC would become a taxable entity subject to the federal income tax imposed on corporations; (ii) items of income, gain, loss, deduction and credit would be accounted for by LLC on its federal income tax return and would not flow through to LLC Interest Holders; and (iii) distributions of cash would generally be treated as dividends taxable to LLC Interest Holders at ordinary income rates, to the extent of current or accumulated earnings and profits, and would not be deductible by LLC in computing its income tax.



     The remaining summary of federal income tax consequences in this Section assumes that LLC will be classified as a partnership for federal income tax purposes, and references to a partnership include references to a limited liability company, such as LLC, treated as a partnership for tax purposes.


     PUBLICLY TRADED PARTNERSHIPS

     Classification of LLC as a "publicly traded partnership" could result in
(a) LLC being taxable as a corporation (see "PARTNERSHIP STATUS GENERALLY" above), or (b) the treatment of net income of LLC as portfolio income rather than passive income (see "PASSIVE LOSS LIMITATIONS" below).

     A publicly traded partnership is generally defined under Section 7704 of the Code as any partnership whose interests are traded on an established securities market or are readily tradeable on a secondary market or the substantial equivalent thereof. On November 29, 1995, the IRS issued final Regulations (the "Section 7704 Regulations") effective for taxable years of a partnership beginning after 1995 which would apply to LLC.


     The Section 7704 Regulations contain definitions of what constitutes an established securities market and a secondary market or the substantial equivalent thereof and what transfers may be disregarded in determining whether such definitions are satisfied with respect to the activities of a partnership or limited liability company. The Section 7704 Regulations further provide certain safe harbors (the "secondary market safe harbors") which, after taking into consideration all transfers other than those deemed disregarded, may be satisfied in order to avoid classification of such transfers as being made on a secondary market or the substantial equivalent thereof. One of the secondary market safe harbors provides that interests in a partnership will not be considered tradeable on a secondary market or the substantial equivalent thereof if the sum of the partnership interests transferred during any taxable year, other than certain disregarded transfers, does not exceed 2% of the total interest in the partnership capital or profits. Disregarded transfers include, among other things, transfers by gift, transfers at death, transfers between family members, distributions from a qualified retirement plan and block transfers, which are defined as transfers by a partner during any 30 calendar day period of partnership units representing more than 2% of the total interest in partnership capital or profits. Another safe harbor from the definition of a publicly traded partnership dealing with redemption and repurchase agreements is also provided in the Section 7704 Regulations. The Section 7704 Regulations provide that the failure to satisfy a safe harbor provision under the Regulations will not cause a partnership to be treated as a publicly traded partnership if, after taking into account all facts and circumstances, partners are not readily able to buy, sell or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market. Finally, the Section 7704 Regulations do not by their terms apply to an LLC (i) all of the interests of which were issued in a transaction not required to be registered under the Securities Act of 1933 and (ii) which has 100 or fewer members (the "Private Placement Test"). The terms of the LLC Agreement provide that the Executive Manager will not permit a transfer if such transfer would cause LLC to be treated as publicly traded.


     LLC does not intend to cause the LLC Interests to be traded on an established securities market or a secondary market in the future. Further, it is anticipated that LLC will initially qualify under the Private Placement Test.


     Even if LLC were deemed to be a publicly traded partnership, Section 7704(c) of the Code provides an exception to taxation of an entity as a corporation if 90% or more of the gross income of such entity for each taxable year consists of "qualifying income." Qualifying income includes interest, real property rents and gain from the sale or other disposition of real property.

Qualifying income does not include real property rents which are contingent on the profits or income of the lessees or income from the rental or lease of personal property. LLC intends to conduct its operations in such a manner as to qualify for the 90% qualifying income exception. Potential Interest Holders or Members should note, however, that even if LLC satisfies the qualifying income exception, being deemed to be a publicly traded partnership would result in certain other material adverse tax consequences to LLC Interest Holders, including the treatment of net income of LLC as portfolio income rather than passive income. (See "PASSIVE LOSS LIMITATIONS" below).


     GENERAL PRINCIPLES OF PARTNERSHIP TAXATION

     Under the Code, no federal income tax is paid by a partnership. Accordingly, if as anticipated, LLC is treated as a partnership for federal income tax purposes, LLC will not be treated as a separate taxable entity subject to federal income tax, but instead each Interest Holder will be required to report on said Interest Holder's federal income tax return for each year the Interest Holder's distributive share of LLC's items of income, gain, loss, deduction or credit for that year, without regard to whether any actual cash distributions have been made to the Interest Holder. POTENTIAL INTEREST HOLDERS SHOULD NOTE THAT THEIR RESPECTIVE SHARE OF THE TAXABLE INCOME OF LLC, AND THEIR INCOME TAX LIABILITY RESULTING THEREFROM, MAY EXCEED CASH DISTRIBUTIONS FROM LLC.

     LLC will furnish to each Interest Holder and any assignee of Interests on an annual basis the information necessary for preparation of the Interest Holder's federal income tax return. Potential Interest Holders should note that information returns filed by LLC will be subject to audit by the IRS and that the Commissioner of the IRS has announced that the IRS will devote greater attention to the proper application of the tax laws to partnerships and limited liability companies. (See "AUDITS" below).

     ANTI-ABUSE RULES


     As noted under "GENERAL PRINCIPLES OF PARTNERSHIP TAXATION" above, partnerships as such are not liable for income taxes imposed by the Code. In December 1994, however, the IRS adopted final Regulations setting forth "anti-abuse" rules under the Code provisions applicable to LLC, which rules authorize the Commissioner of Internal Revenue to recast transactions involving the use of a partnership either to reflect the underlying economic arrangement or to prevent the use of a partnership to circumvent the intended purpose of any provision of the Code. These rules generally apply to all transactions relating to a partnership occurring on or after May 12, 1994, and thus would be applicable to LLC's activities. If any of the transactions entered into by LLC were to be recharacterized under these rules, or LLC, itself, were to be recast as a taxable entity under these rules, material adverse tax consequences to all of the Interest Holders would occur as otherwise described herein. In this regard, neither LLC nor Company is aware of any fact or circumstance which could cause the IRS to exercise its authority under these rules to recast any of the transactions to be entered into by LLC or to recharacturize LLC itself.


     BASIS LIMITATIONS

     An Interest Holder may not deduct the Interest Holder's share of LLC losses and deductions in excess of the adjusted basis of the Interest Holder's LLC interest determined as of the end of the taxable year. Although losses which exceed an Interest Holder's basis are not allowed, they may be carried over indefinitely and claimed as a deduction in a subsequent year to the extent that such Interest Holder's adjusted basis in his or her Interests has increased above zero. An Interest Holder's adjusted basis in his or her Interests will initially be equal to the fair market value of the LLC Interests received in the Spin-Off Distribution along with his or her pro rata share of any LLC liabilities as to which no Interest Holder is personally liable. An Interest Holder's basis in his or her interests will be increased by the Interest Holder's distributive share of LLC's taxable income and decreased (but not below zero) by his or her distributive share of LLC's losses and by the amount of any cash distributions which are made to the Interest Holder. A cash distribution to an Interest Holder will generally constitute a return of capital to the extent of the basis of his or her Interests but, in the event that an Interest Holder has no remaining basis in his or her Interests, will generally be taxable to the Interest Holder as gain from the sale of his or her Interests. (See "SALES OF LLC INTERESTS" below).


     PASSIVE LOSS LIMITATIONS


     The Code substantially restricts the ability of many taxpayers (including individuals, estates, trusts, certain closely-held corporations and certain personal service corporations) to deduct losses derived from so-called "passive activities." Passive activities generally include any activity involving the conduct of a trade or business in which the taxpayer does not materially participate (including the activity of a limited liability company in which the taxpayer is an interest holder) and certain rental activities (including the rental of real estate). It is more likely than not that an Interest Holder's interest in LLC will be treated as a passive activity, if such issue were challenged by the IRS, litigated and judicially decided. Accordingly, income and loss of LLC, other than interest or other similar income earned on temporary investments and working capital reserves (which would constitute portfolio income), will constitute passive activity income and passive activity loss, as the case may be, to Interest Holders.


     Generally, losses from passive activities are deductible only to the extent of a taxpayer's income or gains from passive activities and will not be allowed as an offset against other income, including salary or other compensation for personal services, active business income or "portfolio income," which includes nonbusiness income derived from dividends, interest, royalties, annuities and gains from the sale of property held for investment. Passive activity losses that are not allowed in any taxable year are suspended and carried forward indefinitely and allowed in subsequent years as an offset against passive activity income in future years.


     Upon a taxable disposition of a taxpayer's entire interest in a passive activity to an unrelated party, suspended losses with respect to that activity will then be allowed as a deduction against: (i) first, any remaining income or gain from that activity including gain recognized on such disposition; then (ii) net income or gain for the taxable year from other passive activities; and finally, (iii) any other non-passive income or gain. Temporary Regulations provide, however, that similar undertakings which are under common control and owned by pass-through entities such as partnerships are generally aggregated into a single activity. Accordingly, it is unlikely that suspended passive activity losses derived from a specific LLC asset would be available to Interest

Holders to offset non-passive income from other sources until the sale or other disposition of all LLC assets or the Interest Holder's entire interest in LLC has been consummated.


     The Code provides that the passive activity loss rules will be applied separately with respect to items attributable to each publicly traded partnership. Accordingly, if LLC were deemed to be a publicly traded partnership, LLC losses, if any, would be available only to offset future non-portfolio income of LLC. In addition, if LLC were deemed to be a publicly traded partnership which is not treated as a corporation because of the qualifying income exception, LLC income would generally be treated as portfolio income rather than passive income. (See "PUBLICLY TRADED PARTNERSHIPS" above).

     AT RISK LIMITATIONS


     The deductibility of LLC losses is limited further by the "at risk" limitations in the Code. Interest Holders who are individuals, estates, trusts and certain closely-held corporations are not allowed to deduct LLC losses in excess of the amounts which such Interest Holders are determined to have "at risk" at the close of LLC's taxable year. Generally, an Interest Holder's amount "at risk" will include the amount of the Interest Holder's share of cash and properties transferred to LLC as well as their share of qualified non-recourse debt. An Interest Holder's amount "at risk" will be reduced by the Interest Holder's allocable share of LLC losses and by LLC distributions and increased by the Interest Holder's allocable share of LLC income. Any deductions which are disallowed under this limitation may be carried forward indefinitely and utilized in subsequent years to the extent that an Interest Holder's amount "at risk" is increased in those years. Distributions by LLC to an Interest Holder, and certain other events, that cause the Interest Holder's amount "at risk" to be less than zero may result in gross income to the Interest Holder even though such distribution or other event would not otherwise be a taxable event.


     ALLOCATIONS OF PROFITS AND LOSSES


     Allocations of profit and loss are described above in the Section entitled "DISTRIBUTIONS OF CASH FLOW FROM OPERATIONS" AND "DISTRIBUTIONS IN GENERAL" AND "ALLOCATION OF PROFITS AND LOSSES". Potential Interest Holders should note in this regard that the LLC Agreement defines the terms "Profit" and "Loss" to mean the net income or loss realized or recognized by LLC for a fiscal year, as determined for federal income tax purposes, including any income exempt from tax, and calculated based on the book value of LLC assets.


     Generally, LLC items of income, gain, loss, deduction and credit are allocated among the Interest Holders as set forth in the LLC Agreement pursuant to Section 704(a) of the Code. Section 704(b) of the Code provides, however, that if an allocation to an Interest Holder of income, gain, loss, deduction or credit (or items thereof) under the LLC Agreement does not have substantial economic effect, such allocation will instead be made in accordance with the Interest Holder's interest in LLC (determined by taking into account all facts and circumstances).

     LLC has not received an advance ruling with respect to whether its allocations of profits and losses will be respected for federal income tax purposes, and the IRS may attempt to challenge the allocations of profits and losses made by LLC, which challenge, if successful, could adversely affect the Interest Holders by changing their respective shares of taxable income or loss.

No assurance can be given that the IRS will not challenge one or more of the allocation provisions contained in the LLC Agreement.

     Regulations under Section 704(b) of the Code (the "Section 704(b) Regulations") provide complex rules for determining whether allocations will be deemed to have economic effect, whether the economic effect of allocations will be deemed to be substantial, and whether allocations not having substantial economic effect will be deemed to be made in accordance with an Interest Holder's interest in LLC.


     The relevant portions of the Section 704(b) Regulations provide generally that an allocation will be considered to have economic effect if: (i) Interest Holders' capital accounts are determined and maintained in accordance with the Regulations; (ii) upon the liquidation of LLC, liquidating distributions are made in accordance with the positive capital account balances of the Interest Holders after taking into account all capital account adjustments for the year during which such liquidation occurs; and (iii) the LLC Agreement contains a "qualified income offset" provision and the allocation in question does not cause or increase a deficit balance in a Interest Holder's capital account at the end of LLC's taxable year. A limited liability company agreement contains a "qualified income offset" if it provides that an Interest Holder who unexpectedly receives an adjustment, allocation or distribution of certain items which causes a deficit or negative capital account balance (which means generally that the sum of losses allocated and cash distributed to a Interest Holder exceeds the sum of the Interest Holder's capital contributions to LLC and any income allocated to such Interest Holder) will be allocated items of income and gain in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.



     The LLC Agreement (i) provides for the determination and maintenance of Capital Accounts pursuant to the Section 704(b) Regulations, (ii) provides that liquidation proceeds are to be distributed in accordance with positive Capital Account balances, and (iii) contains a qualified income offset provision. (See "ALLOCATION OF PROFITS AND LOSSES"). The qualified income offset provision in the LLC Agreement has the effect of prohibiting an Interest Holder from being allocated items of loss or deduction which would cause his or her Capital Account to be reduced below zero. (An Interest Holder's Capital Account will be increased by certain debt of LLC allocated to the Interest Holder for this purpose)



     Even if the allocations of profits and losses of LLC are deemed to have economic effect under the Section 704(b) Regulations, however, an allocation will not be respected unless the economic effect of such allocation is "substantial." In this regard, the Section 704(b) Regulations generally provide that the economic effect of an allocation is "substantial" if there is a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by Interest Holders from a limited liability company taxed as a partnership, independent of tax consequences. The economic effect of an allocation is presumed not to be substantial if the net adjustments to the Interest Holders' capital accounts for any taxable year do not differ substantially from the net adjustments which would have been made for such year in the absence of such allocation and the total tax liability of the Interest Holders for such year is less than it would have been in the absence of such allocations. The economic effect will also be presumed not to be substantial where: (i) the LLC Agreement provides for the possibility that one or more allocations will be largely offset by one or more other allocations; (ii) the net adjustments to the Interest Holders' capital accounts for the taxable years to which the allocations relate do not differ substantially from the net adjustments which would have been recorded in such Interest Holders' respective capital accounts for such years if the original allocations and the offsetting allocations were not contained in the LLC Agreement; and (iii) the total tax liability of the Interest Holders for such years is less than it would have been in the absence of such allocations. With respect to the foregoing provision, the Section 704(b) Regulations state that original allocations and offsetting allocations will not be deemed to not be substantial if, at the time the allocations become part of the LLC Agreement, there is a strong likelihood that the offsetting allocations will not, in large part, be made within five years after the original allocations are made. The Section 704(b) Regulations further state that for purposes of testing substantiality, the adjusted tax basis of LLC's assets will be presumed to be the fair market value of such property, and adjustments to the adjusted tax basis of LLC's assets (such as depreciation or cost recovery deductions) will be presumed to be matched by corresponding changes in the property's fair market value.


     If the allocations of profits and losses set forth in the LLC Agreement are deemed not to have substantial economic effect, the allocations are then to be made in accordance with the Interest Holders' interests in LLC as determined by taking into account all facts and circumstances. The Section 704(b) Regulations provide in this regard that an Interest Holder's interest in LLC will be determined by taking into account all facts and circumstances relating to the economic arrangement of the Interest Holders, including: (i) the Interest Holders' relative contributions to LLC; (ii) the interests of the Interest Holders in economic profits and losses (if different from those in taxable income or loss); (iii) the interests of the Interest Holders in cash flow and other nonliquidating distributions; and (iv) the rights of the Interest Holders to distributions of capital upon liquidation.


     Since the LLC Agreement: (i) provides for the determination and maintenance of Capital Accounts in accordance with the Section 704(b) Regulations; (ii) provides that liquidation proceeds will be distributed to the Interest Holders in accordance with positive Capital Account balances; and (iii) contains a qualified income offset provision, assuming the allocations of deductions for depreciation, amortization and cost recovery to such Interest Holders were matched by corresponding reductions in the fair market value of LLC's Property and assuming the accuracy of the representations of the Executive Manager, including that LLC will be operated strictly in accordance with the terms of the LLC Agreement, it is more likely than not that allocations of LLC items of income, gain, loss, deduction and credit in accordance with the terms of the LLC Agreement will have a substantial economic effect.


     CONTRIBUTIONS OF APPRECIATED PROPERTY


     Section 704(c) of the Code provides that items of taxable income, gain, loss and deduction with respect to property contributed by an Interest Holder must be shared among the Interest Holders so as to take account of the variation between the tax basis of the property to LLC and its fair market value at the time of the contribution. To the extent that an Interest Holder contributes property to LLC with an adjusted tax basis different from its book value, the contributing Interest Holder must be allocated any taxable gain or loss recognized with respect to such property to take account of such difference. Regulations under Section 704(c) of the Code (the "Section 704(c) Regulations") permit LLC to use any reasonable method that is consistent with the purposes of Section 704(c) of the Code to allocate the tax burdens and benefits with respect to the contributed property to the contributing Interest Holder. An allocation method is not reasonable if the contribution of property and the corresponding allocation of tax items with respect to the property are made with a view to shifting the tax consequences of built-in gain or loss among the Interest Holders in a manner that substantially reduces the present value of the Interest Holders' aggregate tax liability.



     Because the Assets held by LLC will have a tax basis equal to their fair market value (due to the distribution of such assets in connection with the Spin-Off Distribution), the provisions of Section 704(c) of the Code should not apply to such properties.


     RISK OF TAXABLE INCOME WITHOUT CASH DISTRIBUTIONS

     An Interest Holder of LLC is required to report his or her allocable share of LLC's taxable income on the Interest Holder's personal income tax return regardless of whether or not he or she has received any cash distributions from LLC. For example, an Interest Holder will be allocated his or her share of the Profit on the sale of LLC Property even though such Interest Holder may receive no cash distributions from LLC. The LLC Agreement also provides for a "qualified income offset," as described hereinabove, which could result in the allocation of income or gain to an Interest Holder in the absence of cash distributions from LLC. There are no assurances that an Interest Holder will not be allocated items of LLC income or gain in an amount which gives rise to an income tax liability in excess of cash, if any, received from LLC for the tax year in question, and investors are urged to consult with their personal tax advisors in this regard.

     DEPRECIATION AND COST RECOVERY


     It is currently anticipated that the real property improvements acquired or constructed by LLC and any personal property acquired by LLC will be depreciated for tax purposes using the Modified Accelerated Cost Recovery System, i.e., residential real property improvements on a straight-line basis over a recovery period of 27.5 years and non-residential real property over a period of 39 years, and most personal property acquired by LLC over various recovery periods over various periods on a double declining balance basis switching to the straight line basis when such method will result in a larger depreciation deduction. Land is not subject to depreciation.


     ACTIVITIES NOT ENGAGED IN FOR PROFIT

     Section 183 of the Code provides for the disallowance of deductions attributable to activities "not engaged in for profit." The term "not engaged in for profit" is defined as any activity other than an activity that constitutes a trade or business or an activity that is engaged in for the production or collection of income. In general, an activity will be considered as entered into for profit where there is a reasonable expectation of profit in the future. The determination of whether an activity is engaged in for profit is based upon the facts and circumstances of each case.

     LLC will be operated in a business-like manner in all material respects and strictly in accordance with the LLC Agreement, and assuming the determination as to whether the activities of LLC are activities entered into for profit under
Section 183 of the Code is made at LLC level, it is more likely than not that the activities contemplated by LLC will be considered activities entered into for profit by LLC, if such issue were challenged by the IRS, litigated and judicially decided. However, the IRS may also apply Section 183 of the Code to Interest Holders notwithstanding any determination made with respect to LLC in this regard, and since the test of whether an activity is deemed to be engaged in for profit is based upon facts and circumstances that exist from time to time, no assurance can be given that
Section 183 of the Code may not be applied in the future to disallow deductions allocable to Interest Holders from LLC operations. Potential Interest Holders should consult with their own tax advisors regarding the impact of Section 183 of the Code on their particular situations.

     SALES OF LLC'S PROPERTIES


     Upon the sale of LLC's properties, LLC will recognize gain or loss to the extent that the amount realized is more or less than the adjusted basis of LLC Property sold. The amount realized upon the sale of an LLC Property will generally be equal to the sum of the cash received plus the amount of indebtedness encumbering the property, if any, assumed by the purchaser or to which the property remains subject upon the transfer of the property to the purchaser. The adjusted basis of LLC Property will in general be equal to the value of the property at the time of the Spin-Off Distribution, less depreciation and cost recovery allowances allowed to LLC with respect to such property.



     Assuming that LLC is not deemed to be a dealer with respect to its properties, such gain or loss will generally be taxable under Section 1231 or 1221 of the Code to the extent it applies to depreciable property and otherwise is treated as capital gain or loss. An Interest Holder's share of the gains or losses resulting from the sale of LLC Properties taxable under Section 1231 of the Code would generally be combined with any other Section 1231 gains or losses realized by the Interest Holder in that year from sources other than LLC, and the net Section 1231 gain or loss is generally treated as long-term capital gain (subject to depreciation or cost recovery allowance recapture, if any) or ordinary loss, as the case may be. Potential Interest Holders should be aware that the amount of taxable gain allocated to an Interest Holder with respect to the sale of a LLC Property may exceed the cash proceeds received by such Interest Holder with respect to such sale.


     SALES OF LLC INTERESTS

     An Interest Holder may be unable to sell any of his or her Interests by reason of the nonexistence of any market therefor. In the event that Interests are sold pursuant to the procedures described above in "Transfer of LLC Interests", however, the selling Interest Holder will realize gain or loss equal to the difference between the gross sale price or proceeds received from sale and the Interest Holder's adjusted tax basis in his or her Interests. Assuming the Interest Holder is not a "dealer" with respect to such Interests and has held the Interests for more than one year, the Interest Holder's gain or loss will be long-term capital gain or loss, except for that portion of any gain attributable to such Interest Holder's share of LLC's "unrealized receivables" and "substantially appreciated inventory," as defined in Section 751 of the Code ("Section 751 Property"), which would be taxable as ordinary income. Any recapture of cost recovery allowance taken previously by LLC with respect to personal property associated with Company Properties will be treated as "unrealized receivables" for this purpose. Potential Interest Holders should note in this regard that the Code requires LLC to report any sale of Interests to the IRS if any portion of the gain realized upon such sale is attributable to the transferor's share of LLC's Section 751 Property.

     DISSOLUTION AND LIQUIDATION OF LLC


     The dissolution and liquidation of LLC will involve the distribution to the Interest Holders of the cash remaining after the sale of its assets, if any, and after payment of all LLC's debts and liabilities. If an Interest Holder receives cash and/or certain marketable securities, taken into account at their value on the date of distribution, in excess of the basis of his or her Interests, such excess will be taxable as a gain. If an Interest Holder were to receive only cash upon dissolution and liquidation, he would recognize a loss to the extent, if any, that the adjusted basis of his Interests exceeded the amount of cash received. No loss would be recognized if an Interest Holder were to receive property other than money, unrealized receivables and substantially appreciated inventory (as defined in Section 751 of the Code). There are a number of exceptions to these general rules, including but not limited to, the effect of a special basis election under Section 732(d) of the Code for an Interest Holder who may have acquired an interest in LLC within the two years prior to the dissolution, and the effects of a disproportionate distribution of
Section 751 Property as determined under Section 751(b) of the Code.





     ELECTION FOR BASIS ADJUSTMENTS


     LLC will elect, under Section 754 of the Code, to adjust the basis of LLC property upon the transfer of an interest in LLC so that the transferee of an LLC interest will be treated for purposes of calculating depreciation and realizing gain as though he had acquired a direct interest in LLC's assets. Accordingly, if LLC's Properties depreciate in value, it may make it more difficult to dispose of an Interest in LLC since the transferee will not be permitted the benefit of depreciation deductions based on LLC's cost but rather depreciation based on the price paid for the Interests acquired by the Transferee. Conversely, if LLC's Properties appreciate, the Section 754 election will be beneficial to transferees of LLC Interests since the depreciation deductions available to them will be based on the cost paid for the Interests rather than the lower cost of LLC's assets.


     ALTERNATIVE MINIMUM TAX

     Alternative minimum tax is payable to the extent that a taxpayer's alternative minimum tax exceeds his regular federal income tax liability for the taxable year. Alternative minimum tax for individual taxpayers is a percentage of "alternative minimum taxable income" ("AMTI") in excess of certain exemption amounts. The first $175,000 of AMTI in excess of the exemption amount is taxed currently at 26%, and any additional such excess is taxed currently at 28%. Alternative minimum taxable income is generally computed by adding what are called "tax preference items" to the taxpayer's regular taxable income, with certain adjustments. While it is not anticipated that an investment in LLC will give rise to any specific tax preference items, the amount of alternative minimum tax imposed depends upon various factors unique to each particular taxpayer. Accordingly, each Interest Holder should consult with the Interest Holder's own personal tax advisor regarding the possible application of the alternative minimum tax.


     PENALTIES


     Under Section 6662 of the Code, a 20% penalty is imposed on any portion of an underpayment of tax attributable to a "substantial understatement of income tax." In general, a "substantial understatement of income tax" will exist if the actual income tax liability of the taxpayer exceeds the income tax liability shown on the taxpayer's return by the greater of 10% of the actual income tax liability or $5,000. Unless the understatement is attributable to a "tax shelter," the amount of an understatement is reduced by any portion of such understatement which is attributable to (i) the income tax treatment of any item shown on the return if there is "substantial authority" for the taxpayer's treatment of such item on the taxpayer's return or (ii) any item with respect to which the taxpayer adequately discloses on the taxpayer's return the relevant facts affecting the item's income tax treatment as long as there is a "reasonable basis" for the taxpayer's treatment of such item. In the case of a "tax shelter," which is defined in Section 6662 of the Code as a partnership or other entity that has as its principal purpose the avoidance or evasion of federal income tax, this reduction in the understatement only will apply in cases where, in addition to having "substantial authority" for treatment of the item in question, the taxpayer reasonably believed that the income tax treatment of that item was more likely than not the proper treatment.



     Although LLC is not intended to be a so-called "tax shelter," it is possible that it may be considered a tax shelter for purposes of Section 6662 of the Code and that certain LLC tax items could be considered tax shelter items within the meaning of Section 6662. The Regulations under Section 6662 provide that an entity will be deemed to be a tax shelter if the tax avoidance or evasion motive exceeds all other motives. Based on the business objectives of LLC, LLC believes there are substantial grounds for a determination that LLC does not constitute a tax shelter; however, because the issue is dependent upon facts relating to future LLC operations, the acquisition and disposition of LLC's properties, and other factual determinations which are not known at this time, the possibility remains that LLC could be deemed to be a "tax shelter" for purposes of Section 6662 of the Code.


     In addition to the substantial understatement penalty, Section 6662 of the Code also imposes a 20% penalty on any portion of an underpayment of tax (i) attributable to any substantial valuation misstatement (generally where the value or adjusted basis of a property claimed on a return is 200% or more of the correct value or adjusted basis), or (ii) attributable to negligence, defined as any failure to make a reasonable attempt to comply with the Code, or a careless, reckless or intentional disregard of federal income tax rules or regulations.

     TAX-SHELTER REGISTRATION


     Any entity deemed to be a "tax shelter," as defined in Section 6111 of the Code, is required to register with the IRS. Regulations under Section 6111 define a "tax shelter" as an investment in connection with which an investor can reasonably infer from the representations made that the "tax shelter ratio" may be greater than 2 to 1 as of the close of any of the first five years ending after the date on which the investment is offered for sale. The "tax shelter ratio" is generally determined by dividing the investor's share of the aggregate deductions derived from the investment, determined without regard to income, by the amount of the investor's capital contributions.


     LLC is not intended to constitute a "tax shelter." In the absence of events which are unlikely to occur, the aggregate amount of deductions derived from any Interest Holder's investment in LLC, determined without regard to income, will not exceed twice the amount of any such Interest Holder's investment in LLC as of the close of any year in LLC's first five calendar years.

     In the absence of events which are unlikely to occur, the "tax shelter ratio" with respect to an investment in LLC will not exceed 2 to 1 for any Interest Holder as of the close of any year in LLC's first five calendar years, it is more likely than not LLC is not currently required to register as a tax shelter with the IRS under Section 6111 of the Code.

     AUDITS

     The IRS has recently undertaken an intensified audit program with respect to partnerships and partnership returns.

     In the event of an audit of LLC's tax return, the Executive Manager, on behalf of LLC, will take primary responsibility for contesting federal income tax adjustments proposed by the IRS, to extend the statute of limitations as to all Interest Holders and, in certain circumstances, to bind the Interest Holders to such adjustments. Although the Executive Manager will attempt to inform each Interest Holder of the commencement and disposition of any such audit or subsequent proceedings, Interest Holders should be aware that their participation in administrative or judicial proceedings relating to LLC items will be substantially restricted. An audit of LLC could result in substantial legal and accounting fees required to be paid to substantiate the reporting positions taken, and any such fees would reduce the cash otherwise available for distribution to the Interest Holders. Any such audit may result in adjustments to the tax returns of LLC which would require adjustments to each Interest Holder's personal income tax return and may require such Interest Holders to pay additional taxes plus interest, compounded daily. In addition, any audit of an Interest Holder's return could result in adjustments of other items of income and deductions not related to LLC.

     PROPOSED TAX LEGISLATION AND REGULATORY PROPOSALS

     Legislative proposals have been made which could significantly change the federal income tax laws as they relate to an investment in LLC. It is impossible at this time, however, to predict whether or in what form any such legislation will be enacted. EACH PROSPECTIVE INTEREST HOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE INTEREST HOLDER'S OWN TAX SITUATION, THE EFFECT OF ANY LEGISLATIVE, REGULATORY OR ADMINISTRATIVE DEVELOPMENTS, OR OTHER POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     STATE AND LOCAL TAXES

     In addition to the federal income tax aspects described above, prospective Interest Holders should consider potential state and local tax consequences of owning an LLC Interest. This Proxy Statement makes no attempt to summarize the state and local tax consequences to an Interest Holder in those states in which LLC may own properties or carry on activities, and each potential Interest Holder is urged to consult his or her own tax advisor on all matters relating to state and local taxation, including the following: (i) whether the state in which the Interest Holder resides will impose a tax upon the Interest Holder's share of the taxable income of LLC, (ii) whether an income tax or other return must also be filed in those states where LLC will own properties, and (iii) whether the Interest Holder will be subject to state income tax withholding in states where LLC will own properties.

     Because LLC will conduct its activities and own properties in different taxing jurisdictions, the Interest Holder may have the obligation to file annual tax returns in a number of different states or localities, as well as the obligation to pay taxes to a number of different states or localities. Additional costs incurred in having to prepare various state and local tax returns, as well as the additional state and local tax which may be payable, should be considered by prospective Interest Holders.

     It should be noted that many states have implemented or are in the process of implementing programs to require limited liability companies to withhold and pay state income taxes owed by non-resident Interest Holders relating to income-producing properties located in their states. In the event that LLC is required to withhold state taxes from cash distributions otherwise payable to Interest Holders, the amount of the Cash Flow otherwise payable to such Interest Holders would likely be reduced. In addition, such collection and filing requirements at the state level may result in increases in LLC's administrative expenses, which would likely have the effect of reducing returns to the Interest Holders.

     EACH PROSPECTIVE INTEREST HOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE IMPACT OF APPLICABLE STATE AND LOCAL TAXES ON THE POTENTIAL INTEREST HOLDER'S INVESTMENT IN LLC.


         COMPARISON OF CORPORATION LAWS OF ALASKA AND LIMITED LIABILITY
                           COMPANY LAWS IN WASHINGTON



     Upon consummation of the Spin-Off Distribution and the Merger, shareholders of Company who own fifty (50) or more Shares as of the Spin-Off Record Date will, by virtue of the

Spin-Off Distribution, become Interest Holders of LLC, a Washington limited liability company. In addition, as a result of the Merger, their Shares will be converted into the right to receive cash, and they will no longer be shareholders of Company, an Alaska corporation. The LLC was selected because it will facilitate the continuing liquidation of Company's assets while avoiding corporate tax liabilities and the administrative costs of continuing as a public company subject to compliance requirements of the Securities Exchange Act of 1934. LLC will continue the business activities of Company and will have its principal offices in Seattle, Washington and accordingly formation of a limited liability company under Washington law was determined to be the most practical choice since it will avoid the need to qualify to do business as a foreign entity. Company was incorporated in Alaska for historical reasons which are no longer applicable.



     The purpose of this section is to describe the material substantive and procedural differences between the ACC and the Washington Limited Liability Company Act, RCW 25.15 (the "Washington LLC Act"). For a detailed description of the tax effects of being a member of a limited liability company, see "ANP, LLC" above.


Company is governed by its Articles of Incorporation and Bylaws. The Bylaws may be amended from time to time by the Board, and the Articles of Incorporation may be amended by approval of Company's shareholders (or by the Board in certain limited circumstances). LLC is governed by the LLC Agreement. Such agreement may be amended only upon the vote of 51% of the Percentages held by Members. Accordingly, the rights of shareholders of Company and LLC Members are similar. Interest Holders of LLC, however, do not have the right to participate in any amendment to the LLC Agreement.



As for management, the Board of Directors and the Executive Officers of Company are subject to fulfillment of certain explicit "fiduciary duties" as defined in the ACC. The Executive Manager, on the other hand, is the sole manager of LLC, has broader discretion under the LLC Agreement and the Washington LLC Act, and is not liable, responsible, or accountable in damages or otherwise to LLC or to the Members or Interest Holders of LLC for any action taken or failure to act on behalf of LLC unless such act or omission constitutes gross negligence, intentional misconduct, or a knowing violation of law. Accordingly, Company shareholders benefit from the legal duties required by the ACC while Members and Interest Holders of LLC have no such protection.



The members of the Board are approved annually by Company's shareholders at its Annual Meeting. The Executive Manager, on the other hand, may only be removed upon the vote of two-thirds of the Percentages held by Members other than the Executive Manager, and only then upon either (i) the Executive Manager's willful or intentional violation or reckless disregard of the Executive Manager's duties to LLC; or (ii) the Executive Manager's Involuntary Withdrawal (which is defined in the LLC Agreement as the death, expulsion or bankruptcy of such Executive Manager and any other event which terminates the continued membership of such Executive Manager in LLC). Therefore, shareholders of Company have more control as to the management of Company then their counterpart Members and Interest Holders of LLC.



With regards to transferability of interests, the LLC Agreement contains substantial restrictions on the transferability of LLC Interests. Company shareholders have no such restrictions, as the Shares are traded in the over-the-counter market. Accordingly, Company shareholders possess greater freedom with regard to the ability to transfer or otherwise dispose of their Shares than LLC Members or Interest Holders.



Under Alaska law Company is required to hold annual meetings of its shareholders. LLC, on the other hand, is not required to hold meetings of its Members unless called by 51% of the Percentages held by its Members. Accordingly, shareholders of Company are guaranteed, under state law, at least one meeting per year in which they have the ability to address management and other issues relating to Company. LLC Members and Interest Holders enjoy no such right.



Company is subject to the reporting requirements of the Exchange Act, and accordingly must file quarterly, annual and current reports with the Securities and Exchange Commission, and such reports must comply with the reporting requirements set forth in the Exchange Act. As a private entity, LLC will have no such reporting obligation, for no such reporting requirement is set forth in the Washington LLC Act. The LLC Agreement, however, provides that LLC must provide its Members with an Annual Compilation report consisting of information prepared by LLC's independent accountants. Therefore, Company shareholders have access to greater and more frequent information about their investment than do Members or Interest Holders of LLC.



Company may only distribute cash upon its liquidation or upon the declaration of a dividend by the Board. LLC, on the other hand, must, subject to certain provisions of the LLC Agreement, distribute all cash flow to Interest Holders within 75 days of the end of the year. Accordingly, LLC Members and Interest Holders have a greater ability to realize the current cash flow generated by their investment.



Finally, as for taxation, Company is a subchapter "C" corporation as defined in the Code, and accordingly both state and federal income taxes apply at the corporate level to Company, as well as at the shareholder level upon certain distributions to shareholders. LLC, however, is not subject to such "double taxation". LLC, which is expected to be taxed as a partnership for federal income tax purposes, is subject to no income tax. Instead, Members and Interest holders are subject to federal and state income taxes on the pro rata share of taxable income of LLC. As a result, LLC Members and Interest Holders benefit from this more favorable tax treatment. For a detailed description of the tax effects of being a member of a limited liability company, see "ANP, LLC" above.




                                                       Effect of Being a Shareholder of      Effect of Being an Interest Holder of
                                                        Company Under the ACC (Alaska            ANP, LLC Under the Washington
                                                              Corporations Code)               LLC Act and the LLC Agreement(1)
                                                              ------------------               --------------------------------
 Governing Documents                               Articles of Incorporation and Bylaws     LLC Agreement

 Management                                        Board of Directors, Executive Officers   Executive Manager

 Election of Board of Directors or Executive       By Annual Shareholder Vote               None; LLC Agreement provides for
 Manager                                                                                    Executive Manager to manage LLC until
                                                                                            resignation or removal

 Removal of Board of Directors or Executive        Shareholder Vote at Annual or Special    By two-thirds of the Percentages held
 Manager                                           Meeting                                  by Members other than Executive Manager
                                                                                            and only then in certain defined
                                                                                            circumstances


 Transferability of Interests                      Yes, Public Company                      Limited, governed by LLC Agreement

 Personal Liability for Liabilities of Entity      No                                       No

 Frequency of Meetings                             Annually                                 No requirement

 Ability to Call Special Meetings                  10% of the Outstanding Shares            51% of Percentages Held by Members

 Dissenters' Rights                                Merger, Consolidation, Exchange, Sale    Only in the Event of a Merger
                                                   of all or Substantially all of Assets

------------------------------
(1) See also "ANP, LLC" above.

                                      -52-


 Periodic Reporting                                Quarterly 10-Q, Annually 10-K, and       Annually (Within 75 Days of End of
                                                   Currently for Material Events 8-K        Year) "Annual Compilation Report"
                                                                                            consisting of information prepared by
                                                                                            LLC's independent accountants
                                                                                            conforming with the standards issued by
                                                                                            the American Institute of Certified
                                                                                            Public Accountants

 Amendment to Governing Documents                  Majority of Outstanding Shares           51% of the Percentages of all Members

 Distributions of Cash to Shareholders/Interest    Dividend by Order of Board of Directors  Subject to certain provisions in LLC
 Holders                                                                                    Agreement, all Cash Flow is to be
                                                                                            distributed to Interest Holders within
                                                                                            75 Days of End of Year.

 Taxation (See also "ANP, LLC - Income Tax         Federal and state income taxes apply to  Members of LLC are subject to federal
 Consequences of Being an Interest Holder or       both the Company and certain             and state income taxes on pro rata
 Member of LLC" above)                             distributions to shareholders            share of taxable income of LLC
                                                                                            regardless of amounts distributed

  Potential Duration of Entity                     Perpetual                                January 1, 2036


                     MARKET PRICES OF AND DIVIDENDS ON STOCK

     Company's common stock is traded in the over-the-counter market under the NASDAQ symbol "ANWP." The following table indicates high and low bid prices of the Common Stock:


                           1997                    1996                    1995
                           ----                    ----                    ----

                   High Bid    Low Bid     High Bid    Low Bid     High Bid    Low Bid
                   -------------------     -------------------     -------------------
First Quarter*     $535.00     $525.00     $242.00     $238.00     $229.00     $214.00
Second Quarter                              250.00      225.00      235.50      231.00
Third Quarter                               275.00      220.00      235.00      219.00
Fourth Quarter*                             330.00      220.00      242.00      233.00

-----------------
* High and low bids for the First Quarter of 1997 are through February 13, 1996



     The high and low prices for each quarter are the high and low bids as reported by certain market makers, which are those quoted by dealers to each other, exclusive of markups, markdowns or commissions, and do not necessarily represent actual transactions. Over the years, the Shares have not been widely traded. In fact, from November 1995 to October 1996, the average volume of sales of Shares was only 190 Shares per month.

    As of the Record Date, there were 29,668 Shares issued and outstanding. The number of shareholders of record on the Record Date was 705. Company paid no dividends in 1996 and 1995.


    On November 15, 1996, the last full trading day before the first public announcement of the planned Merger, the last reported bid quotation of the Shares on over-the-counter market was $220.00 per Share. On February 13, 1997, the last reported sale quotation of the Shares on over-the-counter market was $535 per Share.



                SELECTED FINANCIAL INFORMATION CONCERNING COMPANY

    The following selected financial data relating to Company has been taken or derived from the financial statements and other records of Company. Such selected financial data are qualified in their entirety by, and should be read in conjunction with, the information set forth in the section entitled "COMPANY FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION" AND "ALASKA NORTHWEST PROPERTIES INC.: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS". The interim financial information has been derived from Company's unaudited interim financial statements which include all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation of the financial condition and results of operations for these periods. Operating results for the 1996 interim period are not necessarily indicative of the results that might be expected for the entire year.

                           ALASKA NORTHWEST PROPERTIES INC.

                     SELECTED CONSOLIDATED FINANCIAL INFORMATION
                               YEAR ENDED DECEMBER 31,


                                                                                                                 Nine Months
                                                 Year Ended December 31,                                    Ended September 30,
                                                 -----------------------                                    -------------------
Summary of Operations                  1995           1994         1993           1992          1991          1996        1995
---------------------                  ----           ----         ----           ----          ----          ----        ----
Revenues                             $323,619      $326,253      $407,589       $553,205      $523,355     $280,000      $258,000
Expenses                             (619,698)     (712,045)     (792,645)      (917,756)     (754,045)    (433,000)     (475,000)
Net Loss from Operations             (296,079)     (385,792)     (385,056)      (364,551)     (230,690)    (153,000)     (217,000)
Other Income (Expense)
  Gain on Sale of Real
  Estate(1)                           509,298        58,633        18,888         25,000        (3,173)     260,000        46,000

  Net Realized and
  Unrealized Gain
  (Loss) on
  Investments(2)                     (311,409)        3,163       170,753        (29,751)      (60,031)    (235,000)     (207,000)
                                     --------     ---------     ---------      ---------     ---------    ---------     ---------
Net Loss                             $(98,190)    $(323,996)    $(195,415)     $(369,302)    $(293,894)   $(128,000)    $(378,000)
                                     --------     ---------     ---------      ---------     ---------    ---------     ---------
                                     --------     ---------     ---------      ---------     ---------    ---------     ---------
Net Loss per Share                   $  (3.39)    $  (11.28)    $   (6.83)     $  (13.01)    $  (10.36)   $   (4.36)    $  (13.00)
Book Value per Share                   323.49        328.55        340.04         350.22        363.74       315.61        312.99


                                         -54-




Cash Dividends per
  Share                                  0.00          0.00          1.00           2.00          2.00         0.00          0.00
Total Assets                       $9,754,270    $9,699,213   $10,012,914    $10,252,446   $10,637,313   $9,862,000    $9,310,000
Notes Payable                         111,706       160,813       226,094        228,881       262,384       66,000       125,000
Shareholders' Equity                9,381,203     9,437,973     9,735,989      9,943,150    10,316,006    9,862,000     9,310,000

 __________________________
(1) As more fully described in Note 2 to Company's financial statements, includes $424,402 recognized in 1995 relating to a 1993 sale of real estate from which a portion of consideration received included buyer notes receivable.

(2) As more fully described in Note 5 to Company's financial statements, includes approximately $319,000 of net realized and unrealized losses recognized in 1995 relating to derivative financial instruments.

ALASKA NORTHWEST PROPERTIES INC.:  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THREE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

    REAL ESTATE AND NOTE COLLECTION ACTIVITIES

    Real Estate and Note Collection Activities. As a result of continued additional investment on the part of the buyer of a 37 room motel in Fairbanks, Alaska, to whom Company sold the property in 1993 and from whom Company has a note receivable, Company recognized the remaining deferred gain of $424,402 under the full accrual method of accounting for real estate sales during the fourth quarter of 1995. Until the debtor's investment represented a substantial initial and continuing investment, Company recognized revenue on the installment method in amounts of $43,166, $11,503, and $72,240 in 1995, 1994 and 1993,
respectively.

    Also during 1995, a portion (one of three apartment buildings) of the collateral securing a 9% note receivable, was destroyed in a fire in Fairbanks, Alaska. The debtor received an initial insurance disbursement of $50,000 and applied half of the proceeds to the mortgage, as required by Company, in an agreement dated September 8, 1995. Subsequent to December 31, 1995, Company reached an agreement with the debtor on an additional allocation of insurance proceeds in the amount of $337,667. Under an agreement dated February 23, 1996, the debtor applied $262,667 to the mortgage on the note receivable, while retaining the remaining $75,000 for improvements to the remaining collateral.

    Prior Year Real Estate and Note Collection Activities. During 1994, the lease expired between Company and Westmark Hotels Inc., the tenant in the 37-room motel in Fairbanks, Alaska. The motel was previously repossessed and resold in 1993, as explained below. The Golden Nugget Hotel (formerly Pacific Cove Corporation) assumed full control of the building at the termination of the lease on April 1, 1994.

    On March 31, 1993, the lease between the debtor on the $1,275,153 note and the lessee of the collateral property, Westmark Hotels, Inc., expired and was not extended. Subsequently, the debtor declared bankruptcy and relinquished the collateral securing the note. Company subsequently executed a lease with Westmark Hotels which expired March 31, 1994, as described above. The collateral had a $531,751 net carrying value (before the repossession) due to a

$743,402 deferred gain. Company did not incur any losses as a result of the repossession as the fair market value of the collateral was in excess of the carrying value.

    On December 30, 1993, Company sold the 37-room motel for the price of $1,144,755. The terms of the sale included a $150,000 cash down payment, a $820,490, 7.5% note receivable, and a $174,265, 3% note receivable, which mirrors the terms of Company's note payable with the Small Business Administration. Company incurred selling costs of $60,747 in connection with the sale. The initial payment of interest and principal commenced on June 1, 1994. The $551,311 gain on sale was recognized on the installment basis in accordance with FAS 66. Interest began occurring on the $820,490 note receivable on April, 1, 1994, the day the debtor assumed full control of the building.

    An apartment building in Fairbanks, that was repossessed on June 10, 1992, was sold on April 20, 1993. The terms of the sale included a $50,000 down payment and a $716,040, 8% note receivable that is performing according to the agreement. This transaction, which resulted in a deferred gain of $102,872 at December 31, 1993, provided for a four month delay in the commencement of interest and principal payments on the note. In exchange, the debtor made substantial capital improvements to the collateral in the approximate amount of $83,900, which has strengthened the buyer's ability to keep the note current and increased the value of the property. The transaction is accounted for under the cost recovery method in accordance with FAS 66, which requires the deferral of gain and interest income until total payments received exceed the carrying value of the property.

    RESULTS OF OPERATIONS

    Company has reported net losses over the past five (5) years. This is primarily due to the carrying costs on Company's real estate portfolio held for long term appreciation. The rental income on operating properties, investment income, and sales of appreciated properties have and are expected to continue to provide the liquidity to meet Company's long term objectives.


    Company recognized a net loss in 1995 of $98,190 compared to a net loss of $323,996 for 1994. Total revenues, combined with gains on sales of real estate, increased over the past year to $832,917 in 1995 from $384,886 in 1994, primarily as a result of the 1995 gain recognition of $442,402 on the December 30, 1993, sale of a motel in Fairbanks, Alaska. Interest income in 1995 increased by $20,092 over 1994 due to an increase in the prime interest rate affecting various notes receivable. Operating expenses decreased 6%, primarily due to a decrease in property taxes and depreciable assets. In 1995, Company had gains of $41,730 on the cash sales of three residential lots and a portion of a commercial lot in Fairbanks, Alaska. There were no real estate sales in 1994.

    Company recognized a net loss of $323,996 for 1994 compared to a net loss of $195,415 for the prior year. Total revenues, combined with gains on real estate sales, decreased to $384,886 in 1994 from $426,477 in 1993. Although the net difference in total revenue is only 10%, its components reflect significant changes between the two years, primarily related to the prior year's sales of various operating properties in Fairbanks, Alaska and the increase in interest income on the notes receivable related to the sales. Rental income decreased to $227,839 in 1994 from $330,304 in 1993, a 31% reduction. Conversely, interest income increased 43% to $68,684 in 1994 from $47,849 in 1993. Operating expenses continued to decline, falling to $402,759 in 1994 from $495,441 in 1993, representing a 19% change. This is a result of a decrease in maintenance costs related to the sale of the apartments.

    INVESTMENT ACTIVITIES

    During the years ended December 31, 1995 and 1994, Company recorded net realized and unrealized losses from its commodities and financial instrument investment activities of approximately $311,000 and $3,000, respectively.
During the year ended December 31, 1993, Company recorded a net realized and unrealized gain of approximately $171,000. The primary reasons for fluctuations in investment activities' results relate to changes in the underlying value of investment securities and, commencing in late 1994, an increase in amounts invested.

    Prior to 1995, Company had maintained an investment position in physical holdings of precious metals. During 1995, Company sold its physical holdings and, in all material respects, replaced such investment position by entering into precious metals futures and options contracts. Additionally, commencing in late 1994, Company established a trading position in stock index futures and options contracts. Company's futures and futures options contracts are relatively short-term, generally 6 months to less than 2 years. At December 31, 1995, contract amounts of unsettled futures options contracts approximated $900,000 and $1.5 million relating to precious metals and stock index derivatives, respectively.

    Company's investment portfolio includes financial instruments which have off-balance-sheet risk. These financial instruments include options written and futures contracts that involve, to varying degrees, elements of credit and market rate risk in excess of the amount recognized in the financial statements. These contracts were entered into for the potential investment return to Company. Company controls the credit and market risk of its futures and option contracts through credit approvals, limits, and monitoring procedures.

    LIQUIDITY AND CAPITAL RESOURCES

    Management anticipates that the current level of available liquidity is adequate to satisfy its known future working capital and capital expenditure requirements. Company has no commitments other than normal operating costs which would require the use of capital resources. Company met its liquidity requirements from investing, financing, and operating activities in 1995 as outlined below:

    Operations. As presented in more detail in the accompanying statements of cash flows, cash used by operating activities was $103,568 in 1995 as compared to $147,627 in 1994. Company incurred a net loss of $98,190 in 1995, which included non-cash charges for depreciation of $140,831 and realized and unrealized investment losses of $311,409 and non-cash gain recognition on real estate sales of $509,298.

    Investing. Net cash provided by investing activities totaled $236,422. Cash was generated from the purchase and sale of other assets in the amount of $116,904, which includes the net difference in the purchase and sale of commodities, futures and option contracts. Other sources of investment cash included the sale of land held for investment in the amount of $82,292 and proceeds from the disposal of assets of $15,396. Uses of funds included $47,557 from purchases of Government Securities, net of maturities and addition of property and equipment of $43,653.

    EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    Recently issued accounting standards having relevant applicability to Company consist primarily of Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), which establishes accounting standards for, among other things, the impairment of long-lived assets and certain identifiable intangibles and Statement of Financial Accounting Standard No. 123 ("SFAS No. 123"), which establishes standards for accounting for stock-based compensation. SFAS No. 121 will be effective for financial statements having fiscal years beginning after December 15, 1995, and is not expected to have a significant effect, if any, on Company's financial condition or results of operation. SFAS No. 123 will be effective for financial statements for fiscal years beginning after December 15, 1995, and required pro forma disclosures will be included in such statements.
It is not expected that Company will adopt the "fair value based method" of accounting for stock options, which is encouraged by SFAS No. 123, but rather will continue to account for such, utilizing the "intrinsic value based method" as is allowed by that statement.

NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

    REAL ESTATE AND NOTE COLLECTION ACTIVITIES

    In the third quarter of 1996, the State of Alaska Department of Transportation (DOT) began construction on a highway improvement project adjacent to Company's largest commercial property in Fairbanks, Alaska. Eventually, this project should enhance the value of Company's property by allowing direct access from the highway. In the fourth quarter of 1995, the DOT purchased a 14,000 square foot parcel from Company for an additional right-of-way.

    During the second quarter, payments commenced under a mortgage reduction agreement reached in the first quarter on a 9% note receivable, as discussed below. To date, all payment have been received in a timely manner.

    In the first quarter, Company reached an agreement with a debtor on an allocation of insurance proceeds totaling $337,667, received when one of three apartment buildings, securing a 9% note receivable, was destroyed in a fire in Fairbanks, Alaska. Under an agreement dated February 23, 1996, the debtor applied $262,667 to the mortgage on the note receivable, while retaining the remaining $75,000 for improvements to the remaining collateral. In addition, Company agreed to release the portion of the collateral that was damaged to the debtor and reduce the related monthly payment from $5,800 to $3,365. During 1995, the debtor received an initial insurance disbursement of $50,000 and applied half of the proceeds to the mortgage, as required by Company. As a result of continued additional investment on the part of the debtor, to whom Company sold the property in 1993, Company recognized the remaining deferred gain of $260,731, under the full accrual method of accounting for real estate sales in accordance with FAS 66. Also in the first quarter, Company decided that it was not in its best interest to disburse dividends in 1996.

    RESULTS OF OPERATIONS

    For the nine months ended September 30, 1996, a net loss of $128,000 was recognized by Company, as compared to a net loss of $378,000 for the same period in 1995. During the nine months ended September 30, 1996, Company recognized a gain on the sale of real estate of $260,000 as compared to a gain of $46,000 during the corresponding prior year period.

    For the nine months ended September 30, 1996, total revenues increased approximately $32,000 from same period of the previous year, primarily due to an increase in interest income from notes and securities. Cost and Expenses for the nine months ended September 30, 1996, including interest expense, decreased $42,000, primarily as a result of a decrease of operating expenses.

    LIQUIDITY AND CAPITAL RESOURCES

    Management anticipates that the current level of available liquidity is adequate to satisfy its known future working capital and capital expenditure requirements. Company has no commitments other than normal operating costs which would require the use of capital resources. Company met its liquidity requirements from investing, financing, and operating activities as of September 30, 1996, as outlined below:

    Operations. As presented in more detail in the accompanying statement of cash flows, cash used in operating activities was $68,000. Company has incurred a net loss of $128,000 in 1996, which included non-cash charges for depreciation of $74,000, realized and unrealized investment losses of $235,000 and non-cash gain recognition on real estate sales of $260,000.

    Investing. Net cash provided by investing activities have totaled $39,000. Cash was paid resulting from the purchase and sale of other assets in the amount of $100,000, which includes the net difference in the purchase and sale of futures and futures options contracts. Other uses of investment cash include $146,000 from the purchase of Government Securities, net of maturities.

    Subsequent to September 30, 1996, on November 18, 1996, Company executed the Reorganization Agreement. On December 11, 1996, Company executed the Plan
of Distribution.  (See "PROPOSAL:  THE MERGER:   The Reorganization
Agreement--The Merger" and "THE SPIN-OFF DISTRIBUTION").

INDEPENDENT PUBLIC ACCOUNTANTS


    It is not expected that representatives of BDO Seidman, LLP ("BDO") will be present at the Meeting.

    Clark Nuber, P.S. ("Clark Nuber") is Company's predecessor auditors. Effective August 29, 1995, Clark Nuber was not re-engaged to audit the financial statements for Company. The opinion of Clark Nuber noted in the principal accountant's report in Company's 1994 and 1993 10-K financial statement did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company's 1994 and 1993 financial statement, through August 29, 1995, there were no disagreements with Clark Nuber on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure.



    The decision to change accountants was approved by the Board on August 29, 1995. Beginning with the year ended December 31, 1995, BDO was engaged as Company's independent accountants. At no time prior to the selection of BDO did Company consult with BDO with respect to the application of accounting principles on any specific transactions, or inquire as to the type of audit opinion that BDO might issues with respect to Company's financial statements.



    On August 31, 1995, Company filed a current report on Form 8-K containing the above described information relating to their change of independent accountant. In the report, Clark Nuber issued a letter confirming their agreement with the disclosures made by Company in the Form 8-K.


SHAREHOLDERS' PROPOSALS


    If the Merger is not consummated, any proposals of holders of Shares intended to be presented at the Annual Meeting of Shareholders of Company to be held in 1997 must be received by Company, addressed to the Corporate Secretary, P.O. Box 68934 Seattle, WA 98168, no later than March 1, 1997 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. If the Merger is approved at the Special Meeting, no Annual Meeting of Company will be held in 1997. Pursuant to the LLC Agreement, LLC may, but is under no obligation to hold regular annual meetings, and as a privately held entity will not be subject to the proxy rules of the Securities Exchange Act of 1934.

           COMPANY FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION


                            Index to Financial Statements

                                                                      Page
For the year ended December 31, 1995

         Balance Sheets. . . . . . . . . . . . . . . . . . . . . . . F-1

         Statements of Operations. . . . . . . . . . . . . . . . . . F-2

         Statements of Shareholders' Equity. . . . . . . . . . . . . F-3

         Statements of Cash Flows. . . . . . . . . . . . . . . . . . F-4

         Notes to Financial Statements . . . . . . . . . . . . . . . F-5

         Reports of Independent Certified Public Accountants . . . . F-14

For the nine months ended September 30, 1996

         Balance Sheets. . . . . . . . . . . . . . . . . . . . . . . F-16

         Statements of Operations. . . . . . . . . . . . . . . . . . F-17

         Statements of Shareholders' Equity. . . . . . . . . . . . . F-18

         Statements of Cash Flows. . . . . . . . . . . . . . . . . . F-19

         Notes to Financial Statements . . . . . . . . . . . . . . . F-20

ANP, LLC:  Pro Forma Financial Data  . . . . . . . . . . . . . . . . F-21

                           ALASKA NORTHWEST PROPERTIES INC.
                                    BALANCE SHEETS
                           AS OF DECEMBER 31, 1995 AND 1994


ASSETS                                                  1995          1994
                                                        ----          ----
OPERATING PROPERTY AND EQUIPMENT, at cost:
  Buildings                                           $942,445      $942,446
  Furniture, fixtures and equipment                    126,546       178,707
  Leasehold costs and other                            218,351       218,351
                                                     ---------     ---------
                                                     1,287,342     1,339,504
Less accumulated depreciation and amortization        (879,801)     (862,370)
                                                     ---------     ---------

                                                       407,541       477,134
LAND HELD FOR INVESTMENT, at cost
  (Net of accumulated amortization of $340,382 and
  $294,997, respectively)                            4,362,716     4,457,662
INVESTMENT IN SPIEDEN ISLAND
  (Net of accumulated depreciation of $614,546 and
  $588,808, respectively)                            3,057,837     3,055,434
NOTES RECEIVABLE (net of deferred gain of
  $247,440 and $654,183, respectively)               1,368,120     1,065,418
CASH AND CASH EQUIVALENTS                              147,819       111,214
RESTRICTED CASH (Note 5)                                88,110             0
U.S. GOVERNMENT SECURITIES (Note 5)                    217,960       170,403
OTHER ASSETS                                           104,167        91,856
INVESTMENTS IN COMMODITIES                                   0       270,092
                                                     ---------     ---------

TOTAL ASSETS                                        $9,754,270    $9,699,213
                                                    ----------    ----------
                                                    ----------    ----------
LIABILITIES AND SHAREHOLDERS' EQUITY

NOTES PAYABLE                                       $  111,706    $  160,813
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                58,322        69,338
LIABILITY FOR UNSETTLED FUTURES AND
OPTION CONTRACTS (Note 5)                              203,039        31,089
                                                     ---------     ---------
TOTAL LIABILITIES                                      373,067       261,240
                                                     ---------     ---------
COMMITMENTS (Note 5, 8, & 9)
SHAREHOLDERS' EQUITY:
  Common stock $1.00 par value, authorized 50,000
  shares, issued 47,641                                476,409       476,409
  Capital in excess of par value                    14,755,812    14,755,812
  Treasury stock, at cost
  (Note 8) (1995 - 18,554 shares;
  1994 - 18,798  shares)                            (5,005,117)   (5,046,537)
  Accumulated deficit                                 (845,901)     (747,711)
                                                     ---------     ---------
TOTAL SHAREHOLDERS' EQUITY                           9,381,203     9,437,973
                                                     ---------     ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $9,754,270    $9,699,213
                                                    ----------    ----------
                                                    ----------    ----------


The accompanying notes are an integral part of these financial statements.

                           ALASKA NORTHWEST PROPERTIES INC.
                               STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993




                                                             1995           1994         1993
                                                             ----           ----         ----
REVENUES

  Interest Income                                                $88,776      $68,684     $47,849
  Building and Land Rents                                        223,757      227,839     330,304
  Other Income                                                    11,086       29,730      29,436
                                                                 -------      -------     -------

                                                                 323,619      326,253     407,589
                                                                 -------      -------     -------
EXPENSES
  Operating Expenses                                             376,114      402,759     495,441
  General & Administrative Expenses                              238,352      302,115     278,338
  Interest Expense                                                 5,232        7,171      18,866
                                                                 -------      -------     -------

                                                                 619,698      712,045     792,645
                                                                 -------      -------     -------

OTHER INCOME (EXPENSE)
  Gain on real estate (Note 2)                                   509,298       58,633      18,888
  Gain (loss) on sale of investments (Note 5)                   (225,110)     163,042      (4,149)
  Increase (decrease) in unrealized appreciation
  (depreciation) on investments (Note 5)                         (86,299)    (159,879)    174,902
                                                                 -------      -------     -------

                                                                 197,889       61,796     189,641
                                                                 -------      -------     -------

NET LOSS                                                        $(98,190)   $(323,996)  $(195,415)
                                                                --------    ---------   ---------
                                                                --------    ---------   ---------

AVERAGE SHARES OUTSTANDING                                        29,000       28,726      28,632
                                                                 -------      -------     -------
                                                                 -------      -------     -------

NET LOSS PER COMMON SHARE                                         $(3.39)     $(11.28)     $(6.83)
                                                                 -------      -------     -------
                                                                 -------      -------     -------


The accompanying notes are an integral part of these financial statements.

                      ALASKA NORTHWEST PROPERTIES INC.
                     STATEMENT OF SHAREHOLDERS' EQUITY
           FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993





                                     COMMON STOCK
                                  -----------------------
                                               Capital in
                                   $1.00 Par    Excess of                           Retained
                                     Value     Par Value        Treasury Stock      Earnings
                                  ----------   ------------     --------------      --------
BALANCES AT
DECEMBER 31, 1992                  $476,409    $14,755,812       $(5,087,516)       $(199,705)


Net loss                                                                             (195,415)
Treasury shares:
   Purchased                                                         (44,101)
   Sold                                                               59,100
Dividends Paid @ $1 per share                                                         (28,595)
                                 ----------     -----------       ----------       ----------

BALANCES AT
DECEMBER 31, 1993                   476,409      14,755,812       (5,072,517)        (423,715)


Net loss                                                                             (323,996)
Treasury shares:
   Purchased                                                          (2,520)
   Sold                                                               28,500
                                 ----------     -----------       ----------       ----------

BALANCES AT
DECEMBER 31, 1994                   476,409      14,755,812       (5,046,537)        (747,711)


Net loss                                                                              (98,190)
Treasury shares:
   Purchased
   Sold                                                               (1,080)
                                                                      42,500
                                 ----------     -----------       ----------       ----------

BALANCES AT
DECEMBER 31, 1995                  $476,409     $14,755,812      $(5,005,117)       $(845,901)
                                 ----------     -----------       ----------       ----------
                                 ----------     -----------       ----------       ----------



The accompanying notes are an integral part of these financial statements.

                   ALASKA NORTHWEST PROPERTIES INC.
                     STATEMENTS OF CASH FLOWS
        FOR THE YEARS  ENDED DECEMBER 31, 1995, 1994, AND 1993



                                                                                    1995            1994               1993
                                                                                    ----            ----               ----


Cash flows from operating activities:
Net loss                                                                             $(98,190)       $(323,996)       $(195,415)
Adjustments to reconcile net loss to cash used in operating activities:
  Depreciation and amortization                                                       140,831          161,808          184,537
  Gain on sale of real estate                                                        (509,298)         (58,633)         (18,888)
  (Gain) loss on sale of investments                                                  225,110         (163,042)           4,149
  Increase (decrease) in unrealized depreciation (appreciation) on investments         86,299          159,879         (174,902)

  Increase in restricted cash                                                         (88,110)               0                0
  Increase in deferred interest income                                                 60,826           58,633           25,109
  Other                                                                                (9,146)          17,724           63,675
                                                                                     --------         --------         --------

Net cash used in operating activities                                                (191,678)        (147,627)        (111,735)
                                                                                     --------         --------         --------

Cash flows from investing activities:
  Proceeds from disposal of assets                                                     15,396              150          372,791
  Collection of notes receivable                                                      113,040           54,311            7,684
  Maturing U.S. Government securities                                                 364,456          270,289          167,650
  Acquisition of U.S. Government securities                                          (412,013)        (317,548)        (241,539)
  Addition to property and equipment                                                  (43,653)          (6,205)         (78,464)
  Sale of land held for investment                                                     82,292                0                0
  Sale (Purchase) of other assets - net                                               116,904           98,948         (103,390)
                                                                                     --------         --------         --------

Net cash provided by investing activities                                             236,422           99,945          124,732
                                                                                     --------         --------         --------

Cash flows from financing activities:
  Treasury stock sales and purchases                                                   40,968           25,908           14,172
  Increase in long term debt                                                                0                0           24,000
  Decrease in long term debt                                                          (49,107)         (65,281)         (26,787)
  Dividends paid                                                                            0                0          (28,595)
                                                                                     --------         --------         --------

Net cash used in financing activities                                                  (8,139)         (39,373)         (17,210)
                                                                                     --------         --------         --------

Net increase (decrease) in cash and cash equivalents                                   36,605          (87,055)          (4,213)
Cash and cash equivalents:
  Beginning of period                                                                 111,214          198,269          202,482
                                                                                     --------         --------         --------

   End of period                                                                     $147,819         $111,214         $198,269
                                                                                     --------         --------         --------
                                                                                     --------         --------         --------



The accompanying notes are an integral part of these financial statements.

                         ALASKA NORTHWEST PROPERTIES INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT
         ACCOUNTING POLICIES

    OPERATIONS: The principal business of Company is real estate investment and operations. Company holds for investment purposes several parcels of undeveloped land in the vicinity of Fairbanks, Alaska, as well as Spieden Island, a 500 acre island in San Juan County, Washington. The primary operating properties include a facility building at the Fairbanks International Airport, a condominium unit in Honolulu, Hawaii, and lodging facilities on Spieden Island.

    ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

    OPERATING PROPERTY AND DEPRECIATION: Operating property and equipment acquired through purchase is carried at cost. Operating property and equipment are depreciated by the straight-line method over the estimated useful lives of the assets as follows:

    Buildings                               25-40 years
    Furniture, fixtures & equipment         5-15 years
    Leasehold costs and other               5-20 years
    Land improvements                       15 years

    LAND HELD FOR INVESTMENT:  Interest on debt and real estate taxes related
to land held for investment are charged to expense as incurred.   Land held for
investment includes land and under-water breakwater improvements that are amortized by the straight-line method over the estimated useful lives of the improvements. Land Held for Investment purchased is carried at cost or if acquired through foreclosure or repossession is carried at the lower of management's estimate of fair market value less estimated selling costs or the carrying value of the investment at the date of acquisition.

    CASH AND CASH EQUIVALENTS: Company considered all highly liquid investments with an initial maturity of three months or less at the date of purchase to be cash equivalents.

    INVESTMENTS AND OTHER ASSETS: Investments and other assets (including futures and options contracts) primarily represent trading securities, which are reported in the balance sheet at fair value at the reporting date utilizing quoted market prices. Realized gains and losses are recognized during the period in which sales occur or futures and options contracts closed.
Unrealized gains and losses are recognized and reported in the statements of operations as increase (decrease) in unrealized appreciation or (depreciation) during the period in which the changes in market value occur.

    INCOME TAXES: Income taxes, when material, are provided regardless of the period when such taxes will be paid in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes."

    TREASURY STOCK:  Treasury stock is accounted for under the cost method.

    COMMON SHARES OUTSTANDING AND LOSS PER COMMON SHARE: Loss per common share data has been computed based upon the average number of shares of common stock outstanding during the period. Stock options did not impact loss per share as they were antidilutive.

    INCOME RECOGNITION: Income from sales of real estate properties and land held for investment is generally recorded when the buyer's financial commitment is sufficient to provide economic substance to the transaction, and when other criteria of Financial Accounting Standards Statement No. 66 "Accounting for Sales of Real Estate" (FAS 66) are satisfied. Interest on each note is recognized in income as it accrues during the period it is outstanding with the exception of interest income on notes receivable for real estate transactions accounted for on the cost recovery method. However, if an uncertainty exists about the collectibility of a note, Company may establish a reserve for uncollected interest earned and recognize income only when cash is received. Company may also establish a reserve for doubtful accounts on notes receivable based on management's evaluation of the recoverability of the note. The evaluation of recoverability is made through comparison of the carrying value of the asset with its estimated net realizable value. See Note 2.

    FINANCIAL STATEMENT PRESENTATION: Certain reclassifications have been made to prior years' financial statements to conform to the current format.

    EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS: Recently issued accounting standards having relevant applicability to Company consist primarily of Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), which establishes accounting standards for, among other things, the impairment of long-lived assets and certain identifiable intangibles and Statement of Financial Accounting Standard No. 123 ("SFAS No. 123"), which establishes standards for accounting for stock-based compensation. SFAS No. 121 will be effective for financial statements having fiscal years beginning after December 15, 1995, and is not expected to have a significant effect, if any, on Company's financial condition or results of operation. SFAS No. 123 will be effective for financial statements for fiscal years beginning after December 15, 1995, and required pro forma disclosures will be included in such statements. It is not expected that Company will adopt the "fair value based method" of accounting for stock options, which is encouraged by SFAS No. 123, but rather will continue to account for such, utilizing the "intrinsic value based method" as is allowed by that statement.

NOTE 2 - OPERATING PROPERTY AND LAND HELD FOR INVESTMENT

    Company had three operating properties at December 31, 1995 and 1994. The properties consist of a commercial facility at the Fairbanks Airport in the State of Alaska, a condominium in the State of Hawaii, and lodging facilities on Spieden Island in the San Juan Islands, Washington. Each property was acquired by purchase and is carried at cost less accumulated depreciation. There are no material mortgages, liens or encumbrances against these properties and no proposed programs for significant renovation or improvement at this time. The properties are covered under a comprehensive insurance policy. The properties are held for operating as well as investment purposes. The Fairbanks Airport building is leased to a single tenant as disclosed in Notes 4 and 9. The Hawaii condominium is leased on an annual, biannual, and month-to-month basis, while the island facilities are leased on a month-to-month and daily basis. During 1995, Company had no purchases or repossessions of operating properties or land held for investment, and had land held for investment cash sales of three residential lots and a portion of a commercial lot in Fairbanks, Alaska, for a total pretax gain of $41,730.

    In 1994, Company had no purchases, repossessions or sales of operating properties or land held for investment.

    During 1993, Company sold two properties that were previously acquired by repossession through the foreclosure process. The significant details of the two properties are as follows:

    TANANA VILLAGE APARTMENTS (TVA): This property has been sold, repossessed and resold twice (repossessed and resold in 1986, repossessed in 1992 and resold in 1993). In 1986, this 36 unit apartment building was sold for $735,000. In June 1992, Company repossessed TVA, which secured a $680,000, 9.5% promissory note and another related $68,299, 13% note. Company accounted for the repossessed properties by recording the basis in the property at the remaining balance outstanding on the notes receivable, plus accrued interest receivable, net of deferred gains. The $613,643 net carrying value of the notes was lower than management's estimate of the fair market value less estimated selling costs as demonstrated by the subsequent resale described below. Tanana Village Apartments was resold on April 20, 1993, for $752,000. The terms of the sale included a $50,000 cash down payment and a $716,040 note receivable, adjusted annually to the prime rate plus 2% (See Note 3). Included in the note balance was $14,040 of delayed interest for the four months before the first payment date on August 20, 1993. Selling and other costs of $46,921 were incurred leaving a gain of $102,872 that was deferred in accordance with FAS 66 under the cost recovery method. Interest income is also deferred under the cost recovery method until the debtor's commitment exceeds Company's cost basis at the date of sale. Deferred interest income totaled $60,826, $58,633, and $25,109 in 1995, 1994 and 1993, respectively,

    GOLDEN NUGGET MOTEL: This 37 room motel was sold in 1978 for $1,420,000. In June 1993, Company repossessed the motel, which was collateral for a note receivable, with a remaining balance of $1,268,947. The carrying value of the note, net of deferred gain of $743,404 was $531,972. The property was recorded at the net carrying value of the note as the amount was lower than the market value less estimated selling costs as demonstrated by the subsequent resale described below. The motel was resold on December 30, 1993, for $1,144,755. The terms of the sale include a $150,000 cash down payment, a $820,490, 7.5% note receivable and a $174,265, 3% note receivable matching the terms of an underlying note payable with the SBA (See Note 6). Selling costs of $60,747 were incurred leaving a $551,311 gain that was deferred at the time of the 1993 sale under the installment method in accordance with FAS 66.

    During 1995, 1994, and 1993, Company recognized $43,166, $11,503 and
$72,240, respectively, of gains on the sale of real estate under the installment method in accordance with FAS 66. As a result of the debtor's continued additional investment, to such extent that there exists a substantial initial and continuing investment, Company recognized the remaining deferred gain of $424,402 under the full accrual method in accordance with FAS 66 in 1995.

    At December 31, 1995 and 1994, land held for investment consisted of properties that were zoned as follows:

General commercial or multifamily                $3,080,323     $3,097,576
Single family residence                             594,454        626,763
Multifamily residence                             1,028,321      1,028,321
                                                 ----------     ----------
                                                  4,703,098      4,752,660
Less accumulated depreciation                      (340,382)      (294,998)
                                                 ----------     ----------
                                                 $4,362,716     $4,457,662
                                                 ----------     ----------
                                                 ----------     ----------


NOTE 3 - NOTES RECEIVABLE

    At December 31, 1995 and 1994, long-term, non-recourse notes receivable from sales of real estate and other properties consisted of the following:


                                                       1995         1994
                                                       ----         ----
 7.5% note receivable with monthly
 installments of $6,610 beginning
 6-1-94 until paid in full, secured
 by a second mortgage on a motel
 and restaurant in the State of Alaska.               $793,325    $813,248

 9% note receivable (adjusted annually
 to the prime rate plus 2%) with
 monthly installments of $5,800 until
 paid in full. Secured by a building
 in the State of Alaska.                               673,896     707,606

 3% note receivable with variable
 monthly installments. The note
 receivable terms match the Note
 Payable to the SBA in Note 6.                          87,985     135,023

 8.5% note receivable with monthly
 installments of $543 until paid in
 full. Secured by a duplex in the
 State of Alaska.                                       60,355      63,724
                                                    ----------  ----------

                                                     1,615,561   1,719,601

Less deferred gain and deferred interest income       (247,441)   (654,183)
                                                    ----------  ---------

Total                                               $1,368,120  $1,065,418
                                                    ----------  ---------
                                                    ----------  ---------


 Principal payments on the above are expected as follows for the next five years:

1996                     $75,266
1997                      71,111
1998                      34,480
1999                     745,178
2000                      15,078
Thereafter               674,448
                         -------

                      $1,615,561
                      ----------
                      ----------

    Subsequent to December 31, 1995, the debtor on the 9% note receivable agreed to apply $262,667 in insurance proceeds to the outstanding balance on the note. In addition, Company agreed to release the portion of the collateral that was damaged to the debtor and reduce the related monthly payment from $5,800 to $3,365. This payment is not reflected in the five year summary above.

NOTE 4 - CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

    Financial instruments that potentially subject Company to concentration of credit risk consist primarily of notes receivable secured by real estate from debtors in the Fairbanks, Alaska region. It is Company's policy to require collateral sufficient to provide for full realization of a note receivable's net carrying value in any transactions where a note is accepted as consideration. Company's exposure in the event of nonperformance of the debtors is represented by the contractual amount of these notes.

    Company has considered the effect of the general downturn in economic activity in Fairbanks, Alaska over the past decade and the effect on individual debtors and collateral value of properties securing notes receivable. The primary impact of the economic conditions has been a decreased demand for vacant lots and other commercial properties. This decreased demand indirectly affects note receivable collection activities as the debtors are frequently involved in enterprises affected by these market factors. Management has specifically evaluated the value of the underlying collateral and credit history of individual debtors for each note and has determined that no allowance for doubtful accounts is necessary based upon the sufficiency of the collateral and credit information about each debtor.

    During 1995 and 1994, approximately 95% and 85% respectively, of total interest income, including amounts deferred under the cost recovery method of accounting was received from two debtors. During both 1995 and 1994, one major tenant of the Fairbanks Airport operating property accounted for 46% of rent income (see Note 9).

NOTE 5 - FUTURES, OPTIONS, AND OTHER ASSETS

    Company's investment portfolio includes financial instruments which have off-balance-sheet risk. These financial instruments include options written and futures contracts which involve, to varying degrees, elements of credit and market risk in excess of the amount recognized in the financial statements. These contracts were entered into for the potential investment return to Company. Company controls the credit and market risk of its futures and option contracts through credit approvals, limits, and monitoring procedures.

     Company maintains trading positions in precious metals and stock index derivative financial instruments that are comprised of futures and futures options contracts. Futures contracts are forward-based contracts to make or take delivery of a specified financial instrument or commodity at a specified future date or during a specified period. The risk associated with futures contracts arises from the market movements in the underlying commodities or securities value. Option contracts allow, but do not require, the holder to buy or sell (or purchaser to call or put) a specified financial instrument or commodity at a specified price during a specified period. At the inception of an option contract, the seller charges a fee in exchange for assuming the risk of an unfavorable change in the price of the underlying security. Premiums received are deferred until contracts close or expire. Futures and futures options are standardized contracts traded on an organized exchange. To ensure an orderly market, the exchange specifies maximum daily price fluctuations for each type of contract.

     Brokers require both buyers and sellers of futures and futures options contracts to deposit assets (such as cash or government securities) when contracts are initiated and require additional (or release) collateral on a daily basis as contracts are marked to market. At December 31, 1995, approximately $90,000 and $115,000 of Company's cash and government securities, respectively, are pledged as security for open contracts and are accordingly restricted as to withdrawal.

     The estimated fair value of open futures and futures options contracts represents amounts that Company would pay, or receive, to terminate the contracts at the reporting date, taking into account unrealized gains or losses of open contracts and premiums received from writing options. The negative fair value is reported in the accompanying balance sheets as liability for unsettled futures and options contracts. The liability for unsettled futures and options contracts approximated $203,000 and $31,000 at December 31, 1995 and 1994, respectively. The average negative fair values during the years ended December 31, 1995 and 1994 did not vary materially from the respective year end values.

     Company's futures and futures options contracts are relatively short-term, generally 6 months to less than 2 years. At December 31, 1995, notional (or contract) amounts of unsettled futures and futures options contracts approximated $900,000 and $1.5 million, relating to precious metals and stock index derivatives, respectively. The contract amounts do not represent amounts exchanged, and thus, are not a measure of Company's exposure though its use of such financial instruments.

     During the years ended December 31, 1995 and 1994, recorded net realized and unrealized losses relating to derivative financial instruments are approximately as follows:


   Class of Derivative Instrument:              1995                    1994
                                                ----                    ----

     Commodities                              $(19,000)               $(11,000)
     Stock Index                              (300,000)                  7,000
                                              --------                --------

                                             $(319,000)                $(4,000)
                                             ---------                --------
                                             ---------                --------

     During the year ended December 31, 1995, Company sold the physical quantities of precious metals that it owned and recorded a net gain of approximately $1,400.

NOTE 6 - NOTES PAYABLE

At December 31, 1995 and 1994, Company's notes payable consisted of the following:

                                                       1995             1994
                                                       ----             ----

3% Small Business Administration note
secured by a motel, payable in monthly
installments through 1997.                            $87,985         $134,958

7% mortgage secured by building, payable
in monthly installments through 2004.                  23,721           25,855
                                                      -------         --------


               Total                                  $111,706        $160,813
                                                      --------        --------
                                                      --------        --------

Principal payments on the above are due as follows:

     1996           $51,001
     1997            41,727
     1998             2,631
     1999             2,788
     2000             2,956
     thereafter      10,603
                     ------
                   $111,706
                   --------
                   --------

Cash paid for interest in 1995, 1994, and 1993 was $5,300, $7,328, and $8,629,
respectively.


NOTE 7 - INCOME TAXES

     Company accounts for income taxes utilizing the liability method required by the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are determined based on tax carry forwards and the differences between financial reporting and the tax basis of assets and liabilities. These tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Company has considered available evidence supporting the realization of net deferred tax assets including future reversal of temporary differences and future taxable income exclusive of temporary differences in the carry forward period of loss and credit carry forwards. At December 31, 1995 and 1994, Company had net operating loss carry forwards totaling approximately $1.3 million and $1 million, respectively, that may be offset against future taxable income and start expiring in the year 2004. Additionally, Company has capital loss carryforwards totaling $240,000 that may be offset against future capital gains through the year 2000. On the basis of these factors and Company's recent loss history, Company has provided a valuation allowance for the full amount of the deferred tax asset at December 31, 1995 and 1994 with no effect on net income for the current and prior period. The valuation allowance will be reevaluated on a quarterly basis.

     Company's deferred tax liabilities and deferred tax assets relate to tax loss carryforwards and temporary differences in the basis of real estate assets and notes receivable and differences in the timing of recognition of gains on sales of real estate for financial and tax return purposes and are presented below:

                             December 31,          December 31,
                                 1995                  1994
                                 ----                  ----
Deferred tax liabilities     $  197,000            $   88,000
Deferred tax assets             435,000               365,000
Valuation Allowance             238,000               277,000


NOTE 8 - TREASURY STOCK AND STOCK OPTIONS

     On June 17, 1987, a 1 for 10 reverse stock split became effective and the outstanding shares were reduced to approximately 29,428 shares of new common stock. A liability was recorded for the fractional shares outstanding after the reverse stock split. During 1995 and 1994, total purchases of fractional shares amounted to $452 and $72 respectively. As of December 31, 1995 and 1994, Company had 29,087 and 28,843 shares of common stock outstanding and a $34,324 and $34,776 liability for fractional shares yet to be purchased. Total common stock issued and authorized, treasury stock, outstanding shares, amounts per share and stock options were adjusted to an equivalent reverse stock split basis.

     During 1995 and 1994, Company purchased 8 and 14 shares, respectively, of its own common stock from various unaffiliated stockholders and sold 250 and 170 shares, respectively, of treasury stock via the exercise of stock options. During 1993, Company purchased 248 shares of its own common stock from various unaffiliated stockholders as part of a tender offer to shareholders with less than 5 shares and sold 354 shares of treasury stock via the exercise of stock options.

     The Board of Directors has granted five-year non-qualified stock options to directors, officers and certain key employees which were exercisable on the date of grant and expire in 1996 and 1997. The option prices were determined using the average of the bid and ask prices of Company's stock on the date of grant. Stock option information is summarized as follows:

                                  1995            1994          1993
                                  ----            ----          ----
End of year:
  Options outstanding               795            1,045         1,415
During the year:
  Options exercised                 250              170           354
  Options forfeited                   0              200             0
Average prices per share:
  Options outstanding           $190.00          $185.22       $176.71
  Options exercised              170.00           167.65        166.95

NOTE 9 - LEASE COMMITMENTS, RENT INCOME & RENT EXPENSE

     Company owns a facility building in Fairbanks, Alaska which is located on land leased from the State of Alaska until year 2004. Company, as lessor, has entered into a long-term sub-lease with the major tenant of this property, Northern Air Cargo. The lease, which has been extended through February 1997, provides for minimum annual rental income of $104,640. The terms of the agreement provide that the tenant is responsible for all operating expenses except property taxes. Company also owns a condominium unit in Honolulu, Hawaii, which is subject to a land lease through 1997 and has been leased to a private party through June of 1996. The lease and related sub-lease in effect at December 31, 1995, for the Fairbanks Airport Building and the Hawaii Condo provide for the following minimum annual rental commitments and sub-lease income:

                 Gross      Less sublease      Net
                Commitments  rental income    Commitments
                -----------  -------------    -----------
1996               $ 20,800    $ (121,020)         $ (100,220)
1997                 20,800       (17,440)              3,360
1998                 20,280             0              20,280
1999                 20,280             0              20,280
2000                 20,280             0              20,280
2001-2004            70,995             0              70,995
                     ------    ----------              ------

Total Lease
Payments           $173,435     $(138,460)            $34,975
                   --------     ---------             -------
                   --------     ---------             -------

     Company has rent income from other operating properties that are leased or rented on a month to month basis. Total lease and rental income on all operating properties aggregated $224,000, $228,000, and $330,000, respectively in 1995, 1994 and 1993.

     Company incurred total lease and rent expenses of $38,824, $38,824 and $41,519 in 1995, 1994, and 1993, respectively.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Alaska Northwest Properties Inc.

     We have audited the accompanying balance sheet of Alaska Northwest Properties Inc. (the Company) as of December 31, 1995 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alaska Northwest Properties Inc. at December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


/s/ BDO Seidman, LLP
--------------------
BDO Seidman, LLP
Seattle, Washington
February 15, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Shareholders
Alaska Northwest Properties Inc.
Seattle, Washington

     We have audited the accompanying balance sheet of Alaska Northwest Properties Inc. as of December 31, 1994 and the related statements of operations, cash flows, and shareholders' equity, for each of the years in the two-year period ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alaska Northwest Properties Inc. as of December 31, 1994, and the results of its operations and its cash flows for each of the years in the two-period ended December 31, 1994 in conformity with generally accepted accounting principles.



/s/ Clark Nuber P.S.
--------------------
Clark Nuber P.S.
Certified Public Accountants
Bellevue, Washington
February 10,1995

                             INTERIM FINANCIAL DATA

                        ALASKA NORTHWEST PROPERTIES INC.
                           BALANCE SHEETS (UNAUDITED)
                             (dollars in thousands)


ASSETS                                                          9/30/96    12/31/95
                                                                -------    --------
OPERATING PROPERTY AND EQUIPMENT, as cost:
  Land and land improvements                                    $  393       $  393
  Buildings                                                      1,318        1,318
  Furniture, fixtures and equipment                                234          195
  Leasehold costs and other                                        218          218
                                                              --------     --------
                                                                 2,163        2,124

Less accumulated depreciation and amortization                 (1,365)      (1,311)
                                                                   798          813

LAND HELD FOR INVESTMENT, at cost
  (net of accumulated depreciation of $543 and $523,
  respectively)                                                  6,995        7,015
NOTES RECEIVABLE (net of deferred
  gain of $0 and $247, respectively)                             1,292        1,368
CASH AND CASH EQUIVALENTS                                          183          148
RESTRICTED CASH                                                    130           88
U.S. GOVERNMENT SECURITIES, at cost                                364          218
OTHER ASSETS                                                       100          104
                                                              --------     --------
TOTAL ASSETS                                                    $9,862       $9,754
                                                              --------     --------
                                                              --------     --------

LIABILITIES AND SHAREHOLDERS' EQUITY

NOTES PAYABLE                                                      $66         $112
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                            94           58
LIABILITY FOR UNSETTLED FUTURES AND OPTIONS
  CONTRACTS                                                        338          203
                                                              --------     --------
TOTAL LIABILITIES                                                  498          373
                                                              --------     --------

SHAREHOLDERS' EQUITY:
  Common stock $1.00 par value, authorized 50,000 shares,
  issued 47,641                                                    476          476
  Capital in excess of par value                                14,756       14,756
  Treasury stock, at cost (1996 - 17,973; 1995 - 18,554
  shares)                                                      (4,895)      (5,005)
  Retained deficit                                               (973)        (846)
TOTAL SHAREHOLDERS' EQUITY                                       9,364        9,381
                                                              --------     --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $ 9,862      $ 9,754
                                                              --------     --------
                                                              --------     --------

The accompanying notes are an integral part of these financial statements.

                        ALASKA NORTHWEST PROPERTIES INC.
                      STATEMENTS OF OPERATIONS (UNAUDITED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                          1996          1995
                                                          ----          ----
REVENUES
  Interest Income                                           $86           $69
  Building and Land Rents                                   191           183
  Other Income                                                3             6
                                                        -------     ---------

                                                            280           258
                                                        -------     ---------
EXPENSES
  Operating Expenses                                        245           279
  General and Administrative Expenses                       185           192
  Interest Expense                                            3             4
                                                        -------     ---------

                                                            433           475
                                                        -------     ---------
OTHER INCOME (EXPENSE)
  Gain on sale of real estate                               260            46
  Loss on sale of investments                             (251)         (115)
  Increase (decrease) in unrealized appreciation
  (depreciation) on investments                              16          (92)
                                                        -------     ---------

                                                             25         (161)
                                                        -------     ---------

LOSS FROM OPERATIONS BEFORE INCOME TAXES                  (128)         (378)

PROVISION FOR INCOME TAXES                                    0             0
                                                        -------     ---------

NET LOSS                                                 $(128)        $(378)
                                                         ------        ------
                                                         ------        ------

AVERAGE SHARES OUTSTANDING                               29,379        29,088
                                                         ------        ------
                                                         ------        ------

NET LOSS PER COMMON SHARE:                              $(4.36)      $(13.00)
                                                        -------      --------
                                                        -------      --------


The accompanying notes are an integral part of these financial statements.

                        ALASKA NORTHWEST PROPERTIES INC.
                 STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                             (DOLLARS IN THOUSANDS)


                                 Common Stock
                        ------------------------------


                                     Capital in
                        $1.00 Par     Excess of                   Retained
                          Value       Par Value   Treasury Stock   Deficit
                          -----       ---------   --------------   -------
BALANCES AT DECEMBER
31, 1995                    $476        $14,756       $(5,005)       $(846)
Net loss                                                              (127)
Treasury shares:
   Purchased                                               (2)
   Sold                                                   112
                         -------     ----------     ---------      -------
BALANCES AT
SEPTEMBER 30, 1996          $476        $14,756       $(4,895)       $(973)
                            ----        -------       --------       ------
                            ----        -------       --------       ------


The accompanying notes are an integral part of these financial statements.

                        ALASKA NORTHWEST PROPERTIES INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                             (AMOUNTS IN THOUSANDS)

                         Net increase (decrease) in cash


                                                              1996        1995
                                                              ----        ----
Cash flows from operating activities:
Net loss                                                     $(127)      $(378)
Adjustments to reconcile net loss to cash used in
    operating activities:
    Depreciation and amortization                                74         108
    Gain on sale of real estate                               (260)        (46)
    Loss on sale of investments                                 251         115
    Increase (decrease) in unrealized depreciation
      (appreciation) on investments                            (16)          92
    Increase in accounts payable                                 36          12
    Other                                                      (26)          30
                                                            -------     -------

Net cash used in operating activities                          (68)        (67)
                                                            -------     -------

Cash flows from investing activities:
    Proceeds from disposal of assets                              0          15
    Collection of notes receivable                              323          86
    Maturing U.S. Government securities                         315         316
    Acquisition of U.S. Government securities                 (461)       (363)
    Addition to property and equipment                         (38)        (44)
    Sale of land held for investment                              0          36
    (Purchase) Sale of other assets                           (100)          45
                                                            -------     -------

Net cash provided by investing activities                        39          91
                                                            -------     -------

Cash flows from financing activities:
    Treasury stock sales and purchases                          109          42
    Decrease in long term debt                                 (45)        (36)
    Unclaimed dividends                                           0           2
                                                            -------     -------

Net cash provided by financing activities                        64           8
                                                            -------     -------

Net increase in cash and cash equivalents                        35          32

Cash and cash equivalents:
    Beginning of period                                         148         111
    End of period                                              $183        $143
                                                            -------     -------
                                                            -------     -------


The accompanying notes are an integral part of these financial statements.

                        ALASKA NORTHWEST PROPERTIES INC.
                          NOTES TO FINANCIAL STATEMENTS


1. The 1995 Annual Report on Form 10-K of Company includes a summary of significant accounting policies and should be read in conjunction with these interim financial statements. The financial statements presented herein include all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary to present fairly the operating results for the interim periods reported. The results of operations for the nine months ended September 30, 1996 and 1995, are not necessarily indicative of the results of operations for the entire year. These financial statements are unaudited, condensed and do not contain all information required by generally accepted accounting principles to be included in a full set of annual financial statements. Certain reclassification's have been made to prior year's financial statements to conform to the current format.


2. Company reached an agreement with a debtor on an allocation of insurance proceeds totaling $337,667, received when one of three apartment buildings, securing a 9% note receivable, was destroyed in a fire in Fairbanks, Alaska. The debtor received an initial insurance disbursement of $50,000 and applied half of the proceeds to the mortgage, as required by Company, in an agreement dated September 8, 1995. Under the agreement dated February 23, 1996, the debtor applied $262,667 to the mortgage on the note receivable, while retaining the remaining $75,000 for improvements to the remaining collateral. As a result of continued additional investment on the part of the debtor, to whom Company sold the property in 1993, Company recognized a real estate gain of $260,731, including $13,290 in deferred interest income in the first quarter, under the full accrual method of accounting for real estate sales in accordance with FAS
66. During the second quarter, payments commenced under a mortgage reduction agreement and have been received in a timely manner.

3. Company's futures and futures options contracts are relatively short-term, generally 6 months to less than 2 years. At September 30, 1996, notional (or contract) amounts of unsettled futures and futures options contracts approximated $900,000 and $700,000, relating to precious metals and stock index derivatives, respectively. The notional amounts do not represent amounts exchanged, and thus, are not a measure of Company's exposure through its use of such financial instruments. Company realized a gain of approximately $12,000 from the termination of futures and futures options contracts for the third quarter of 1996, compared to a realized loss of approximately $117,000 for the same period in 1995. At September 30, 1996, an increase in the unrealized appreciation on investments, primarily futures and futures options, was approximately $16,000, compared to an increase in the unrealized depreciation of approximately $92,000 at September 30, 1995. The liability for unsettled futures and options contracts approximated $338,000 and $203,000 at September 30, 1996, and December 31, 1995, respectively.

4. Earnings per share are computed using the weighted-average number of common shares outstanding.

                    PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma condensed financial information has been prepared in accordance with guidelines established by regulations promulgated by the Securities and Exchange Commission.


     The accompanying unaudited pro forma balance sheet of Alaska Northwest Properties, Inc. ("Company") presents the balance sheet of the Company at September 30, 1996 and gives effect to: (i) the acquisition of Additional Properties in exchange for the Note, (ii) the receipt of $20 million cash from UTR, (iii) the Spin-Off Distribution of all Company assets and liabilities, excluding the Island and the Note and including the Additional Properties and the $20 million cash, to ANP, LLC ("LLC"), and (vii) the merger of UTR with and into Company. After consummation of transactions contemplated by the merger, Company will be 100% owned by its sole shareholder and will own, as its sole significant asset, the Island and will have a capital structure comprised of a $2.2 million Note payable to its new shareholder and $20 million of capital stock.



     The accompanying unaudited pro forma balance sheet of LLC presents the balance sheet of LLC at September 30, 1996 after giving effect to: (i) the distribution to LLC of Company assets and liabilities, excluding the Island and the Note and including the Additional Properties, (ii) receipt of $20 million cash, (iii) the distribution of cash in lieu of fractional LLC Interests to former Company shareholders, (iv) payment of the Per Share Obligation to former Company shareholders, and (v) payment of related transaction costs and expenses. The unaudited pro forma statements of operations of LLC for the year ended December 31, 1995 and for the nine months ended September 30, 1996 include the results of operations of Company for the respective periods, exclusive of operating results relating to the Island. In accordance with guidelines established by the Securities and Exchange Commission, pro forma results of operations do not give effect to imputed earnings on net cash received by the LLC which remains from the $20 million cash proceeds after distributions to former Company shareholders.

                        ALASKA NORTHWEST PROPERTIES INC.
                   Unaudited Pro Forma Condensed Balance Sheet
                               September 30, 1996
                             (dollars in thousands)



ASSETS                                                    Historical         Adjustments         Proforma
                                                         -----------       -------------       ----------
Properties                                               $    7,793        $  2,200(a)          $  23,030
                                                                             (6,963)(c)
                                                                             20,000(c)
Notes Receivable                                              1,292          (1,292)(c)                --

Cash, Investments and Other Assets                              777            (772)(c)                 5
                                                                             20,000(b)
                                                                            (20,000)(c)
                                                        ---------------------------------------------------
                                                         $    9,862        $ 13,173             $  23,035
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY                      Historical         Adjustments         Proforma
                                                         -----------        ------------        ---------
Notes Payable                                            $       66         $   (66)(c)          $      --

Note Payable to Shareholder                                      --           2,200(a)              2,200

Accounts Payable and Other Accrued Liabilities                  432            (421)(c)                11

Shareholders' Equity                                          9,364          (8,540)(c)            20,824
                                                                             20,000(b)
                                                        ---------------------------------------------------
                                                         $    9,862        $ 13,173             $  23,035
                                                        ---------------------------------------------------
                                                        ---------------------------------------------------



See Accompanying Notes to Pro Forma Financial Information.

                                    ANP, LLC

                   Unaudited Pro Forma Condensed Balance Sheet
                               September 30, 1996
                             (dollars in thousands)



ASSETS                                              Historical         Adjustments        Proforma
                                                   -----------       -------------      ----------
Operating Property and Equipment                   $      --          $    408 (d)       $     408
Land Held for Investment                                  --             6,555 (d)           6,555
Notes Receivable                                          --             1,292 (d)           1,292
Cash and Cash Equivalents                                 --               178 (d)           4,293
                                                          --            20,000 (d)
                                                                       (13,410)(f)
                                                                        (2,475)(e)
Investments and Other Assets                              --               594 (d)             594
                                                ---------------------------------------------------
                                                   $      --          $ 13,142           $  13,142
                                                ---------------------------------------------------
                                                ---------------------------------------------------


LIABILITIES AND MEMBERS' EQUITY                     Historical         Adjustments        Proforma
                                                   -----------       -------------      ----------
Notes Payable                                      $      --          $     66 (d)           $  66
Accounts Payable and Other Accrued Liabilities            --               421 (d)             421

Payable for Per Share Obligation                                        12,410 (d)
                                                                       (12,410)(f)
Payable for Transaction Costs                                            1,000 (d)
                                                                        (1,000)(f)

Members' Equity                                           --            15,130 (d)          12,655
                                                          --            (2,475)(e)
                                                ---------------------------------------------------
                                                   $      --          $ 13,142           $  13,142
                                                ---------------------------------------------------
                                                ---------------------------------------------------



 See Accompanying Notes to Pro Forma Financial Information.

                                        ANP, LLC
              Unaudited Pro Forma Condensed Statement of Operations
                  For the Nine Months Ended September 30, 1996
                             (dollars in thousands)



REVENUES                                               Historical         Adjustments         Proforma
                                                     ------------        ------------        ---------
Interest Income                                            $86                                   $86
Building and Land Rents                                    191               $(83)(g)            108
Other Income                                                 3                                     3
                                                       ----------        ------------        ---------
                                                           280                (83)               197
                                                       ----------        ------------        ---------
EXPENSES
Operating Expenses                                         245                (75)(g)            170
General & Administrative                                   185                 (4)(g)            181
Interest Expense                                             3                                     3
                                                       ----------        ------------        ---------
                                                           433                (79)               354
                                                       ----------        ------------        ---------

OTHER INCOME (EXPENSE)
Gain on sale of real estate                                260                                   260
Loss on sale of investment                                (251)                                 (251)
Increase (decrease) in unrealized appreciation
(depreciation) on investments                               16                                    16
                                                       ----------        ------------        ---------
                                                            25                                    25
                                                       ----------        ------------        ---------

LOSS FROM OPERATIONS BEFORE TAXES                         (128)                (4)              (132)

PROVISION FOR INCOME TAXES                                  --                                    --
                                                       ----------        ------------        ---------


NET LOSS                                                 $(128)               $(4)             $(132)
                                                       ----------        ------------        ---------
                                                       ----------        ------------        ---------




_____________________
See Accompanying Notes to Pro Forma Financial Information.

                                    ANP, LLC
              Unaudited Pro Forma Condensed Statement of Operations
                      For the Year Ended December 31, 1995
                             (dollars in thousands)


REVENUES                                               Historical         Adjustments         Proforma
                                                       ----------        ------------        ---------
Interest Income                                           $  89                                $  89
Building and Land Rents                                     224            $  (84)(g)            140
Other Income                                                 11                                   11
                                                       ----------        ------------        ---------
                                                            324               (84)               240
                                                       ----------        ------------        ---------
EXPENSES
Operating Expenses                                          376              (112)(g)            264
General & Administrative                                    239                (3)(g)            236
Interest Expense                                              5                                    5
                                                       ----------        ------------        ---------
                                                            620              (115)               505
                                                       ----------        ------------        ---------

OTHER INCOME (EXPENSE)
Gain on sale of real estate                                 509                                  509
Loss on sale of investment                                 (225)                                (225)
Increase (decrease) in unrealized appreciation
(depreciation) on investments                               (86)                                 (86)
                                                       ----------        ------------        ---------
                                                            198                --                198
                                                       ----------        ------------        ---------

LOSS FROM OPERATIONS BEFORE TAXES                           (98)               31                (67)

PROVISION FOR INCOME TAXES                                   --                                   --
                                                       ----------        ------------        ---------

NET LOSS                                                 $  (98)              $31             $  (67)
                                                       ----------        ------------        ---------
                                                       ----------        ------------        ---------



_____________________

See Accompanying Notes to Pro Forma Financial Information.

                        ALASKA NORTHWEST PROPERTIES INC.


                    NOTES TO PRO FORMA FINANCIAL INFORMATION


a. To record the Company's acquisition of the Additional Properties having a fair value of $2.2 million in exchange for a $2.2 million note payable (the "Note").

b.   To record the pro forma receipt of $20 million cash.

c. To record the Spin Off Distribution of all Company assets and liabilities, excluding the Island and the Note and including the Additional Properties and the $20 million cash, from the Company to LLC, and record the cash paid as an increase in the Company's cost basis of the Island.

d. To record the LLC's assignment and assumption of the Spin Off Distribution of all Company assets and liabilities, excluding the Island and the Note and including the Additional Properties and the $20 million cash, and record the liabilities for payments of the Per Share Obligation and related transaction costs.

e. To record distribution of cash for fractional LLC interests of approximately $2.5 million.

f. To record payment of the estimated Per Share Obligation of approximately $12.5 million and related transaction costs, primarily commissions and taxes, of approximately $1 million.

g.   To record elimination of operating results related to the Island.

                                     Exhibits

A. Agreement and Plan of Reorganization (Incorporated by Reference to Exhibit A to Company's Preliminary Proxy Statement filed December 13, 1996)

B. Agreement and Plan of Distribution (Incorporated by Reference to Exhibit B to Company's Preliminary Proxy Statement filed December 13, 1996)

C. Pro Forma Closing Schedule (Incorporated by Reference to Exhibit C to Amendment Number 1 to Company's Preliminary Proxy Statement, filed February 4, 1997)

D. DISSENTERS' RIGHTS (Incorporated by Reference to Exhibit D to Company's Preliminary Proxy Statement filed December 13, 1996)

E. LLC Agreement (Incorporated by Reference to Exhibit E to Company's Preliminary Proxy Statement filed December 13, 1996)

                                       [FRONT]

                                        PROXY

                           ALASKA NORTHWEST PROPERTIES INC.


                SPECIAL MEETING OF SHAREHOLDERS - MARCH 11, 1997


             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Ronald F. Cosgrave and Michael W. Shimasaki, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of Common Stock of Alaska Northwest Properties Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders of Company to be held on March 11, 1997 at the offices of Preston Gates & Ellis LLP, 701 Fifth Avenue, Suite 5000, Seattle, Washington 98104 at 10:00 a.m., Seattle, Washington time, and at any adjournment or adjournments thereof, and authorizes and instructs said proxies to vote in the manner directed below. A VOTE IN FAVOR OF THE MERGER WILL HAVE THE EFFECT OF CAUSING THE SPIN-OFF AND DISTRIBUTION OF LLC INTERESTS TO OCCUR RESULTING IN SHAREHOLDERS RECIEVING INTERESTS IN THE LLC AND/OR THE CASH EQUIVALENT VALUE OF SUCH LLC INTERESTS. AS DESCRIBED IN THE PROXY STATEMENT THE LLC WILL DIFFER FROM COMPANY AS TO THE COMPOSITION OF ITS ASSETS, ITS GOVERNANCE AND TAX CONSEQUENCES:


THE COMBINED EFFECT OF THE MERGER AND THE SPIN-OFF DISTRIBUTION WILL BE THAT THE SHAREHOLDERS WILL HAVE NO EQUITY INTEREST IN COMPANY OR SPIEDEN ISLAND IF THE MERGER IS APPROVED AND ONCE THE SPIN-OFF IS CONSUMATED.


1. On the Proposal to Approve and Adopt the Merger and Merger Agreement as described in the accompanying Proxy Statement:
/ /  FOR    / /  ABSTAIN   / /  AGAINST

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, upon matters incident to the conduct of the meeting.

                                      [REVERSE]

This proxy when properly signed will be voted and will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.


                              ------------------------------
                              Signature

                              ------------------------------
                              Signature, if held jointly


                              Dated:                     , 1997
                                     --------------------

                                   IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY.
                                   When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.